Exhibit 99.6

UPDATE ON QUÉBEC'S ECONOMIC
AND FINANCIAL SITUATION - FALL 2024

Section A

Overview

Section B

Responding to Priority Issues

Section C

Optimizing and Updating the Tax System

Section D

The Québec Economy:

Recent Developments and Outlook for 2024 and 2025

Section E

Québec's Financial Situation

Section F

The Québec Government's Debt

Section G

Alternative Forecast Scenarios

Section A

OVERVIEW

SUMMARY	A.3

1. Addressing priority issues	A.9

1.1 Increasing support for the forestry sector	A.9

1.2 Consolidating support for Quebecers	A.10

1.3 Fostering community development	A.10

1.4 Ensuring the safety of communities	A.10

2. Optimizing and updating the tax system	A.11

2.1 Continuing the review of tax expenditures	A.12

2.2 Indexing the tax system by 2.85% for the benefit of all Quebecers	A.13

3. Québec's economic situation	A.15

4. Québec's financial situation	A.17

4.1 Financial framework	A.18

4.2 Reducing the debt burden	A.22

APPENDIX: Québec's economic outlook - 2022 to 2028	A.23

A.1

SUMMARY

In the fall 2024 Update on Québec's Economic and Financial Situation, the government addresses priority issues. It supports the forestry sector, promotes housing, supports public transit bodies, contributes to the vitality of Montréal and the Capitale-Nationale, and ensures the safety of communities, particularly in response to the impact of flooding. It also takes action aimed at optimizing and updating government tax expenditures.

Although the economic situation is improving, the geopolitical context is still fraught with uncertainty. The government continues to exercise rigour and ensure sound management of public finances.

❏ Québec's economic situation

Monetary tightening has had the desired effect worldwide. In 2023, the policy rate hikes in most economies helped slow down the growth in demand and keep inflation under control. In 2024, the global economy has proven resilient to these restrictive monetary policies. Moreover, progress in the fight against inflation has enabled central banks to begin their monetary easing cycle.

Compared to the Québec Budget Plan - March 2024, real gross domestic product (GDP) growth for 2024 has been adjusted upwards in the majority of economies.1

— In 2024, global real GDP growth is expected to be 3.2%, compared to the increase of 2.8% that was forecast in March.

Economic activity in Québec has already begun to pick up after slowing significantly in 2023. Real GDP growth is expected to stand at 1.2% in 2024. In March, growth of 0.6% was forecast.

— Consumer spending will remain the main driver of economic growth, underpinned by strong population growth and improved household purchasing power.

Over the coming months, inflation in Canada is expected to remain within the target range, which will allow the Bank of Canada to continue its monetary easing.

— The return of inflation to a low, predictable level and the gradual reduction in interest rates will create an economic environment conducive to sustainable growth.

— In Québec, economic growth is expected to accelerate to 1.5% in 2025.

TABLE A.1 Economic growth
(real GDP, percentage change)
	2022	2023	2024	2025
Québec	3.4	0.6	1.2	1.5
Canada	4.2	1.5	1.2	1.7
United States	2.5	2.9	2.6	1.8
World(1)	3.6	3.3	3.2	3.2

(1) Global real GDP is expressed in purchasing power parity.

Sources: Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, S&P Global, LSEG Datastream, Bloomberg, Eurostat and Ministère des Finances du Québec.

 ________________________________

1 Unless otherwise indicated, the fall 2024 update reflects economic data available as at November 8, 2024.

Overview	A.3

❏ Addressing priority issues

In the Update on Québec's Economic and Financial Situation - Fall 2024, the government invests $2.1 billion over five years to support the forestry sector, consolidate support for Quebecers, foster community development, and ensure their safety. As such:

— the government is providing financial assistance to the forestry sector to support wood processing and increase reforestation efforts;

— it is investing to accelerate housing construction, to better support social assistance recipients and to provide additional support to young people leaving youth protection services;

— it is supporting the transition of public transit bodies, to help them meet the challenges they face and funding the implementation of numerous economic development projects to contribute to the vitality of Montréal and the Capitale-Nationale;

— it is helping the victims of flooding in summer 2024, financing the rebuilding of damaged infrastructure and providing greater support to municipalities that deliver many services in the event of a disaster;

— it is adding 18 cell sites in the Bas-Saint-Laurent, Mauricie and Saguenay-Lac-Saint-Jean regions to enhance safety;

— lastly, under a tripartite agreement with the Kativik Regional Government and the federal government, the Québec government is ensuring that police coverage obligations are honoured in Nunavik.

❏ Optimizing and updating the tax system

In Budget 2024-2025, the government announced a review of all of its tax expenditures, including those related to the personal income tax system, the corporate tax system and the consumption tax system. The actions resulting from this review will be aimed at optimizing government tax expenditures while promoting economic growth. They are part of the plan to restore fiscal balance, which will be presented at the time of publication of Budget 2025-2026, to contribute to intergenerational equity.

Accordingly, this update provides for the optimization of the tax credit for career extension, making it more effective and better adapted to the current labour market context. In addition, capital gains tax measures have been announced since the last budget to ensure harmonization with changes to the federal tax system.

— Together, the adjustments to the tax credit for career extension and those to tax measures related to capital gains represent a reduction in tax expenditures of close to $3.4 billion over five years.

In addition, the government is announcing that Quebecers will benefit from an indexation of the personal income tax system parameters at a rate of 2.85% as of January 1, 2025, representing a tax relief of $5.2 billion over five years.

The actions outlined in the fall 2024 update are in addition to the steps already taken as part of Budget 2024-2025 to optimize government action.2

________________________________

2 The measures announced in the last budget represented additional revenue of $2.9 billion over five years and were aimed at adjusting certain tax assistance measures for businesses, asking government enterprises for optimization efforts, continuing its tobacco control efforts and ensuring the fairness and integrity of the tax system.

A.4	Update on Québec’s Economic and Financial Situation

❏ Management of public finances

Québec's public finances have temporarily deteriorated for the period from 2023-2024 to 2025-2026 due, in particular, to the synchronized slowdown in the global economy under the weight of monetary tightening by most central banks.

In 2023, the Québec economy, already affected by this slowdown, was also hit by one-off factors, including a period of drought and forest fires that affected the forestry sector as well as electricity production and exports. However, these cyclical factors do not compromise the strategy to restore fiscal balance.

On a comparable basis to the budgetary balances of other Canadian provinces and the federal government, that is, before deposits in the Generations Fund, Québec's accounting deficit[3] remains at $8.8 billion in 2024-2025, or 1.4% of GDP.

The government is maintaining its budgetary deficit, after deposits of dedicated revenues in the Generations Fund, at $11.0 billion in 2024-2025,4 representing 1.8% of GDP.

— The continuation of actions related to the review of tax expenditures enables the government to announce an improvement in the budgetary balance of nearly $700 million in 2028-2029 and a reduction in the structural deficit to $3.2 billion, or 0.5% of GDP.

The government will table a plan to restore fiscal balance when Budget 2025-2026 is released.

Furthermore, as at March 31, 2025, the net debt burden will stand at 39.0% of GDP. This is lower than the pre-pandemic level, which was 40.9% of GDP as at March 31, 2020. The government maintains its objective of reducing the net debt burden to 30% of GDP by 2037-2038. It will achieve this by restoring a balanced budget, continuing deposits in the Generations Fund and implementing initiatives to accelerate economic growth.

________________________________

3 Accounting surplus (deficit) refers to the surplus (deficit) from operations as presented in the public accounts.

4 Unless otherwise indicated, this document is based on budgetary data available as at November 8, 2024. The data for the years 2024-2025 to 2028-2029 are forecasts.

Overview	A.5

TABLE A.2

Québec's economic and financial outlook

(billions of dollars, unless otherwise indicated)
	2023-2024	2024-2025	2025-2026	2026-2027	2027-2028	2028-2029
FINANCIAL SITUATION
Revenue	145.5	152.6	157.3	164.8	170.3	174.9
Expenditure	−151.5	−160.6	−163.6	−166.6	−171.7	−175.5
Gap to be bridged	−	−	0.8	1.5	1.5	1.5
Contingency reserve	−	−0.8	−1.5	−1.5	−1.5	−1.5
Accounting surplus (deficit)	−6.0	−8.8	−7.0	−1.8	−1.4	−0.6
% of GDP	1.0	1.4	1.1	0.3	0.2	0.1
Deposits of dedicated revenues in the Generations Fund	−2.0	−2.2	−2.2	−2.4	−2.5	−2.6
Budgetary balance within the meaning of the Balanced Budget Act	−8.0	−11.0	−9.2	−4.2	−3.9	−3.2
% of GDP	1.4	1.8	1.5	0.6	0.6	0.5
DEBT
Net debt	220.0	236.6	249.8	257.0	263.6	269.6
% of GDP	38.0	39.0	39.8	39.5	39.1	38.6
	2023	2024	2025	2026	2027	2028
ECONOMIC INDICATORS
Real GDP (% change)	0.6	1.2	1.5	1.6	1.6	1.7
Nominal GDP (% change)	5.0	4.6	3.6	3.6	3.6	3.6
Note: Totals may not add due to rounding.

A.6	Update on Québec’s Economic and Financial Situation

A new U.S. administration as of 2025

In the presidential election on November 5, 2024, the U.S. electorate voted in Republican Donald J. Trump as President of the United States for a second time. The new administration, which will officially take office in January 2025, plans to make significant changes to economic policies, particularly in the areas of taxation, regulations and foreign trade.

— These policy changes, if implemented, will influence the U.S. economic outlook and, by extension, that of Québec.

▪ The United States is a key trading partner for Québec, with over 70% of the province's international exports being shipped there in 2023.

— In addition, the review of the Canada-United States-Mexico Agreement (CUSMA) planned for 2026 could influence trade over the next few years.

The implementation of these new policies is, however, fraught with uncertainty as to their nature, scope and timing.

— For the time being, these are only proposals, which will have to go through several stages, including legislative ones, before being implemented.

— In addition, the existence of many unknowns, such as the timing and type of future reforms, makes it difficult to estimate their effects on the U.S. economy and consequently on that of the United States' trading partners, such as Québec.

Given this context, it is still too early to assess the economic and budgetary effects for Québec of the policies proposed by the new administration, and to adjust the forecasts presented in the fall 2024 update accordingly.

— However, in the interests of transparency, the Ministère des Finances has identified certain risks that could affect Québec's economy in relation to the U.S. election, including changes to trade tariffs and corporate and personal taxation. These risks are presented in Section D of the fall 2024 update, "The Québec Economy: Recent Developments and Outlook for 2024 and 2025."

— In addition, following best practices in risk management, the government puts into perspective the potential effects of an economic shock on the financial framework and the government's debt, enabling its resilience to be assessed. Alternative forecast scenarios are presented in section G of the fall 2024 update.

The government will continue to monitor the situation closely while gradually incorporating the impact of the new U.S. administration's decisions, notably into its next budget if applicable, as it does with all information that may have implications for the Québec government's public, economic and budgetary policies.

Overview	A.7

1. ADDRESSING PRIORITY ISSUES

In the fall 2024 Update on Québec's Economic and Financial Situation, the government is announcing investments totalling nearly $2.1 billion over five years to support Quebecers and communities, namely:

— $252 million to increase support for the forestry sector;

— $218 million to consolidate support for Quebecers by promoting access to housing and improving support for recipients of social assistance;

— $1.2 billion to support the transition of public transit bodies and contribute to the vitality of Montréal and the Capitale-Nationale;

— $433 million to ensure the safety of communities by responding to the impact of flooding, improving cellular coverage and honouring police coverage obligations in Nunavik.

TABLE A.3 Financial impact of the actions to address priority issues
(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Increasing support for the forestry sector	−15	−22	−32	−92	−92	−252
Consolidating support for Quebecers	−60	−80	−38	−31	−9	−218
Fostering community development	−	−325	−327	−290	−237	−1 180
Ensuring the safety of communities	−290	−37	−34	−34	−39	−433
TOTAL	−365	−463	−431	−447	−377	−2 083
Note: Totals may not add due to rounding.

1.1 Increasing support for the forestry sector

The government is continuing to invest to support growth and wealth creation. The fall 2024 update includes $540 million in initiatives for the forestry sector.

— The government will provide financial assistance of up to $100 million in the form of loans to certain businesses facing liquidity problems.5

— In addition, investments of $440 million will enable the planting of more than 100 million trees in public and private forests from 2024-2025 to 2030-2031.

________________________________

5 An additional $15 million is planned for 2024-2025 for this purpose.

Overview	A.9

1.2 Consolidating support for Quebecers

The housing shortage and the recent increase in the cost of living are exacerbating the difficulties faced by many Quebecers.

Faced with this significant social issue, Québec has committed considerable amounts to improving the housing supply since 2018. A large part of these investments has been dedicated to the construction of affordable housing.

In the fall 2024 update, the government aims to consolidate its action by providing an additional $208 million in support for access to housing.

— These funds will be used to accelerate housing construction, provide additional support for young people leaving youth protection services, and increase the capacity of the Administrative Housing Tribunal to intervene.

In addition, an investment of $10 million is planned to increase the work income supplements for recipients of social assistance, affirming the Québec government's commitment to promoting their transition to the labour market.

1.3 Fostering community development

Public transit services help improve the fluidity and efficiency of travel. Against a backdrop of rapidly rising operating costs, the government is further assisting public transit bodies by helping them to optimize their operations.

— Additional assistance totalling $880 million over four years will therefore be granted to public transit bodies under a five-year assistance plan.

The government is also announcing an investment of $300 million over the next four years to contribute to the vitality of Montréal and the Capitale-Nationale. This additional financing will contribute to the implementation of numerous economic development projects.

1.4 Ensuring the safety of communities

The government recognizes the importance of ensuring a safe environment, as well as supporting citizens and municipalities during major disasters, such as those caused by flooding. These disasters have a significant impact on people and infrastructure, requiring authorities to respond quickly.

The government is therefore earmarking $262 million over three years to respond to the impacts of these disasters.

— These funds will be used to compensate the victims of the floods in summer 2024 and rebuild affected infrastructure. They will also support municipalities and those affected in implementing an improved response to future floods.

Moreover, the government has earmarked $16 million over two years to add 18 cell sites in the Bas-Saint-Laurent, Mauricie and Saguenay-Lac-Saint-Jean regions to ensure adequate cellular coverage to meet the population's safety needs.

Moreover, $155 million is provided over five years to honour police obligations in Nunavik.

A.10	Update on Québec’s Economic and Financial Situation

2. OPTIMIZING AND UPDATING THE TAX SYSTEM

In addition to the steps taken in the last budget, the government is continuing to review all tax expenditures. The actions resulting from this review will contribute to the plan to restore fiscal balance, which will be presented when Budget 2025-2026 is released.

In this context, the fall 2024 update provides for the optimization of the tax credit for career extension, making it more effective and better adapted to the current labour market context. This is on top of the already announced adjustments to capital gains in order to harmonize Québec's tax system with the federal system.

— Overall, these measures represent a reduction in tax expenditures of about $3.4 billion over five years.

Furthermore, for 2025, the government is announcing the indexation of the personal income tax system and social assistance programs at a rate of 2.85%, representing a tax relief of $5.2 billion over five years.

TABLE A.4 Measures to optimize and update the tax system
(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Continuing the review of tax expenditures	972	640	202	675	873	3 362
Indexing the tax system by 2.85% for the benefit of all Quebecers(1)	−279	−1 203	−1 224	−1 243	−1 262	−5 210
Note: Totals may not add due to rounding. (1) The amounts are already included in the financial framework through the government's own-source revenue forecasts.

Overview	A.11

2.1 Continuing the review of tax expenditures

The main purpose of reviewing tax expenditures is to ensure that measures still meet a current need and achieve their objectives. This exercise targets mainly the personal and corporate tax systems, as well as consumption taxes.

— A total of 277 tax expenditures will be examined. The cost of these measures is estimated at $49 billion in 2023.6

To better adapt to today's labour market, the fall 2024 update will raise the eligibility age for the tax credit for career extension to 65 as of 2025. This change is being made in a context in which:

— the average retirement age, which was around 61 in 2011, is now close to 65;

— labour market participation among Quebecers aged 60 to 64 has risen sharply in recent years, and is now similar to that of Ontarians of the same age;

— the government wants to make the financial incentive more attractive to workers aged 65 and over, and better target lower-income workers.

Changes to the tax credit will reduce the cost of the tax expenditure by $887 million over four years.

In addition, the government has announced changes to the tax treatment of capital gains.

— These actions, which are based on the principle of harmonizing capital gains with the federal system, will generate nearly $2.5 billion in additional revenue over five years.

Over the coming months, the Ministère des Finances will continue its review of tax expenditures. The results will be presented in Budget 2025-2026.

________________________________

6 In addition to the 277 tax expenditures, the tax system contains 42 measures that are part of the basic tax system, bringing the total to 319 measures. The cost of these was estimated to be $71.3 billion in 2023.

A.12	Update on Québec’s Economic and Financial Situation

2.2 Indexing the tax system by 2.85% for the benefit of all Quebecers

Although inflation slowed in 2024, it remains important for Quebecers to benefit from a tax system that reflects changes in the cost of living, even in the difficult context of public finances.

— In this respect, the indexation of the tax system ensures an increase in the value of several tax credits and deductions to protect taxpayers' purchasing power.

As of January 1, 2025, Quebecers will benefit from a 2.85% indexation of the parameters of the tax system and social assistance programs. This increase, which will benefit all Quebecers, represents for them a gain for them of $1.2 billion per year:

— $1.1 billion for the personal income tax system, increasing the basic personal amount from $18 056 to $18 571 and the maximum amount for the Family Allowance from $2 923 to $3 006 per child;

— $93 million in social assistance benefits, such as an increase in the basic annual social assistance benefit from $9 144 to $9 408 for a single person.

Overview	A.13

3. QUÉBEC'S ECONOMIC SITUATION

In 2024, the global economy has proven resilient in the face of restrictive monetary policies. Compared with the Québec Budget Plan - March 2024, 2024 real GDP growth has been adjusted upwards in the majority of economies. Global real GDP growth is expected to be 3.2% in 2024, compared to the increase of 2.8% that was forecast in March for the same year.

In Québec, economic activity has already begun to pick up after a slowdown in 2023. Real GDP growth is expected to be 1.2% in 2024, while an increase of 0.6% was forecast last March for the same year.

— Consumer spending will remain the main driver of economic growth, underpinned by strong population growth and improved household purchasing power.

In 2025, global real GDP growth is expected to hold steady. Inflation will return to its growth target in most economies, and central banks will continue their monetary easing. The return of inflation to a low, predictable level and the gradual reduction in interest rates will create an economic environment conducive to sustainable growth. In Québec, real GDP growth is expected to reach 1.5% in 2025.

Québec's strong economic performance since 2018 has narrowed the standard-of-living gap[7] with Ontario. This gap narrowed from 15.9% in 2018 to 11.1% in 2024.

In addition, purchasing power, defined as disposable income in real terms, per capita, has improved considerably between 2018 and 2023. Over this period, it grew by 6.6% in Québec, compared to 2.2% in Ontario.

CHART A.1 Change in economic outlook for 2024
(real GDP, percentage change)

(1) Global real GDP is expressed in purchasing power parity.

Sources: Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, S&P Global, LSEG Datastream, Bloomberg, Eurostat and Ministère des Finances du Québec.

________________________________

7 Real GDP per capita.

Overview	A.15

TABLE A.5

Real GDP and its major components in Québec

(percentage change and contribution in percentage points)
	Change			Contribution
	2023	2024	2025	2023	2024	2025
Domestic demand	−0.2	1.5	1.6	−0.2	1.5	1.6
Household consumption	1.8	2.2	1.9	1.0	1.3	1.1
Residential investment	−15.1	−1.3	1.8	−1.3	−0.1	0.1
Non-residential business investment	1.4	0.6	2.1	0.2	0.1	0.2
Government spending and investment	−0.4	0.9	0.6	−0.1	0.3	0.2
External sector	−	−	−	2.3	0.5	0.0
Exports	4.0	2.3	2.2	1.9	1.0	1.0
Imports	−0.8	1.0	1.9	−0.4	−0.5	−0.9
Inventories	−	−	−	−1.4	−0.8	−0.2
REAL GDP	0.6	1.2	1.5	0.6	1.2	1.5
Note: Totals may not add due to rounding. Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

A.16	Update on Québec’s Economic and Financial Situation

4. QUÉBEC'S FINANCIAL SITUATION

Québec's public finances have temporarily deteriorated for the period from 2023-2024 to 2025-2026 due to the synchronized slowdown in the global economy under the weight of monetary tightening by most central banks.

In 2023, the Québec economy, already affected by this slowdown, was also hit by one-off factors, in particular a period of drought and forest fires that affected the forestry sector as well as electricity production and exports.

In 2024-2025, the government is maintaining its deficit, after deposits in the Generations Fund, at $11.0 billion, representing 1.8% of GDP.8

The new actions under the review of tax expenditures make it possible to anticipate an improvement in the budgetary balance of nearly $700 million in 2028-2029.

Thus, according to the Balanced Budget Act, the structural deficit after deposits in the Generations Fund will be $3.2 billion in 2028-2029, or 0.5% of GDP.

In accordance with the Balanced Budget Act, after deposits of dedicated revenues in the Generations Fund, the fiscal balance will be achieved by 2029-2030 at the latest.

CHART A.2 Changes to the budgetary deficit according to the Balanced Budget Act
(billions of dollars)

________________________________

8 In 2024-2025, the accounting deficit remains at $8.8 billion, or 1.4% of GDP.

Overview	A.17

4.1 Financial framework

Revenue amounts to $152.6 billion in 2024-2025, growing 4.9%. Growth will decrease to 3.1% in 2025-2026.

— Over the period covered by the financial framework, that is, until 2028-2029, annual revenue growth will average 3.7%.

— This growth is limited, in particular, by the evolution of federal transfers, which will grow by an average of just 0.8% per year over five years. This contrasts with an average annual growth rate of 5.2% for the past 10 years, from 2014-2015 to 2023-2024.

Expenditure amounts to $160.6 billion in 2024-2025, growing 6.0%. Growth will be 1.9% in 2025-2026.

— From 2024-2025 to 2028-2029, the annual growth in expenditure will average 3.0%.

In 2024-2025, portfolio expenditures will grow by 6.5%, due, in particular, to the initiatives announced in March 2024 and November 2024, the increase in the cost of services in the education sector, unrealized remuneration expenditures due to the strike by school staff in 2023-2024, the lag in the pace of infrastructure realization and the expected rise in costs tied to the delivery of health care and social services.

— The financial framework provides the funding needed to deliver services in the government's critical missions. As a result, expenditure growth9 for 2024-2025 stands at:

— 3.0% in health and social services;

— 12.4% in education;10

— 5.5% in higher education.11

At mid-fiscal year 2024-2025, the government is using half of the contingency reserve, or $750 million, to offset the rise in expenditures, such as those attributable to independent labour in the health and social services network, and the $250-million cost of flooding in the summer of 2024.

— The financial framework still includes a contingency reserve of $750 million in 2024-2025 and of $1.5 billion per year as of 2025-2026 that could be used, in particular, to limit the effects of more moderate economic growth than anticipated, should this occur.

________________________________

9 Detailed explanations for expenditure growth are presented in subsection 3.2 of Section E, "Québec's Financial Situation."

10 The 12.4% growth in expenditures is mainly due to the anticipated increase in costs tied to the delivery of services in the education sector, the Budget 2024-2025 initiatives, as well as the lag in expenditures from 2023-2024 to 2024-2025, in particular for the construction training offensive known as the Offensive formation en construction and for the catch-up plan for students. This growth is combined with unrealized remuneration expenditures due to the strike by school staff in 2023-2024.

11 The growth stems from the lag in the pace of infrastructure realization. Without this lag, spending growth would have been 3.4% in 2024-2025.

A.18	Update on Québec’s Economic and Financial Situation

TABLE A.6

Multi-year financial framework

(millions of dollars, unless otherwise indicated)
	2023-2024	2024-2025	2025-2026	2026-2027	2027-2028	2028-2029	AAGR(1)
Revenue
Personal income tax	41 863	44 990	47 057	48 696	50 776	52 780
Contributions for health services	8 533	8 825	9 144	9 390	9 675	9 944
Corporate taxes	11 402	12 868	12 848	13 235	14 186	14 750
School property tax	1 150	1 206	1 357	1 492	1 616	1 725
Consumption taxes	27 083	27 523	28 587	29 470	30 392	31 383
Duties, permits and royalties	5 888	6 065	6 315	6 726	6 980	7 262
Miscellaneous revenue	13 505	14 778	15 292	15 985	16 394	17 049
Government enterprises	5 241	5 329	6 018	7 544	7 811	7 851
Own-source revenue	114 665	121 584	126 618	132 538	137 830	142 744
% change(2),(3)	−0.7	6.0	4.1	4.7	4.0	3.6	4.5
Federal transfers	30 876	31 042	30 712	32 305	32 508	32 188
% change(4)	7.4	0.5	−1.1	5.2	0.6	−1.0	0.8
Total revenue	145 541	152 626	157 330	164 843	170 338	174 932
% change	0.9	4.9	3.1	4.8	3.3	2.7	3.7
Expenditure
Portfolio expenditures	−141 553	−150 703	−153 877	−156 382	−160 751	−164 134
% change(5)	3.2	6.5	2.1	1.6	2.8	2.1	3.0
Debt service	−9 982	−9 928	−9 753	−10 248	−10 996	−11 411
% change(6)	−2.3	−0.5	−1.8	5.1	7.3	3.8	2.7
Total expenditure	−151 535	−160 631	−163 630	−166 630	−171 747	−175 545
% change	2.8	6.0	1.9	1.8	3.1	2.2	3.0
Gap to be bridged	−	−	750	1 500	1 500	1 500
Contingency reserve	−	−750	−1 500	−1 500	−1 500	−1 500
ACCOUNTING SURPLUS (DEFICIT)	−5 994	−8 755	−7 050	−1 787	−1 409	−613
% of GDP	1.0	1.4	1.1	0.3	0.2	0.1

Note: Totals may not add due to rounding.

(1) Average annual growth rate, corresponding to the geometric mean over five years, from 2024-2025 to 2028-2029.

(2) In 2023-2024, the change in own-source revenue reflects the slow growth in economic activity in 2023 and the 1-percentage-point decrease in the bottom two tax rates announced in Budget 2023-2024.

(3) In 2024-2025, the growth in own-source revenue is explained, in particular, by developments in economic activity and the effect of harmonization with certain measures proposed in the April 2024 federal budget, including the increase in the capital gains inclusion rate.

(4) Weak growth in federal transfers is expected between now and 2028-2029. An average annual growth rate of 0.8% over five years, from 2024-2025 to 2028-2029, is anticipated. Details are presented in subsection 3.1.3 of Section E, "Québec's Financial Situation."

(5) Growth in 2024-2025 is due to the initiatives announced in March 2024 and November 2024, the increase in education services costs, unrealized remuneration expenditures due to the strike by school staff in 2023-2024, the lag in the pace of infrastructure realization and the expected rise in costs tied to the delivery of health care and social services. Growth in 2026-2027 takes into account the slowdown in infrastructure investments.

(6) The decrease in debt service from 2023-2024 to 2025-2026 is due to changes in interest rates and the non-recurrence of losses on the disposal of assets. The growth in debt service from 2026-2027 onward is explained by the increase in the debt level and the renewal of maturing fixed-rate loans at higher rates. In 2027-2028, this growth will be further accentuated by the gradual integration of yield spreads relating to the Retirement Plans Sinking Fund (RPSF).

Overview	A.19

Budgetary balance within the meaning of the Balanced Budget Act

The budgetary balance according to the Balanced Budget Act shows a deficit of $8.0 billion in 2023-2024 (or 1.4% of GDP). As forecast in the last budget, it will amount to $11.0 billion in 2024-2025 (or 1.8% of GDP).

In subsequent years, deficits will gradually decrease, reaching $3.2 billion in 2028-2029 (or 0.5% of GDP).

Budgetary balance within the meaning of the Balanced Budget Act

(millions of dollars, unless otherwise indicated)
	2023- 2024	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029
ACCOUNTING SURPLUS (DEFICIT)	−5 994	−8 755	−7 050	−1 787	−1 409	−613
% of GDP	1.0	1.4	1.1	0.3	0.2	0.1
Deposits of dedicated revenues in the Generations Fund	−2 047	−2 243	−2 194	−2 411	−2 528	−2 635
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	−8 041	−10 998	−9 244	−4 198	−3 937	−3 248
% of GDP	1.4	1.8	1.5	0.6	0.6	0.5
Note: Totals may not add due to rounding.

A.20	Update on Québec’s Economic and Financial Situation

Shares of revenue and expenditure in the economy

The shares of government revenue and expenditure in the economy generally follow similar paths.

However, between 2018-2019 and 2024-2025, the share of expenditures in the economy increased from 24.4% to 26.5%, while the weight of revenues decreased from 26.1% to 25.2%.

— The increase in the share of expenditures in the economy is essentially explained by the persistence of resources deployed in the face of the global health crisis, and the impact of changing demographics.

— The decline in the weight of revenues in the economy is due, among other things, to measures put in place to help Quebecers cope with the rising cost of living. These include a 1-percentage-point reduction in the bottom two personal income tax rates since 2023.

By 2028-2029, the share of expenditure in the economy will gradually fall to 25.1%, a level similar to that of revenue, which will stand at 25.0%, particularly as a result of the first measures arising out of the review of tax expenditures.

The continuation of the process to review tax and budgetary expenditures will equalize the shares of revenue and expenditure in the economy as of 2027-2028, if no events trigger the use of the contingency reserve. This review will also ensure stable, predictable funding for the government's main missions, while reducing the share of expenditure in the economy to a level comparable to that observed before the pandemic.

Change in the shares of revenue and expenditure in the economy
(percentage of GDP)

Overview	A.21

4.2 Reducing the debt burden

The net debt burden will stand at 39.0% of GDP as at March 31, 2025. This is lower than the pre-pandemic level, which was 40.9% of GDP as at March 31, 2020.

Net debt to GDP will rise by 2025-2026, due to budgetary deficits and significant investments in public infrastructure. It will then fall again to stand at 38.6% of GDP as at March 31, 2029.

CHART A.3 Net debt as at March 31
(percentage of GDP)

The government maintains its objective of reducing the net debt burden to 30% of GDP by 2037-2038.12

— It will achieve this by restoring a balanced budget, continuing deposits in the Generations Fund and implementing initiatives to accelerate economic growth.

Furthermore, gross debt to GDP for the entire period will be below the previous gross debt reduction target. In 2010, the government set itself the objective of reducing gross debt to 45% of GDP by March 31, 2026.

________________________________

12 The Act to reduce the debt and establish the Generations Fund stipulates that, for fiscal 2037-2038, the net debt presented in the government's financial statements may not exceed 32.5% of GDP. This ratio corresponds to the maximum limit of a net debt reduction objective of 30% of GDP announced in the budget speech for fiscal 2023-2024.

A.22	Update on Québec’s Economic and Financial Situation

APPENDIX: QUÉBEC'S ECONOMIC OUTLOOK - 2022 TO 2028

TABLE A.7

Economic outlook in Québec

(annual average, percentage change, unless otherwise indicated)
	2022	2023	2024	2025	2026	2027	2028
Output
Real GDP	3.4	0.6	1.2	1.5	1.6	1.6	1.7
Nominal GDP	8.7	5.0	4.6	3.6	3.6	3.6	3.6
Nominal GDP (billions of dollars)	551.7	579.5	606.0	628.0	650.9	674.0	698.3
Components of GDP (in real terms)
Final domestic demand	3.0	−0.2	1.5	1.6	1.4	1.4	1.5
- Household consumption	5.5	1.8	2.2	1.9	1.9	1.8	1.9
- Government spending and investment	1.6	−0.4	0.9	0.6	0.1	0.3	0.4
- Residential investment	−11.1	−15.1	−1.3	1.8	1.4	1.1	1.0
- Non-residential business investment	7.0	1.4	0.6	2.1	2.7	2.7	2.5
Exports	2.0	4.0	2.3	2.2	2.3	2.1	2.0
Imports	6.9	−0.8	1.0	1.9	1.7	1.5	1.6
Labour market
Population (thousands)	8 673	8 848	9 056	9 057	9 059	9 059	9 107
Population aged 15 and over (thousands)	7 156	7 260	7 426	7 535	7 559	7 566	7 618
Jobs (thousands)	4 403	4 506	4 525	4 547	4 562	4 577	4 594
Job creation (thousands)	129.7	103.3	18.7	21.4	15.5	15.4	16.8
Unemployment rate (per cent)	4.3	4.5	5.4	5.8	5.3	4.6	4.4
Other economic indicators (in nominal terms)
Household consumption	11.3	5.8	5.0	4.2	3.7	3.6	3.6
- Excluding food expenditures and shelter	12.9	5.4	3.8	3.8	3.5	3.3	3.4
Housing starts (thousands of units)	57.1	38.9	48.6	48.5	47.7	46.3	44.8
Residential investment	0.1	−12.3	2.8	5.0	3.8	3.5	3.4
Non-residential business investment	14.6	6.8	3.4	3.1	4.2	4.4	4.5
Wages and salaries	10.5	5.2	5.6	3.5	3.2	3.4	3.2
Household income	7.6	5.5	6.9	3.7	3.3	3.3	3.2
Net operating surplus of corporations	−9.3	1.6	−5.3	2.1	4.4	4.2	3.9
Consumer Price Index	6.7	4.5	2.5	2.2	2.0	2.0	2.0
- Excluding food and energy	4.7	4.5	2.7	2.3	1.9	1.9	1.9
Sources: Institut de la statistique du Québec, Statistics Canada, Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

Overview	A.23

Section B

RESPONDING TO PRIORITY ISSUES

Summary	B.3

1. Increasing support for the forestry sector	B.5
1.1 Providing $100 million to support the wood processing sector	B.6
1.2 Investing $440 million in reforestation efforts	B.6

2. Consolidating support for Quebecers	B.9
2.1 Promoting access to housing	B.10
2.2 Increasing employment income supplements for social assistance recipients	B.13

3. Fostering community development	B.15
3.1 Supporting the transition of public transit bodies	B.16
3.2 Contributing to the vitality of Montréal and the Capitale-Nationale	B.17

4. Ensuring the safety of communities	B.19
4.1 Responding to the impact of floods	B.20
4.2 Deploying new cell sites to ensure the safety of Quebecers	B.22
4.3 Honouring police coverage obligations in Nunavik	B.23

B.1

SUMMARY

The government is supporting Quebecers by funding priority initiatives and staying the course towards a return to fiscal balance. In this respect, the additional funding provided for in the fall 2024 Update on Québec's Economic and Financial Situation ensures that the government can address priority issues, while remaining prudent and responsible in the management of its public finances.

The government wants to address Québec's priority issues. As such, nearly $2.1 billion will be invested to increase support for the forestry sector, promote access to housing, support community development and ensure the safety of communities.

As part of the fall 2024 update, investments of nearly $2.1 billion over five years are provided to support Quebecers and communities, including:

— more than $252 million for increasing support for the forestry sector;

— nearly $218 million for consolidating support for Quebecers by promoting access to housing and improving support for social assistance recipients;

— nearly $1.2 billion for fostering community development by supporting the transition of public transit bodies and contributing to the economic vitality of Montréal and the Capitale-Nationale;

— more than $433 million for ensuring the safety of communities by responding to the impact of floods, improving cellular coverage and honouring police coverage obligations in Nunavik.

TABLE B.1

Financial impact of actions to respond to priority issues

(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Increasing support for the forestry sector	−15.0	−22.1	−31.5	−91.8	−91.8	−252.2
Consolidating support for Quebecers	−60.0	−79.6	−38.3	−31.4	−8.5	−217.8
Fostering community development	−	−325.0	−327.3	−289.9	−237.4	−1 179.6
Ensuring the safety of communities	−289.5	−36.6	−34.3	−33.8	−38.9	−433.1
TOTAL	−364.5	−463.3	−431.4	−446.9	−376.6	−2 082.7

Responding to Priority Issues	B.3

1. INCREASING SUPPORT FOR THE FORESTRY SECTOR

The forestry sector is an important part of the Québec economy, particularly in regions. In addition, forests and wood products contribute to efforts to fight climate change. Over the past few years, the forestry sector has faced a number of challenges, notably due to the major forest fires in the summer of 2023 and the imposition by the United States of countervailing and anti-dumping duties on Canadian lumber.

In order to increase support for the forestry sector, the government is planning interventions totalling $540 million over seven years as part of the fall 2024 Update on Québec's Economic and Financial Situation, namely:

— $100 million for financial assistance in the form of loans;

— $440 million for investing in reforestation efforts.

TABLE B.2 Financial impact of measures to increase support for the forestry sector
(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Providing $100 million to support the wood processing sector(1)	−15.0	−	−	−	−	−15.0
Investing $440 million in reforestation efforts(2)	−	−22.1	−31.5	−91.8	−91.8	−237.2
TOTAL	−15.0	−22.1	−31.5	−91.8	−91.8	−252.2

(1) The appropriations will be granted to the Ministère de l'Économie, de l'Innovation et de l'Énergie. The amounts provided for 2024-2025 will be drawn from the Contingency Fund.

(2) Taking into account the amount of $202.8 million from 2029-2030 to 2030-2031, total investments in reforestation efforts reach $440.0 million over seven years. Of this amount, $220.0 million will be financed by funds available in Québec's financial framework, while $220.0 million will be financed by funds received from the federal government through the 2 Billion Trees program.

In total, the initiatives announced as part of the fall 2024 update bring the Québec government's financial support for the forestry sector to more than $1 billion since 2023-2024.

Responding to Priority Issues	B.5

Modernizing the forest regime

Due in particular to the impact of historic forest fires in the summer of 2023 and the significant increase in countervailing duties imposed by the United States, the Ministère des Ressources naturelles et des Forêts has initiated a comprehensive reflection on the subject of forest management in order to ensure the sustainability of the resource as well as its environmental, social and economic benefits.

In the winter of 2024, the department launched the Tables de réflexion sur l'avenir de la forêt, which were held in every region of Québec. This wide-ranging consultation process yielded concrete ideas for solutions and attested to the need to modernize the forest regime in order to improve the business environment, better meet the challenges of climate change, and ensure the forestry sector's sustainability.

In order to address concerns raised during the consultations, the government intends to promptly table a bill to modernize the forest regime and make it simpler and more flexible, particularly to:

— facilitate harmonization of uses on public land and improve the management of multi-purpose roads;

— take adaptation to climate change into account in forest management;

— better regionalize decision-making and strengthen partnerships with First Nations;

— streamline forest planning, ensure greater wood supply predictability and optimize pricing mechanisms.

1.1 Providing $100 million to support the wood processing sector

Some wood processing businesses are currently facing liquidity issues, notably because of the dispute with the United States over various softwood lumber products.

The Québec government supports the Canadian government in its challenge of these tariffs, which it believes to be unfair and unfounded, under trade agreements with the United States.

To support certain wood processing businesses facing difficulties, financial assistance of up to $100.0 million will be granted in the form of loans.

As such, as part of the fall 2024 Update on Québec's Economic and Financial Situation,
the government is providing an additional $15.0 million in 2024-2025 for this initiative, in addition to the sums already available.

1.2 Investing $440 million in reforestation efforts

The Québec government and the Canadian government have agreed to step up reforestation efforts and to plant more than 100 million trees in public and private forests over the period 2024-2025 to 2030-2031.

More specifically, the Canadian government has committed to contributing $220.0 million under the 2 Billion Trees program to further the Québec government's efforts aimed at increasing reforestation, particularly in unproductive sites and areas affected by natural disturbances, and to ensure tree planting maintenance, bringing the total investment to $440.0 million.

The contribution of the 2 Billion Trees program is in addition to the sums of nearly $800 million by 2028-2029, announced over the past year to support the forestry sector.

B.6	Update on Québec’s Economic and Financial Situation

Efforts of more than $1 billion to support the forestry sector over the past year

The government has announced investments of $792.2 million over six years to support the forestry sector, namely:

— $415.7 million as part of the fall 2023 update, notably to speed up reforestation in response to forest fires;

— $376.5 million as part of the March 2024 budget, including $150.0 million to increase silviculture work in public forests and forest sapling production, as well as $147.0 million to continue investments in silviculture in private forests.

Financial impact of measures announced to support the forestry sector
(millions of dollars)
	2023- 2024	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Fall 2023
Speeding up reforestation in response to forest fires(1)	−	−37.4	−37.4	−48.9	−11.5	−11.5	−146.7
Other measures(2)	−269.0	−	−	−	−	−	−269.0
Subtotal - Fall 2023	−269.0	−37.4	−37.4	−48.9	−11.5	−11.5	−415.7
Budget 2024-2025
Increasing silviculture work in public forests and forest sapling production	−	−30.0	−30.0	−30.0	−30.0	−30.0	−150.0
Continuing investments in silviculture in private forests	−	−27.0	−30.0	−30.0	−30.0	−30.0	−147.0
Other measures(3)	−	−49.0	−11.5	−10.0	−5.0	−4.0	−79.5
Subtotal - Budget 2024-2025	−	−106.0	−71.5	−70.0	−65.0	−64.0	−376.5
TOTAL	−269.0	−143.4	−108.9	−118.9	−76.5	−75.5	−792.2

(1) The announcement made in the fall 2023 update amounted to $135.2 million for the period 2023-2024 to 2027-2028. Taking into account a sum of $53.3 million over the period 2029-2030 to 2031-2032, total investments to increase silviculture work amount to $200 million over eight years.

(2) Initiatives implemented in the summer of 2023 in response to forest fires and aimed at enabling the SOPFEU to support communities.

(3) These sums are intended in particular to maximize harvesting of available timber volumes and to increase the capacity of the SOPFEU to fight forest fires.

As such, the initiatives announced as part of the fall 2024 update bring the Québec government's financial support for the forestry sector to more than $1 billion since 2023-2024.

Responding to Priority Issues	B.7

2. CONSOLIDATING SUPPORT FOR QUEBECERS

Significant investments have been made in recent years to improve support for Quebecers. Since 2018, a total of nearly $6.4 billion has notably been announced to address issues related to the housing shortage, including nearly $4 billion to build new housing. Investments have also been earmarked to step up the fight against poverty and consolidate support for the most vulnerable individuals.

As part of the fall 2024 Update on Québec's Economic and Financial Situation, the government intends to consolidate its action and provide additional support for Quebecers. To this end, the government provides:

— an investment of $208 million for promoting access to housing;

— nearly $10 million for increasing employment income supplements for social assistance recipients.

TABLE B.3 Financial impact of measures to consolidate support for Quebecers
(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Promoting access to housing(1)	−59.4	−77.3	−36.0	−29.1	−6.2	−208.0
Increasing employment income supplements for social assistance recipients(2)	−0.6	−2.3	−2.3	−2.3	−2.3	−9.8
TOTAL	−60.0	−79.6	−38.3	−31.4	−8.5	−217.8

Note: The amounts required for 2024-2025 will be drawn from the Contingency Fund.

(1) The required additional appropriations will be granted to the Ministère des Affaires Municipales et de l'Habitation.

(2) The appropriations will be granted to the Ministère de l'Emploi et de la Solidarité sociale.

Responding to Priority Issues	B.9

2.1 Promoting access to housing

Access to housing is limited by the lack of housing units, particularly in large cities like Montréal and Québec, but also in regions with low vacancy rates.

— In 2023, the vacancy rate for rental housing in Québec was 1.3%. By comparison, the rate was 3.4% in 2017.

To address this issue, the government has planned significant investments in housing in recent years. In the fall of 2023, a significant amount of $1.8 billion was announced through a joint effort by the Canadian and Québec governments.

As part of the fall 2024 update, the government intends to consolidate its action and provides for an investment of $208.0 million to promote access to housing. Of this amount:

— $184.0 million will be injected over four years for accelerating the construction of new housing units;

— $17.8 million will be provided over four years for allocating 500 new units of the Rent Supplement Program to youth leaving the youth protection system;

— $6.2 million will be provided over four years for enhancing the intervention capacity of the Administrative Housing Tribunal.

Accordingly, the sums invested since the fall of 2023 to accelerate the construction of housing units will make it possible to build more than 8 000 social and affordable housing units.

TABLE B.4 Financial impact of measures to promote access to housing
(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Accelerating the construction of new housing units(1)	−59.4	−71.5	−30.1	−23.0	−	−184.0
Allocating new units of the Rent Supplement Program to young people in difficulty(2)	−	−4.3	−4.4	−4.5	−4.6	−17.8
Enhancing the intervention capacity of the Administrative Housing Tribunal	−	−1.5	−1.5	−1.6	−1.6	−6.2
TOTAL	−59.4	−77.3	−36.0	−29.1	−6.2	−208.0

(1) Of this amount, $92 million will be financed by sums received from the federal government through the Housing Accelerator Fund.

(2) Taking into account an amount of $4.7 million in 2029-2030, funding for new units of the Rent Supplement Program allocated to young people in difficulty will total $22.5 million.

B.10	Update on Québec’s Economic and Financial Situation

❏ Accelerating the construction of new housing units

The government plays an important role in promoting access to housing, particularly by helping to increase housing supply throughout Québec.

As part of the fall 2024 update, the government is announcing an investment of $184 million over four years. This funding is made possible by a joint effort by the Canada and Québec governments that resulted in agreed amendments to the original 2023 agreement which aimed to accelerate the construction of housing units.1

— Of the additional investment of $184 million, the Canadian and Québec governments will each contribute $92 million.

The specific details of how these sums will be used will be announced at a later date by the Minister Responsible for Housing.

Nearly $2 billion invested over the past year under the Housing Accelerator Fund

In the fall of 2023, the Québec government announced an unprecedented investment of $1.8 billion over six years to build social and affordable housing units.

With the sums announced in this update, nearly $2 billion will have been provided over the past year under the Housing Accelerator Fund, half of which is being contributed by Québec.

— These investments will notably make it possible to build more than 8 000 new housing units, including 500 which will be set aside for people experiencing or at risk of homelessness.

Financial impact of the measures announced under the Housing Accelerator Fund
(millions of dollars)
	2023- 2024	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Fall 2023
Building 7 500 new units as part of the PHAQ(1) and the partnership with tax-advantaged funds(2)	−210.0	−	−768.5	−393.1	−155.2	−48.0	−1 574.8
Building 500 housing units for homeless people	−	−	−66.7	−100.0	−47.8	−10.7	−225.2
Subtotal − Fall 2023	−210.0	−	−835.2	−493.1	−203.0	−58.7	−1 800.0
Fall 2024
Accelerating the construction of new housing units	−	−59.4	−71.5	−30.1	−23.0	−	−184.0
TOTAL	−210.0	−59.4	−906.7	−523.2	−226.0	−58.7	−1 984.0

(1) Québec Affordable Housing Program.

(2) The amounts provided for 2024-2025 have been moved up to 2023-2024 in order to start building units more quickly.

____________________________

1  The Canada-Québec Agreement under the Housing Accelerator Fund.

Responding to Priority Issues	B.11

New financing mechanisms to increase the global supply of housing units

To improve the housing market situation, the government is actively working on innovative approaches to support the construction of new housing units. To this end, it will mandate the Société d'habitation du Québec to implement new financing tools, which will diversify the support provided by the government for rental housing projects.

— These tools will notably boost the increase in the overall supply of housing units to meet the needs of all households in the affected areas.

— Emphasis will be placed on sectors with low vacancy rates or those facing challenges in housing the workforce, particularly in economic development contexts.

The types of financing tools to be implemented could notably include loan guarantees, concessionary loans or equity investments in new projects.

The specific details of these new approaches will be announced at a later date by the Minister Responsible for Housing.

❏ Allocating new units of the Rent Supplement Program to young people in difficulty

Each year, around 2 000 young people leave the youth protection system when they reach the age of majority. However, they are often ill-equipped to make the transition to adulthood and often have greater housing needs.

— Some of these young people need help to avoid becoming homeless as they move towards independent living.

Consequently, the government is providing $17.8 million over four years to allocate 500 additional units of the Rent Supplement Program2 to young people leaving the youth protection system, starting in 2025-2026.

— These units of the Rent Supplement Program will be in addition to the 200 units that were already set aside for young people in difficulty, thus bringing the total to 700.

❏ Enhancing the intervention capacity of the Administrative Housing Tribunal

In the current context, characterized by a lack of available housing, the Administrative Housing Tribunal is facing pressure regarding its service offering. Indeed, the number of applications submitted to the Tribunal has increased significantly in recent years.

Access to the Tribunal's services is essential to ensure that the rights and obligations of tenants and landlords are respected. That is why the government wishes to ensure that the Tribunal has additional resources to meet the rising demand and maintain an adequate level of services.

As part of the fall 2024 update, the government is therefore announcing a $6.2-million increase over four years in the Administrative Housing Tribunal budgets starting in 2025-2026. These sums will help enhance the Tribunal's intervention capacity.

____________________________

2 The Rent Supplement Program enables households to live in private dwellings while paying rent that is limited to 25% of their family income. For instance, a young adult with an eligible annual income of $16 400 and rent of $1 000 per month would spend $342 per month for housing (25% of the young adult's income), while the program would cover the remaining $658.

B.12	Update on Québec’s Economic and Financial Situation

2.2 Increasing employment income supplements for social assistance recipients

In Budget 2024-2025, the government announced that, starting in January 2025, social assistance and social solidarity program recipients would be able to benefit from a 10% employment income supplement.3

However, in a context of labour shortage, the government wants to do more to promote employment integration for people who are further removed from the labour market, and thus improve their financial security.

As part of the fall 2024 update, the government is stepping up its action by announcing an increase in employment income supplements for social assistance programs. As a result, the employment income supplement rate planned as of 2025 will increase:

— from 10% to 25% for social assistance and social solidarity program recipients, increasing the maximum supplement from $995 to $2 487 for a single person receiving social assistance;

— from 20% to 25% for participants of the Aim for Employment Program.

This increase represents an additional investment of $9.8 million over five years. In addition to facilitating the transition to the labour market, it will enable recipients of last-resort financial assistance programs and the Aim for Employment Program to keep a higher amount of earned income, and thus improve their financial security.

CHART B.1 Social assistance amount for a person living alone − 2025
(dollars, on an annual basis)

Note: For a recipient who does not receive the social assistance adjustment for a person living alone.

____________________________

3 The employment income supplement applies to eligible employment income in excess of the employment income allowed for benefit calculation purposes, i.e., $200 per month for a single person and $300 per month for a couple.

Responding to Priority Issues	B.13

3. FOSTERING COMMUNITY DEVELOPMENT

Investing in economic growth in all regions remains a priority for the government. In this respect, certain factors are essential to maintaining economic vitality and boosting wealth creation, including access to efficient and safe transportation networks as well as the implementation of projects that support local economic vitality.

As part of the fall 2024 Update on Québec's Economic and Financial Situation, the government is setting aside additional sums totalling nearly $1.2 billion to continue fostering the economic development of communities, namely:

— $879.6 million over four years for supporting the transition of public transit bodies;

— $300.0 million over four years for contributing to the vitality of Montréal and the Capitale-Nationale.

TABLE B.5

Financial impact of measures to foster community development

(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Supporting the transition of public transit bodies(1)	−	−250.0	−252.3	−214.9	−162.4	−879.6
Contributing to the vitality of Montréal and the Capitale-Nationale	−	−75.0	−75.0	−75.0	−75.0	−300.0
TOTAL	−	−325.0	−327.3	−289.9	−237.4	−1 179.6

(1) The amounts provided will be drawn from the Land Transportation Network Fund.

Responding to Priority Issues	B.15

3.1 Supporting the transition of public transit bodies

Public transit services help improve the fluidity and efficiency of travel for all users of the road network and reduce the environmental impact of our travel habits.

In recent years, however, maintaining service levels has proved a major challenge, particularly as a result of significant increases in operating costs.

To help public transit bodies in this transition period, the government has developed a five-year assistance plan in collaboration with industry partners. This plan is designed to support public transit bodies in implementing measures to optimize their revenues and expenditures. This transitional assistance will end in 2028.

— These optimization measures could stem, among other things, from the recommendations of the performance audit carried out by the firm Raymond Chabot Grant Thornton on the 10 major public transit authorities and the Autorité régionale de transport métropolitain.

In the fall of 2023, the government had set aside $265.0 million to support public transit bodies under this plan.

In the fall 2024 update, the government is announcing an additional milestone by providing $879.6 million to complete the support granted to public transit bodies. As a result, the government's support under this plan will total more than $1.1 billion.

TABLE B.6

Assistance granted, in calendar years, under the public transit assistance plan

(millions of dollars)
	2024	2025	2026	2027	2028	2029	Total
Amounts announced as part of the 2023 update	265.0	−	−	−	−	−	265.0
Additional amounts announced as part of the 2024 update	−	250.0	252.3	214.9	162.4	−	879.6
TOTAL	265.0	250.0	252.3	214.9	162.4	−	1 144.6

Ultimately, government assistance granted since 2020 to support the recovery of public transit will amount to $3.3 billion.4

____________________________

4  This amount includes an $887.4 million contribution from the federal government.

B.16	Update on Québec’s Economic and Financial Situation

3.2 Contributing to the vitality of Montréal and the Capitale-Nationale

As part of the Déclaration de réciprocité concernant le nouveau partenariat entre le gouvernement du Québec et les gouvernements de proximité (declaration of reciprocity concerning the new partnership between the Québec government and local governments), the government reaffirmed its support for the economic development of Québec communities, notably by providing $267.5 million annually for the Regions and Rurality Fund.

Economic development projects supported by municipalities and the government, such as the acquisition of new technologies and the construction and expansion of plants, require multi-year investments.

The government is acting this fall to ensure the implementation of more than a hundred development projects, and is announcing an investment of $300.0 million over four years to extend until March 31, 2029 its contribution to the financing of projects supported by Montréal and the Capitale-Nationale, that is:

— $200.0 million for extending the Montréal Economic Development Fund;

— $100.0 million for extending the Capitale-Nationale Region Fund.

TABLE B.7

Financial impact of measures to contribute to the vitality of Montréal and the Capitale-Nationale

(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Extending the Montréal Economic Development Fund(1)	−	−50.0	−50.0	−50.0	−50.0	−200.0
Extending the Capitale-Nationale Region Fund(2)	−	−25.0	−25.0	−25.0	−25.0	−100.0
TOTAL	−	−75.0	−75.0	−75.0	−75.0	−300.0

(1) The appropriations will be granted to the Ministère de l'Économie, de l'Innovation et de l'Énergie.

(2) The appropriations will be granted to the Secrétariat du Conseil du trésor.

Responding to Priority Issues	B.17

4. ENSURING THE SAFETY OF COMMUNITIES

The government is committed to ensuring a safe environment for all Quebecers in all its regions by implementing policies and initiatives aimed at strengthening community protection. As such, it offers effective disaster response and improved cellular coverage, in addition to honouring police coverage obligations in Nunavik.

Accordingly, as part of the fall 2024 Update on Québec's Economic and Financial Situation, the government is providing $433.1 million to ensure the safety of communities, namely:

— $262.1 million over three years for responding to the impact of floods;

— $16.4 million over two years for deploying new cell sites;

— $154.6 million over five years for honouring police coverage obligations in Nunavik.

TABLE B.8

Financial impact of measures to ensure the safety of communities

(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Responding to the impact of floods	−251.2	−5.4	−5.5	−	−	−262.1
Deploying new cell sites to ensure the safety of Quebecers(1)	−14.3	−2.1	−	−	−	−16.4
Honouring police coverage obligations in Nunavik(2)	−24.0	−29.1	−28.8	−33.8	−38.9	−154.6
TOTAL	−289.5	−36.6	−34.3	−33.8	−38.9	−433.1

Note: The amounts provided for 2024-2025 will be drawn from the Contingency Fund.

(1) The appropriations will be granted to the Ministère du Conseil exécutif.

(2) The appropriations will be granted to the Ministère de la Sécurité publique.

Responding to Priority Issues	B.19

4.1 Responding to the impact of floods

On August 9, 2024, Québec was hit by record rainfalls during the passage of post-tropical storm Debby, marking the end of a historic flooding season. Such disasters have significant material, organizational, psychosocial and physical impacts on communities. They therefore require rapid government intervention to ensure the safety of citizens.

Given this imperative, the government reacted quickly by allocating $262.1 million in response to these disasters, namely:

— $250.0 million for supporting victims and rebuilding infrastructure damaged by the floods in the summer of 2024;

— $12.1 million for improving flood and disaster response.

TABLE B.9

Financial impact of measures to respond to the impact of floods

(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Supporting victims and rebuilding infrastructure	−250.0	−	−	−	−	−250.0
Improving flood and disaster response(1)	−1.2	−5.4	−5.5	−	-	−12.1
TOTAL	−251.2	−5.4	−5.5	−	−	−262.1

(1) The appropriations will be granted to the Ministère de la Sécurité publique.

B.20	Update on Québec’s Economic and Financial Situation

❏ Supporting victims and rebuilding infrastructure

Thousands of Quebecers and dozens of municipalities made use of the General Financial Assistance Program Regarding Disasters in response to floods caused by post-tropical storm Debby. More than a hundred roads were also affected, requiring urgent repairs to ensure the accessibility of these essential mobility routes for communities.

Given the urgency of the situation and the needs of municipalities and the public, the government is providing an additional $250 million for fiscal year 2024-2025 to compensate victims and rebuild affected infrastructure.

TABLE B.10

Planned distribution of funding to support victims and rebuild infrastructure

(millions of dollars)
Total
Individuals and businesses	100
Municipalities	100
Departments and bodies	50
TOTAL	250

Source: Ministère de la Sécurité publique estimates.

❏ Improving flood and disaster response

When families and households are affected by disasters, such as floods, it is essential that they receive the help and support they need, and that they receive it promptly.

The government will therefore speed up the processing of applications for financial assistance and improve its support for municipalities in order to provide the necessary services to disaster victims.

Funding of $12.1 million over three years has been set aside to improve flood and disaster response following the exceptional situation experienced in Québec.

Responding to Priority Issues	B.21

4.2 Deploying new cell sites to ensure the safety of Quebecers

Recent events have highlighted the safety problems caused by inadequate cell coverage in Québec, including the impossibility of making emergency calls or receiving Québec En Alerte warnings.

To address this situation, the government is announcing $16.4 million over two years to add 18 cell sites in the Bas-Saint-Laurent, Mauricie and Saguenay-Lac-Saint-Jean administrative regions.

More than 200 cell sites to improve cellular coverage in the regions

Since 2018, the government will have supported the construction of more than 200 cell sites to improve cellular coverage in the Bas-Saint-Laurent, Mauricie, Estrie, Nord-du-Québec, Côte-Nord, Capitale-Nationale, Chaudière-Appalaches, Gaspésie-Îles-de-la-Madeleine, Abitibi-Témiscamingue, Laurentides, Saguenay−Lac-Saint-Jean and Centre-du-Québec regions. This demonstrates the government's commitment to ensuring adequate cellular coverage to meet the population's needs, particularly in terms of safety.

With a view to planning a next phase of deployment, a call for proposals was launched on July 22, 2024 by the Secrétariat à l'Internet haute vitesse et aux projets spéciaux de connectivité.

— The purpose of this call for proposals is to consult the industry in order to obtain proposals for innovative business models to complete cellular coverage throughout the inhabited territory.

B.22	Update on Québec’s Economic and Financial Situation

4.3 Honouring police coverage obligations in Nunavik

The safety of individuals remains a priority for the government, particularly in Nunavik, where geographical and social circumstances call for a tailored approach in the delivery of policing services.

— For example, as the 14 villages that make up Nunavik are isolated from one another and accessible only by water and air, the Nunavik Police Service must ensure that each village has a sufficient police presence to enable rapid mobilization in the event of an emergency.

The agreement on the provision of policing services between the Kativik Regional Government and the Québec and Canadian governments, which sets out the terms and conditions for funding the Nunavik Police Service, under which Québec assumes 48% of the costs and the federal government 52%, expired on September 30, 2024. It is therefore imperative to renew this agreement now, to ensure the continuity of policing services in the northern villages.

The government is therefore providing $154.6 million over five years to renew the agreement on the provision of policing services in Nunavik.

— This additional support will build on existing funding and enable the Nunavik Police Service to ensure safe, culturally appropriate deployment of its services.

— A total of $562.7 million will be provided to fund the Nunavik Police Service.

TABLE B.11

Funding allocated for the provision of policing services in Nunavik

(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Québec government
- Funding already planned	16.1	17.7	24.7	27.2	29.8	115.5
- Additional support allocated as part of the fall 2024 update	24.0	29.1	28.8	33.8	38.9	154.6
Subtotal − Québec government	40.1	46.8	53.5	61.0	68.7	270.1
Federal government	43.5	50.6	58.0	66.1	74.4	292.6
TOTAL	83.6	97.4	111.5	127.1	143.1	562.7

Responding to Priority Issues	B.23

FINANCIAL IMPACT

TABLE B.12 Financial impact of measures to respond to priority issues
(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Increasing support for the forestry sector
Providing $100 million to support the wood processing sector	−15.0	−	−	−	−	−15.0
Investing $440 million in reforestation efforts	−	−22.1	−31.5	−91.8	−91.8	−237.2
Subtotal − Increasing support for the forestry sector	−15.0	−22.1	−31.5	−91.8	−91.8	−252.2
Consolidating support for Quebecers
Promoting access to housing
- Accelerating the construction of new housing units	−59.4	−71.5	−30.1	−23.0	−	−184.0
- Allocating new units of the Rent Supplement Program to young people in difficulty	−	−4.3	−4.4	−4.5	−4.6	−17.8
- Enhancing the intervention capacity of the Administrative Housing Tribunal	−	−1.5	−1.5	−1.6	−1.6	−6.2
Subtotal − Promoting access to housing	−59.4	−77.3	−36.0	−29.1	−6.2	−208.0
Increasing employment income supplements for social assistance recipients	−0.6	−2.3	−2.3	−2.3	−2.3	−9.8
Subtotal − Consolidating support for Quebecers	−60.0	−79.6	−38.3	−31.4	−8.5	−217.8
Fostering community development
Supporting the transition of public transit bodies	−	−250.0	−252.3	−214.9	−162.4	−879.6
Contributing to the vitality of Montréal and the Capitale-Nationale	−	−75.0	−75.0	−75.0	−75.0	−300.0
Subtotal − Fostering community development	−	−325.0	−327.3	−289.9	−237.4	−1 179.6
Ensuring the safety of communities
Responding to the impact of floods
- Supporting victims and rebuilding infrastructure	−250.0	−	−	−	−	−250.0
- Improving flood and disaster response	−1.2	−5.4	−5.5	−	−	−12.1
Subtotal − Responding to the impact of floods	−251.2	−5.4	−5.5	−	−	−262.1
Deploying new cell sites to ensure the safety of Quebecers	−14.3	−2.1	−	−	−	−16.4
Honouring police coverage obligations in Nunavik	−24.0	−29.1	−28.8	−33.8	−38.9	−154.6
Subtotal − Ensuring the safety of communities	−289.5	−36.6	−34.3	−33.8	−38.9	−433.1
TOTAL	−364.5	−463.3	−431.4	−446.9	−376.6	−2 082.7

Responding to Priority Issues	B.25

Section C

OPTIMIZING AND UPDATING THE TAX SYSTEM

Summary	C.3

1. Continuing the review of tax expenditures	C.5

1.1 Optimizing the tax credit for career extension	C.6

1.2 Harmonizing capital gains taxation with the federal tax system	C.13

2. Indexing the tax system by 2.85% for the benefit of all Quebecers	C.19

C.1

SUMMARY

In Budget 2024-2025, the government announced a review of all its tax and budgetary expenditures. A total of 277 tax expenditures, at a cost of $49 billion in 2023, are currently being analyzed.

The actions resulting from this review will be aimed in particular at optimizing government tax expenditures while promoting economic growth. They are part of the plan to restore fiscal balance, which will be presented when Budget 2025-2026 is published, and will contribute to intergenerational equity.

The government is continuing its actions aimed at optimizing and updating its tax expenditures. These additional actions represent $3.4 billion over five years.

For 2025, the government is announcing the indexation of the personal income tax system and social assistance programs, representing tax relief of $5.2 billion over five years for Quebecers.

Accordingly, this update provides for the optimization of the tax credit for career extension, making it more effective and better adapted to the current labour market context. In addition, the government reiterates that capital gains tax measures have been announced since the last budget to ensure harmonization with changes to the federal tax system.

— Together, the adjustments to the tax credit for career extension and those to the taxation of capital gains represent a reduction in tax expenditures of some $3.4 billion over five years.

In addition, the government is announcing that Quebecers will benefit from an indexation of the personal income tax system parameters at a rate of 2.85% as of January 1, 2025, representing a cost of $5.2 billion over five years.

TABLE C.1 Measures to optimize and update the tax system
(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Continuing the review of tax expenditures	971.5	640.3	201.6	675.2	873.0	3 361.6
Indexing the tax system by 2.85% for the benefit of all Quebecers(1)	−278.7	−1 202.9	−1 224.3	−1 242.5	−1 261.5	−5 209.9
(1) The amounts are already included in the financial framework through the government's own-source revenue forecasts.

The actions outlined in this economic update are in addition to the steps already taken as part of Budget 2024-2025 to optimize government action.1

__________________________________

1  The measures announced in the last budget represented additional revenue of $2.9 billion over five years and were aimed at adjusting certain tax assistance measures for businesses, asking government enterprises for optimization efforts, continuing its tobacco control efforts and ensuring the fairness and integrity of the tax system.

Optimizing and Updating the Tax System	C.3

1. CONTINUING THE REVIEW OF TAX EXPENDITURES

Rigorous management of government expenditures is essential, particularly in the current budgetary context. In this respect, the review of tax expenditures underway by the government will help optimize the tax system and better align it with Québec's current realities.

— This review covers all 277 tax expenditures, the total cost of which was estimated at $49 billion in 2023.2

For the purposes of the exercise, the government will need to ensure that the measures meet their objectives, that they are in line with the current socioeconomic context and that they complement budgetary support. The analysis also considers compliance with the tax system's basic principles of fairness, neutrality and simplicity.

In its review of tax expenditures, the government is also consulting the academic community to obtain additional input.

— In this regard, the contributions of the academic community will be taken into consideration in government analyses, in particular studies by the Research Chair in Taxation and Public Finance, the Jacques-Parizeau Research Chair in Economic Policy, the Centre interuniversitaire de recherche en analyse des organisations (CIRANO) and the Centre for Productivity and Prosperity - Walter J. Somers Foundation.

❏ Measures to optimize tax expenditures

As part of the review of tax expenditures, the government is announcing initiatives representing savings of nearly $3.4 billion over five years.

— The eligibility age for the tax credit for career extension will be increased to 65 to take into consideration changes in the labour market and later retirements.

— As previously announced, capital gains taxation has been harmonized with the federal tax system.

TABLE C.2 Financial impact of measures to continue the review of tax expenditures
(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Optimizing the tax credit for career extension	–	227.2	223.0	219.7	216.8	886.7
Harmonizing capital gains taxation with the federal tax system	971.5	413.1	−21.4	455.5	656.2	2 474.9
TOTAL	971.5	640.3	201.6	675.2	873.0	3 361.6

__________________________________

2  In addition to the 277 tax expenditures, the tax system contains 42 measures that are part of the basic tax system, bringing the total to 319 measures. The cost of these is estimated to be $71.3 billion in 2023.

Optimizing and Updating the Tax System	C.5

1.1 Optimizing the tax credit for career extension

Québec's tax system grants a tax credit to workers aged 60 or over to reduce the tax they would normally have to pay on their work income. This tax incentive is called the tax credit for career extension,3 and it enables these workers to benefit from tax savings of up to $1 540.

— The measure is aimed at fostering the participation of older Quebecers in the labour market, which was falling well behind that of Ontarians.

However, the labour market and the behaviour of workers aged 60 and over have changed since the tax credit was introduced in 2012.

To adapt the tax credit to the new labour market context and improve its effectiveness, the government is announcing several changes to the tax credit for career extension. These changes will serve to:

— better align the eligibility age for the tax credit with the average age at which Quebecers retire, which is now close to 65;

— make the financial incentive more appealing to individuals aged 65 and over, for whom there continues to be a significant gap in labour market participation compared to Ontario;

— exclude certain taxpayers with high net incomes, for whom the decision to continue working is less likely to be influenced by the tax credit.

❏ Quebecers are retiring later

The average retirement age in Québec has changed quickly in recent years, increasing from 61.3 in 2011, before the introduction of the tax credit for experienced workers, to 64.7 in 2023.

CHART C.1 Average retirement age in Québec - 2011 to 2023

Source: Statistics Canada, Labour Force Survey. Special compilation for the Institut de la statistique du Québec.

__________________________________

3  When it was introduced, this tax measure was called the tax credit for experienced workers.

C.6	Update on Québec’s Economic and Financial Situation

❏ Closing the gap in the labour market participation rate of individuals aged 60 to 64

Historically, Québec has lagged behind other North American economies, notably that of Ontario, when it comes to the participation of people aged 60 and over in the labour market.

However, since the introduction of the tax credit, Québec has been catching up in this regard.

— For people aged 60 to 64, the historical gap with Ontario has practically disappeared, shrinking from 10.6 percentage points in 2010 to 0.3 percentage points in 2023.

— As for people aged 65 to 69, the gap between the participation of Ontario and Québec workers has narrowed to a lesser extent, falling from 8.4 percentage points in 2010 to 5.9 percentage points in 2023.

CHART C.2 Gap between the participation rate of individuals aged 60 to 69 in Ontario and Québec
(percentage points)

Source: Statistics Canada.

Optimizing and Updating the Tax System	C.7

❏ Adjusting the eligibility age based on retirement age

As of the 2025 taxation year, the tax credit for career extension will be modified.

— The eligibility age for the tax credit will be increased from 60 to 65.

—The exclusion of the first dollars of work income eligible for the tax credit will be increased from $5 000 to $7 500 and indexed as of 2026 to ensure that it covers individuals who work a certain amount.

— The cap on work income eligible for the tax credit exceeding the exclusion will be increased from $11 000 to $12 500 and indexed as of 2026.

— The reduction threshold of the tax credit will be increased from $42 090 to $56 500, and the reduction of the amount will now be based on net income.4

— The applicable reduction rate will be increased from 5% to 7%.

In addition, workers who had been grandfathered since the introduction of the tax credit reduction based on income will no longer be eligible for this benefit.5

TABLE C.3

Changes to the parameters of the tax credit for career extension - 2025

(dollars, unless otherwise indicated)
	Current	Adjusted
Eligible amounts of work income
- 60 to 64	10 000	-
- 65 and over	11 000	12 500
Exclusion of the first dollars of work income	5 000	7 500
Maximum tax credit(1)	1 540	1 750
Reduction
- Income considered for the reduction	Work income	Net income
- Reduction threshold	42 090	56 500
- Reduction rate	5%	7%
(1) The value of the maximum tax credit is 14% of the amount of eligible work income.

__________________________________

4 Net income corresponds to total income less several deductions. Compared to a reduction based on work income, a reduction based on net income will better target assistance to low-income workers by taking into consideration all of their income. In addition, starting in 2026, the tax credit reduction threshold will be indexed.

5 For more information, see the information bulletin accompanying this document.

C.8	Update on Québec’s Economic and Financial Situation

❏ Changes to make the tax credit more effective

The increase in the maximum amount from $11 000 to $12 500 and its indexation will help ensure that the incentive remains appealing in light of the rising cost of living and wages in the last few years.

In addition, changes to the tax credit will refocus assistance on low-income and middle-class workers aged 65 and over.

Workers aged 60 to 64 in 2025 will no longer be eligible for the tax credit, which will represent an average reduction in tax assistance of $973 for 194 683 taxpayers.

❏ Increased tax assistance of up to $210

The maximum assistance available to workers aged 65 and over through the tax credit for career extension will increase by $210.

— For example, a 65-year-old worker with work income of $35 000 and retirement income of $22 000 will benefit from a higher tax credit, which will rise from $1 540 to $1 750.

TABLE C.4

Illustration of the tax credit for career extension for a 65-year-old individual with work income of $35 000 and retirement income of $22 000 - 2025

(dollars, unless otherwise indicated)
	Before	After
Work income	35 000	35 000
Retirement income	22 000	22 000
Net income(1)	55 265	55 265
Maximum tax credit	1 540	1 750
Reduction based on income
- Income considered for the reduction	35 000	55 265
- Reduction threshold	42 090	56 500
- Amount exceeding threshold	-	-
- Reduction rate	5%	7%
Reduction	-	-
TAX CREDIT(2)	1 540	1 750
- Difference compared to current assistance	-	+210

(1) Net income corresponds to total work income and retirement income from which certain deductions are subtracted. It accordingly takes into account the deduction for workers, which will be $1 420 in 2025, as well as the deduction for additional contributions to the Québec Pension Plan, which is $315 in this illustration.

(2) The tax credit corresponds to the maximum tax credit less the reduction.

Optimizing and Updating the Tax System	C.9

❏ Reduced tax assistance for wealthier taxpayers

Workers aged 65 or over with a lower work income but significant income from other sources, such as retirement income, will no longer benefit from the tax credit.

— For example, a 65-year-old worker with retirement income of $75 000 and work income of $25 000 will no longer benefit from the tax credit for career extension, whereas based on the current method, they would receive $1 540 in tax assistance.

TABLE C.5 Illustration of the tax credit for career extension for a 65-year-old individual with work income of $25 000 and retirement income of $75 000 - 2025
(dollars, unless otherwise indicated)
	Before	After
Work income	25 000	25 000
Retirement income	75 000	75 000
Net income(1)	98 365	98 365
Maximum tax credit	1 540	1 750
Reduction based on income
- Income considered for the reduction	25 000	98 365
- Reduction threshold	42 090	56 500
- Amount exceeding threshold	―	41 865
- Reduction rate	5%	7%
Reduction	―	2 931
TAX CREDIT(2)	1 540	―
- Difference compared to current assistance	―	−1 540

(1) Net income corresponds to total work income and retirement income from which certain deductions are subtracted.
It accordingly takes into account the deduction for workers, which will be $1 420 in 2025, as well as the deduction for additional contributions to the Québec Pension Plan, which is $215 in this illustration.

(2) The tax credit corresponds to the maximum tax credit less the reduction.

C.10	Update on Québec’s Economic and Financial Situation

❏ Illustration of changes to the tax credit for a 65-year-old worker

As a result of the announced changes, the maximum tax savings offered through the tax credit for career extension will increase from $1 540 to $1 750 for workers aged 65 or over, and the tax incentive will now be available to individuals with a net income of up to $81 500.

— For example, a 65-year-old worker with retirement income of $22 000 will generally benefit from greater tax savings if their net income is less than $59 500.

— However, if that worker's net income is higher than $59 500, they will receive a lower amount than in the current situation, mainly due to the reduction based on net income and the increase in the reduction rate.

CHART C.3 Illustration of the tax credit for a worker aged 65 with retirement income of $22 000 - 2025
(dollars)

Optimizing and Updating the Tax System	C.11

❏ Additional incentives for individuals aged 65 and over

Several studies have been published about the effectiveness of the tax credit for career extension.
These studies generally conclude that the existence of the tax credit has not had a significant impact on the participation of experienced workers in the labour market, and that to change workers' behaviour, the incentive to continue working must be substantial.

Since January 1, 2024, new incentives have been introduced to encourage workers aged 65 and over to continue working, namely:

— the option to stop contributing to the Québec Pension Plan (QPP) for taxpayers aged 65 and over who are already receiving their pension, which, in 2024, can generate savings of up to $4348 for a wage-earner in 2024;6

— the implementation of protection for QPP retirement pensions to ensure that years of low employment earnings from age 65 onwards do not reduce the average earnings used to calculate the retirement pension, for example, if an individual holds a part-time or lower-paying job at the end of their career.

The enhanced amount provided by the tax credit for career extension is therefore in addition to these new provisions for the QPP and, together, they constitute a significant set of incentives for job retention. These incentives will help Québec close the gap with Ontario in terms of the participation of individuals aged 65 and over in the labour market.

__________________________________

6  This amount is reached starting with a salary of $73 200, which is above the reduction threshold of the tax credit for career extension.

C.12	Update on Québec’s Economic and Financial Situation

1.2 Harmonizing capital gains taxation with the federal tax system

In its 2024 budget, the federal government announced several changes to the personal and corporate tax systems, including an increase in the capital gains inclusion rate.

One of the analysis criteria used to review tax expenditures is maintaining consistency between the Québec and federal tax systems.

— Historically, the Québec government has harmonized its tax system with the federal government's changes regarding capital gains. The tax systems of other provinces are also aligned in this regard.

The Québec government has therefore announced7 that it would harmonize its tax system with the federal measures. This will result in a net effort of nearly $2.5 billion over five years.

— The increase in the capital gains inclusion rate and the adjustment to the security options deduction will generate $2.8 billion in government revenue.

— Conversely, mitigation measures to promote investment will cost $310.2 million.

TABLE C.6

Financial impact of measures to harmonize capital gains taxation with the federal system

(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Increase in the capital gains inclusion rate and adjustment to the security options deduction	1 005.9	479.3	47.5	525.4	727.0	2 785.1

Mitigation measures to promote investment	−34.4	−66.2	−68.9	−69.9	−70.8	−310.2

TOTAL	971.5	413.1	−21.4	455.5	656.2	2 474.9

Note: Revenue will be non-linear over time and will have greater impacts at the beginning and end of the period. This is due to an increase in transactions prior to June 25, 2024, the effective date of the changes.
Revenue is then expected to decline in the coming years and level off as of 2028-2029.

__________________________________

7 See information bulletins 2024-5 and 2024-6.

Optimizing and Updating the Tax System	C.13

❏ Increase in the capital gains inclusion rate and adjustment to the security options deduction

As of June 25, 2024, the capital gains inclusion rate was increased from 50% to 66.7%.

— For individuals, the increased rate applies to capital gains exceeding an annual threshold of $250 000. This increase affects a limited number of Quebecers, about 0.1% of all taxpayers every year.

— For corporations and trusts, the increase applies to all capital gains. However, the Québec tax system continues to incentivize investment. Québec continues to stand out with a marginal effective tax rate on investment that is lower than the Canadian, U.S. and OECD averages, which encourages businesses to invest here despite this change.

In addition, the security options deduction has been adjusted to match the increase in the capital gains inclusion rate. Accordingly, for security options eligible for a 50% deduction,8 the rate was reduced to 33.3% for the portion of the taxable benefit exceeding the annual threshold of $250 000.

Québec's harmonization with these federal measures will result in a $2.8-billion increase in government revenue over five years.

TABLE C.7

Financial impact of the measures aimed at increasing the capital gains inclusion rate and adjusting the security options deduction

(millions of dollars)
	2024- 2025	2025- 2026 -	2026- 2027	2027- 2028	2028- 2029	Total
Increase in capital gains inclusion rate
- Personal income tax system	265.3	274.0	96.0	235.9	303.5	1 174.7
- Corporate tax system	736.3	196.6	−57.3	280.7	414.7	1 571.0
Subtotal	1 001.6	470.6	38.7	516.6	718.2	2 745.7
Adjustment to security options deduction	4.3	8.7	8.8	8.8	8.8	39.4
TOTAL	1 005.9	479.3	47.5	525.4	727.0	2 785.1

Note: Revenue will be non-linear over time and will have greater impacts at the beginning and end of the period. This is due to an increase in transactions prior to June 25, 2024, the effective date of the changes. Revenue is then expected to decline in the coming years and level off as of 2028-2029.

Furthermore, as a reminder, capital gains on the sale of a principal residence remain tax-free. In addition, capital gains earned in a registered savings vehicle such as an RRSP, a TFSA or an FHSA are not included in an individual's income and are therefore not subject to the increased inclusion rate.

__________________________________

8  Security options issued by Québec SMBs engaged in innovative activities or publicly traded companies with a payroll in Québec of $10 million or more are eligible for the 50% deduction, which was reduced to 33.3%. Eligible security options that qualify for a deduction at the 25% rate are not affected.

C.14	Update on Québec’s Economic and Financial Situation

Illustration of capital gains tax on the sale of a secondary residence

A capital gain is typically the difference between an asset's sale and purchase price. It also takes into account the outlays and expenses incurred to sell the asset.

For individuals, the increase in the capital gains inclusion rate to 66.7% applies solely to the amount exceeding $250 000.1 Accordingly, individuals who realize capital gains of less than $250 000 per year are not affected by the change.

For example, an individual sells a secondary residence for $1 million and realizes a $300 000 capital gain. Of the $1 million from the sale:

— $700 000 is not taxable, as it is not a capital gain;

— the first $250 000 of capital gains will remain included in their income at 50% ($125 000) and the $50 000 excess will be included at 66.7% ($33 333). As a result, this individual will have to include a total of $158 333 rather than $150 000 in their income.2

If this taxpayer is subject to the highest Québec and federal marginal tax rates, the additional tax payable will be $4 442.

Illustration of the increase in the capital gains inclusion rate on a $1-million sale of a secondary residence

(dollars, unless otherwise indicated)
	Before	After	Gap
Sale of a secondary residence	1 000 000	1 000 000	―
Capital gain	300 000	300 000	―
Income inclusion rate
- First $250 000	50.0%	50.0%	―
- Amount exceeding $250 000	50.0%	66.7%	16.7%
Taxable capital gain
- First $250 000	125 000	125 000	―
- Amount exceeding $250 000	25 000	33 333	8 333
Subtotal	150 000	158 333	8 333
Tax payable on capital gain(1)
- Québec tax payable	38 625	40 771	2 146
- Federal tax payable	41 333	43 629	2 296
TOTAL TAX PAYABLE	79 958	84 400	4 442
(1) The tax payable is calculated at the highest marginal tax rate for the taxable portion of the capital gain.

1 This annual threshold applies on an individual basis. For example, capital gains realized on assets owned equally by a couple will be taxed more heavily only if they exceed $500 000.

2 This amount is equal to a 50% inclusion rate for the entire capital gain.

Optimizing and Updating the Tax System	C.15

❏ Mitigation measures to promote investment

To mitigate the effects of the increased inclusion rate on entrepreneurs' investment decisions, it was also announced as part of this harmonization with the federal system that:

— the limited capital gains exemption will increase from $1 million to $1.25 million, for both qualified small business corporation shares and farm or fishing property;

— an incentive for entrepreneurs will be created in addition to the existing exemption. This will reduce by half the new inclusion rate for eligible capital gains on the sale of a business covered by the incentive. This incentive will have a $400 000 threshold in 2025, which will gradually increase to reach $2 million in 2029.

These measures, which will cost $310 million over five years, are designed to encourage investment and support Québec's economic growth.

TABLE C.8

Financial impact of the mitigation measures to promote investment

(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total

Increasing the limited capital gains exemption for qualified small business corporation shares	−21.3	−30.6	−31.2	−32.0	−32.7	−147.8

Increasing the limited capital gains exemption for farm or fishing property	−6.6	−9.5	−9.8	−10.0	−10.2	−46.1

Implementing the Entrepreneurs' Incentive	−6.5	−26.1	−27.9	−27.9	−27.9	−116.3

TOTAL	−34.4	−66.2	−68.9	−69.9	−70.8	−310.2

C.16	Update on Québec’s Economic and Financial Situation

Illustration of the effect of the mitigation measures for the capital gain on the sale of a farming business

An individual sells a farming business that qualifies for the limited capital gains exemption and the new Entrepreneurs' Incentive. The capital gain on the sale amounts to $5 million.

Limited capital gains exemption increased to $1.25 million

The increase in the limited capital gains exemption from $1 million to $1.25 million will reduce the non-exempt capital gain by approximately $205 000. This brings the capital gain to $3.75 million.

Entrepreneurs' Incentive

The addition of the Entrepreneurs' Incentive will provide tax relief for this individual's capital gains.

— The first $2 million (starting in 2029) will be protected by the new Entrepreneurs' Incentive, which reduces the inclusion rate for this bracket to 33.3%.

— After taking the incentive into account, $250 000 will be included in their income at 50% and the excess amount, or $1.5 million, will be included at 66.7%.

On a net basis, this individual will benefit from a $99 248 reduction in tax payable if they are subject to the highest Québec and federal marginal tax rates. They will therefore not be adversely affected by the increase in the inclusion rate.

Illustration of the capital gain on the sale of a farming business

(dollars, unless otherwise indicated)
	Before	After	Gap
Gross capital gain	5 000 000	5 000 000	―
Limited exemption(1)	1 044 291	1 250 000	205 709
Non-exempt capital gain	3 955 709	3 750 000	−205 709
Income inclusion rate
- Entrepreneurs' Incentive (first $2 million)(2)	n/a	33.3%	n/a
- After consideration of the incentive
▪ First $250 000	50.0%	50.0%	―
▪ Amount exceeding $250 000	50.0%	66.7%	16.7%
Taxable capital gain
- Entrepreneurs' Incentive (first $2 million)(2)	―	666 667	666 667
- After consideration of the incentive
▪ First $250 000	125 000	125 000	―
▪ Amount exceeding $250 000	1 852 855	1 000 000	−852 855
Subtotal	1 977 855	1 791 667	−186 188
Tax payable on capital gain(3)
- Québec tax payable	509 298	461 354	−47 943
- Federal tax payable	544 998	493 694	−51 304
TOTAL TAX PAYABLE(1)	1 054 295	955 048	−99 248

Note: Totals may not add due to rounding.

(1) This is the estimated threshold for 2025. However, the exemption amount ($1.25 million) will be indexed as of 2026.

(2) The threshold, which will be $400 000 in 2025, will gradually increase to $2 million in 2029. For illustrative purposes, the $2 million cap has been applied.

(3) The tax payable is calculated at the highest marginal tax rate for the taxable portion of the capital gain.

Optimizing and Updating the Tax System	C.17

2. INDEXING THE TAX SYSTEM BY 2.85% FOR THE BENEFIT OF ALL QUEBECERS

In 2024, although the rising cost of living has slowed, protecting Quebecers' purchasing power remains a priority for the government.

Accordingly, in the fall 2024 update, the government is announcing the indexation of the personal tax system and social assistance benefits to the increase in consumer prices observed in Québec.

As of January 1, 2025, Quebecers will benefit from a 2.85% indexation9 of the parameters of the tax system and social assistance programs.

❏ $1.2 billion in tax relief to support households

Overall, indexation at a rate of 2.85% translates into tax relief of $1.2 billion per year.
For the 2025 taxation year, this means a gain of:

— $1.1 billion relating to the personal income tax system;

— $93 million relating to social assistance benefits.

The indexation will benefit all Quebecers, numbering approximately five million households.
It will benefit low- and middle-income households more specifically, due to adjustments to refundable tax credits and social assistance benefits. For example:

— the basic personal amount will increase from $18 056 to $18 571, resulting in tax savings of $72;

— the maximum Family Allowance will rise from $2 923 to $3 006 per child, a gain of $83.

Adjustments to social assistance benefits will provide additional financial assistance to the most vulnerable. For example, in 2025:

— the basic annual social assistance benefit for a social assistance recipient will rise from $9 144 to $9 408, an increase of $264;

— for the Basic Income Program, the annual benefit for a single person will rise from $19 524 to $20 076, an increase of $552.

__________________________________

9  The 2025 indexation rate will correspond to the percentage change in the Consumer Price Index for Québec, excluding alcoholic beverages, tobacco products and recreational cannabis, between the 12-month period ended September 30, 2024 and the one ended September 30, 2023.

Optimizing and Updating the Tax System	C.19

TABLE C. 9

Illustration of the 2025 indexation for certain parameters of the tax system and social assistance programs

(dollars)
	2024	2025	Gain
Personal income tax(1)
Maximum threshold of first taxable income bracket (14%)	51 780	53 255	74
Maximum threshold of second taxable income bracket (19%)	103 545	106 495	148
Maximum threshold of third taxable income bracket (24%)	126 000	129 590	63
Basic personal amount	18 056	18 571	72
Refundable tax credits
Family allowance
- Maximum amount per child	2 923	3 006	83
- Minimum amount per child	1 163	1 196	33
Refundable solidarity tax credit(2)	1 221	1 256	35
Refundable tax credit for childcare expenses (limit for children under 7 years of age)(3)	11 935	12 275	238
General work premium (maximum amount for a couple with children)(4)	3 873	3 984	111
Social assistance programs
Social assistance(5)
- Single person	9 144	9 408	264
- Couple	14 148	14 556	408
Basic Income Program(6)	19 524	20 076	552

Note: For more details on the indexing of the personal income tax system, the document entitled Parameters of the Personal Income Tax System for 2025 may be consulted on the Ministère des Finances website in the "Publications" section (https://www.quebec.ca/en/government/ministere/finances/publications).

(1) The gain presented corresponds to the maximum tax savings resulting from the indexation.

(2) Amount for a person living alone in unsubsidized housing.

(3) The limit for qualifying childcare expenses for children under 7 years old will cover a rate of $47.21 per day in 2025 for 260 days of full-time childcare. The value represents the effect of indexation for a family with an income of $100 000 that benefits from the 70% tax credit conversion rate for childcare expenses of at least $12 275.

(4) The maximum amounts of the work premium for a single person, a couple without children and a single-parent family have also been adjusted. Differences may not add due to rounding.

(5) Corresponds only to the indexed basic benefit, which does not include the various adjustments or the temporarily limited capacity allowance.

(6) The amount corresponds to that available to a single person under the Basic Income Program.

C.20	Update on Québec’s Economic and Financial Situation

❏ A high indexation rate for a third consecutive year

With an indexation of 6.44% in 2023 and 5.08% in 2024, the indexation for 2025, set at 2.85%, is the third highest since the automatic indexation of the tax system.

Accordingly, for a third consecutive year, the indexation rate is higher than the forecast inflation.
This shows that taxation is being adapted to economic realities, allowing taxpayers to enjoy purchasing power protection that matches the rise in consumer prices.

— Ministère des Finances du Québec forecasts show that inflation could reach 2.25% in 2025.

CHART C.4 Change in the indexation rate from 2020 to 2025
(per cent)

Note: The indexation rate will correspond to the percentage change in the Consumer Price Index for Québec, excluding alcoholic beverages, tobacco products and recreational cannabis, between the 12-month period ended September 30 of the current year, and the one ended September 30 of the previous year.

Optimizing and Updating the Tax System	C.21

Certain capped rates and other indexed amounts that help protect purchasing power

Ceiling of 3% for indexation of several rates

Many government rates are automatically adjusted, typically to inflation, to reflect the rising cost of the public service. To limit the impact of inflation, the government capped rate indexing at 3% for a period of four years, from 2023 to 2026.

This cap applies to several important rates, including:

- contributions to be paid to a residential long-term care centre (CHSLD);

- driver's licence and vehicle registration fees;

- reduced-contribution childcare fees;

- Hydro-Québec's domestic rates;

- university tuition fees.

The applied rates are announced annually after determining the lesser of the rate calculated based on the standard indexation rule or 3%.

Government benefits and other amounts

Québec Pension Plan benefits

Québec Pension Plan (QPP) benefits are indexed on January 1 each year. For current retirees, benefits were indexed at 4.4%[1],[2] in 2024.

For example, an individual with a monthly retirement pension of $598.68 benefited from an increase of $26.34 per month, which represents an additional $316.08 for 2024.

Support payments

Support payments awarded pursuant to a judgment are generally indexed on January 1 of each year in accordance with the rate applicable to the Québec Pension Plan or, in certain cases, on the date set forth in the judgment. For 2024, the indexation rate was 4.4%.[1]

For example, for a support payment of $200 per month, the increase was about $9, or an annual increase of approximately $106.

Legal aid

The eligibility thresholds for legal aid are adjusted on May 31 of each year based on the minimum wage growth rate announced on May 1 of the same year. For 2024, a single person earning $28 665 may have free access to a lawyer to obtain legal aid.

1 The 2024 rate is based on the change in the Consumer Price Index for Canada between the 12-month period ended October 31, 2023 and the one ended October 31, 2022.

2 Québec Pension Plan contributions increase according to the increase in maximum pensionable earnings.

C.22	Update on Québec’s Economic and Financial Situation

FINANCIAL IMPACT

TABLE C.10

Financial impact of actions to optimize and update the tax system

(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
CONTINUING THE REVIEW OF TAX EXPENDITURES
Optimizing the tax credit for career extension	–	227.2	223.0	219.7	216.8	886.7
Harmonizing capital gains taxation with the federal tax system
Increase in the capital gains inclusion rate and adjustment to the security options deduction
- Increase in capital gains inclusion rate
▪ Personal income tax system	265.3	274.0	96.0	235.9	303.5	1 174.7
▪ Corporate tax system	736.3	196.6	−57.3	280.7	414.7	1 571.0
Subtotal - Increase in capital gains inclusion rate	1 001.6	470.6	38.7	516.6	718.2	2 745.7
- Adjustment to security options deduction	4.3	8.7	8.8	8.8	8.8	39.4
Subtotal - Increase in capital gains inclusion rate and adjustment to security options deduction	1 005.9	479.3	47.5	525.4	727.0	2 785.1
Mitigation measures to promote investment
- Increasing the limited capital gains exemption for qualified small business corporation shares	−21.3	−30.6	−31.2	−32.0	−32.7	−147.8
- Increasing the limited capital gains exemption for farm or fishing property	−6.6	−9.5	−9.8	−10.0	−10.2	−46.1
- Implementing the Entrepreneurs' Incentive	−6.5	−26.1	−27.9	−27.9	−27.9	−116.3
Subtotal - Mitigation measures to promote investment	−34.4	−66.2	−68.9	−69.9	−70.8	−310.2
Subtotal - Harmonizing capital gains taxation with the federal system	971.5	413.1	−21.4	455.5	656.2	2 474.9
TOTAL - CONTINUING THE REVIEW OF TAX EXPENDITURES	971.5	640.3	201.6	675.2	873.0	3 361.6
INDEXING THE TAX SYSTEM BY 2.85% FOR THE BENEFIT OF ALL QUEBECERS(1)	−278.7	−1 202.9	−1 224.3	−1 242.5	−1 261.5	−5 209.9
(1) The amounts are already included in the financial framework through the government's own-source revenue forecasts.

Optimizing and Updating the Tax System	C.23

Section D

THE QUÉBEC ECONOMY:
RECENT DEVELOPMENTS AND OUTLOOK
FOR 2024 AND 2025

Summary	D.3

1. Québec's economic situation	D.9

1.1 Stronger recovery in economic activity than forecast in March	D.9

1.2 Population growth will stagnate in 2025, after a large increase in 2024	D.11

1.3 The labour market is gradually rebalancing	D.13

1.4 Domestic demand will remain the mainstay of growth	D.15

1.5 Household expenditures will be the main driver of economic activity	D.17

1.6 The residential sector is gradually stabilizing and will return to growth in 2025	D.19

1.7 Non-residential business investment will pick up in 2025	D.21

1.8 The value of government investment reaches a peak	D.22

1.9 Export trends will be synchronized with global economic activity in 2024 and 2025	D.23

1.10 Inflation is within the Bank of Canada's target range	D.24

1.11 Nominal GDP growth to remain strong in 2024	D.25

1.12 Forecasts comparable to those of the private sector	D.26

2. The situation of Québec's main economic partners	D.29

2.1 The economic situation in Canada	D.29

2.2 The economic situation in the United States	D.33

3. The global economic situation	D.37

4. Developments in financial markets	D.43

5. The main risks that may influence the forecast scenario	D.47

D.1

SUMMARY

❏ Overall upward adjustments to economic forecasts for 2024

Monetary tightening has had the desired effect worldwide. In 2023, the policy rate hikes in most economies helped slow down the growth in demand and keep inflation under control. Moreover, in 2024, the global economy has proven to be resilient in the face of these restrictive monetary policies. Compared to Budget 2024-2025, real GDP growth for 2024 has been adjusted upwards in the majority of economies.

— In 2024, global real GDP growth is expected to be 3.2%, compared to the increase of 2.8% that was forecast in March.1 Similarly, economic activity is expected to grow by 2.6% in the United States (+1.5% in March) and 1.2% in Canada (+0.7%).

— Economic activity in Québec, meanwhile, has already begun to pick up after slowing significantly in 2023. The rebound in real GDP is expected to be 1.2% in 2024. In March, growth of 0.6% was forecast.

In 2025, global real GDP growth is expected to hold steady. Inflation will return to its growth target in most economies, and central banks will continue their monetary easing.

— In Québec, real GDP growth will be 1.5% in 2025.

After slowing significantly in 2023 (+0.6%), economic growth is expected to accelerate to 1.2% in 2024 and 1.5% in 2025.

Economic activity will be driven, in particular, by falling interest rates and inflation.

TABLE D.1 Economic growth
(real GDP, percentage change)
	2022	2023	2024	2025
Québec	3.4	0.6	1.2	1.5
- March 2024	2.5	0.2	0.6	1.6
Canada	4.2	1.5	1.2	1.7
- March 2024	3.8	1.1	0.7	1.9
United States	2.5	2.9	2.6	1.8
- March 2024	1.9	2.5	1.5	1.6
World(1)	3.6	3.3	3.2	3.2
- March 2024	3.5	3.0	2.8	3.0

(1) Global real GDP is expressed in purchasing power parity.

Sources: Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, S&P Global, LSEG Datastream, Bloomberg, Eurostat and Ministère des Finances du Québec.

______________________________________

1 Unless otherwise indicated, this section reflects economic data available as at November 8, 2024.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.3

❏ Québec's economic recovery is already under way

After slowing significantly in 2023 (+0.6%), the economy has begun to recover. Real GDP growth is expected to be 1.2% in 2024, while an increase of 0.6% was forecast last March.

— Household spending will remain the primary driver of the increase in economic activity. Household consumption will be supported by the strong population growth and the reduction in interest rates, which began last June.

— Moreover, growth in wages and salaries will remain strong in 2024 (+5.6%). This will support the growth in household disposable income (+6.4%), which will rise faster than inflation (+2.5%).

Québec's economy is therefore well positioned for sustained expansion, supported by the gradual decline in interest rates and inflation. In 2025, growth in economic activity will accelerate slightly to 1.5%. This is similar to the growth forecast last March (+1.6%).

❏ Inflation moderation and monetary easing will foster economic growth

Restrictive monetary policies have paid off. Inflationary pressures have eased worldwide. Progress on the inflation front has enabled central banks to begin their monetary easing cycle.

— So far in 2024, the Bank of Canada has cut its policy rate from 5.00% to 3.75%, and the U.S. Federal Reserve has lowered its key interest rate by 75 basis points to fall within the 4.50% to 4.75% range.

Over the coming quarters, inflation is expected to remain close to central bank targets.

— In particular, in Canada, annual growth in the Consumer Price Index (CPI) fell from 2.9% in January 2024 to 1.6% in September. It should remain close to the Bank of Canada's 2.0% target in the coming quarters.

TABLE D.2 Consumer Price Index
(percentage change)
	2022	2023	2024	2025
Québec	6.7	4.5	2.5	2.2
Canada	6.8	3.9	2.4	2.2
United States	8.0	4.1	2.8	2.2
Euro area(1)	8.4	5.4	2.4	2.0
World(1)	8.6	6.7	5.8	4.3
(1) International Monetary Fund's October 2024 forecast. Sources: Statistics Canada, S&P Global, International Monetary Fund and Ministère des Finances du Québec.

D.4	Update on Québec’s Economic and Financial Situation

Standard of living continues to catch up

Québec's standard of living will resume growth in 2025

Major steps have been taken since fall 2018 to increase the potential of Québec's economy in an effort to create more wealth. These actions and Québec's strong economic performance have led to a significant rise in the standard of living in Québec, as defined by real GDP per capita.

— Between 2018 and 2022, the standard of living in Québec rose by 5.0%.

Then, in 2023 and 2024, the standard of living declined slightly in Québec.

— In 2023, real GDP growth was dampened by the effects of restrictive monetary policy and high inflation. In addition, temporary factors specific to Québec, such as major forest fires, low water levels in Hydro-Québec's basins and public and parapublic sector strikes, curbed the rise in economic activity.

— In 2024, the recovery of economic growth was accompanied by strong population growth. These developments led to a temporary decline in real GDP per capita.

By 2025, the acceleration in economic growth will allow the standard of living to resume growth.

In 2028, real GDP per capita is expected to reach nearly $55 700, an increase of 8.5% compared to 2018.

Québec's standard of living
(real GDP in chained 2017 dollars per capita)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.5

Standard of living continues to catch up (cont.)

Québec's strong economic performance since 2018 has narrowed the gap in living standards with Ontario and the rest of Canada.

— Between 2018 and 2022, the standard of living measured by real GDP per capita rose by an average of 1.2% per year in Québec, while progressing more slowly in Ontario (+0.5%) and the rest of Canada (+0.2%) during that period.

In 2023 and 2024, the standard of living will decline for both Québec and its main trading partners. However, since the relative changes in real GDP per capita will be more favourable in Québec than in Ontario and the rest of Canada, gains in terms of catching up on the standard-of-living gap will continue.

— In 2024 in particular, Québec's standard of living (−1.1%) will decline less markedly than in Ontario (−2.1%) and the rest of Canada (−2.0%).

▪ While real GDP growth is expected to slow in Ontario (from 1.7% in 2023 to 1.0% in 20241) and the rest of Canada in 2024 (from 1.7% to 1.1%1), economic growth will accelerate in Québec (from 0.6% to 1.2%).

▪ In addition, population growth in Ontario (+3.2%) and the rest of Canada (+3.2%) in 2024 was stronger than in Québec (+2.4%). As a result, the increase in production will be spread over a larger number of people in Ontario and the rest of Canada.

— As such, the standard-of-living gap between Québec and Ontario is expected to continue narrowing, reaching 11.1% in 2024.

This improvement will continue in 2025, when the standard-of-living gap between Québec and Ontario will be 10.4%. Note that the Québec government has set itself the ambitious goal of reducing the gap in real GDP per capita with Ontario to less than 10% by 2026.

Change in standard of living
(real GDP per capita, change and gap with Québec in per cent)
	2018	2019	2020	2021	2022	2023	2024	2025	2019 to 2025(1)
Change
Québec	1.6	1.7	−5.5	7.0	2.2	−1.3	−1.1	1.4	4.0
Ontario	1.5	0.4	−5.8	5.5	2.1	−1.4	−2.1	0.8	−1.0
Rest of Canada	1.2	0.1	−6.2	5.0	2.3	−1.4	−2.0	0.9	−1.7
Gap
Ontario	15.9	14.4	14.1	12.5	12.4	12.3	11.1	10.4	-
Rest of Canada	20.2	18.4	17.5	15.3	15.5	15.4	14.3	13.7	-

Note: Ontario's real GDP growth for 2024 and 2025 corresponds to the average forecast of nine private sector institutions as at November 4, 2024. For the rest of Canada and the Ontario population in 2025, the growth forecasts are for Canada excluding Québec.

(1) Changes over the entire period.

Sources:  Institut de la statistique du Québec, Statistics Canada, Ontario Ministry of Finance and Ministère des Finances du Québec.

1 Ontario's real GDP growth for 2024 corresponds to the average forecast of nine private sector institutions as at November 4, 2024. For the rest of Canada, the growth forecast is for Canada excluding Québec.

D.6	Update on Québec’s Economic and Financial Situation

Standard of living continues to catch up (cont.)

Determinants of Québec's economic potential

The government's aim is to raise the standard of living for Quebecers. It will achieve this objective by acting on the determinants of growth, namely:

— productivity;

— the employment rate;

— the demographic weight of the population aged 15 to 64.

Productivity

Productivity, which is real GDP per job, measures the efficiency of workers to transform their efforts into output. Productivity gains offer the greatest potential for improvement to support growth in the standard of living in Québec.

After posting robust growth of 2.8% in 2021, productivity slowed in 2022 (+0.3%), before ceasing to contribute to the rise in economic activity in 2023. This decline reflected the cyclical slowdown in production in a context of strong job creation. This phenomenon was also seen in Ontario and Canada. In 2024, productivity will improve (+0.8%) while economic growth will resume and job creation will remain modest.

Employment rate

The employment rate, which is the total number of workers as a proportion of the population aged 15 to 64, has risen sharply in recent years, following the sharp decline in 2020. In 2023, it reached an all-time high, and Québec recorded the highest rate in Canada. As a result, potential employment rate gains will be more difficult to achieve.

Demographic weight of the population aged 15 to 64

Québec's population is aging. The proportion of Québec's population aged 15 to 64 has been declining steadily since the mid-2000s, and demographic trends are difficult to reverse.

Contribution of factors to Quebecers' standard of living
(average annual percentage change and contribution in percentage points)
	2010 to 2019	2020	2021	2022	2023	2024	2025	2026 to 2028
Growth factors (contribution)
Demographic weight of 15- to 64-year-olds(1)	−0.7	−0.7	−0.8	−0.6	−0.1	0.1	−0.8	−0.7
Employment rate(2)	1.1	−5.4	4.9	2.4	0.4	−2.0	1.3	0.8
Productivity(3)	0.7	0.7	2.8	0.3	−1.7	0.8	1.0	1.3
STANDARD OF LIVING(4)	1.1	−5.5	7.0	2.2	−1.3	−1.1	1.4	1.4
Real GDP	1.9	−4.7	7.3	3.4	0.6	1.2	1.5	1.6
Population	0.8	0.8	0.2	1.2	2.0	2.4	0.0	0.2

Note: Totals may not add due to rounding.

(1) The demographic weight of 15- to 64-year-olds represents the share of the population aged 15 to 64 as a percentage of the total population.

(2) The employment rate corresponds to the total number of workers in proportion to the population aged 15 to 64.

(3) Productivity as measured by real GDP per job.

(4) Standard of living as measured by real GDP per capita.

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.7

1. QUÉBEC'S ECONOMIC SITUATION

1.1 Stronger recovery in economic activity than forecast in March

After a period of major slowdown in 2023 (+0.6%), Québec's economic activity is now recovering. Real GDP growth is expected to reach 1.2% in 2024, exceeding the Budget 2024-2025 forecast.

— In 2024, household consumption (+2.2%) will be higher than expected (+0.8% in March), given that interest rates have fallen faster than anticipated and wage gains have been more robust.

— The interest rate cut forecast for the entire year is now 150 basis points compared to 75 basis points expected last March.

— In addition, the contribution of the external sector will outperform the March forecast (+0.5 percentage points compared to the +0.1 points projected in March).

— In particular, resilient economic growth in the United States (+2.6% vs. +1.5% in March) and Canada (+1.2% vs. +0.7%) will further support exports.

This recovery period kicks off a new expansionary cycle. Real GDP growth will continue in 2025 (+1.5%), supported by a more accommodative monetary policy, which will provide a more favourable economic environment.

— However, the growth outlook for 2025 is slightly lower than the March forecast (−0.1 percentage points). This adjustment is mainly the result of lower-than-expected population growth due to a reduction in the number of non-permanent residents (NPRs).

CHART D.1 Economic growth in Québec
(real GDP, percentage change)
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.9

Economic growth resumes

In Québec, real GDP growth slowed sharply in 2023, from 3.4% in 2022 to 0.6%.

— Real GDP growth was dampened by the effects of restrictive monetary policy, high inflation, and temporary factors, such as major forest fires, low water levels in Hydro-Québec's basins, and public and parapublic sector strikes.

However, since the outset of 2024, economic activity has bounced back.

— Real GDP by industry surged 0.7% in the first quarter of 2024 compared to the previous quarter. Growth continued in the second quarter (+0.7%) and third quarter (+0.3% in July compared to the previous quarter).

— The pace of annual inflation has slowed sharply. It fell from 3.3% in January 2024 to 1.3% in September.

— Despite a looser labour market, the unemployment rate, at 5.7% in October, remains the lowest among Canadian provinces (6.5% for Canada as a whole). As for the employment rate for people aged 15 to 64, which reached 76.9% in October, it is the highest in Canada (74.1% in Canada).

— Housing starts are up 16.5% for the first nine months of 2024 compared to the same period in 2023 (46 600 units on average at an annualized rate), following two significant declines in 2022 (−15.8%, to 57 100 units) and 2023 (−31.9%, to 38 900 units).

— A similar trend was noted in the resale market, with 12.6% more transactions for the first nine months of 2024 (85 900 transactions on average at an annualized rate) compared to the corresponding period of 2023 (87 100 transactions in 2022 and 75 900 transactions in 2023).

— International exports of goods remain resilient against a backdrop of moderating global economic growth.

This recovery is expected to continue in the second half of the year. Further interest rate cuts will fuel a favourable growth environment.

Recent economic indicators in Québec
(percentage change compared with the previous period, unless otherwise indicated)
	Aug.	Sept.	Oct.	Q1	Q2	Q3(1)	2023	2024(1)
Real GDP by industry	−	−	−	0.7	0.7	0.3	0.6(2)	0.8
Jobs (thousands)	14.7	21.7	6.5	0.3	2.8	−4.6	103.3	22.0
Unemployment rate (per cent)	5.7	5.5	5.7	4.7	5.3	5.6	4.5	5.3
Retail sales (in nominal terms)	1.0	−	−	−1.3	0.4	1.7	3.7	1.4
Consumer Price Index(3)	1.5	1.3	−	3.4	2.7	1.7	4.5	2.6
Housing starts (thousands)	41.4	40.3	−	50.0	50.9	38.9	38.9	46.6
Existing home sales (thousands)	90.0	93.4	−	82.6	85.1	90.1	75.9	85.9
International exports of goods (in real terms)	−5.6	−	−	−3.9	−1.5	7.4	3.4	3.4
Manufacturing shipments (in nominal terms)	−0.3	−	−	−0.6	1.8	−0.8	−1.0	1.2

(1) Cumulative of available periods compared to the previous period.

(2) Change in real GDP at market prices.

(3) Change compared to the previous year.

Sources: Institut de la statistique du Québec, Statistics Canada, Canada Mortgage and Housing Corporation, Centris and Canadian Real Estate Association.

D.10	Update on Québec’s Economic and Financial Situation

1.2 Population growth will stagnate in 2025, after a large increase in 2024

❏ International migration fuelled population growth in 2024

As at July 1, 2024, Québec's population stood at 9.1 million. The population has increased by almost 208 000 over the same period in 2023 (+2.4%).

This population growth was driven entirely by net international migration. Between July 1, 2023 and July 1, 2024:

— Québec welcomed 55 500 permanent immigrants;

— the number of NPRs rose by 162 500. Of these additional NPRs:

— 68.8% held a work or study permit (111 800 people),

— 31.2% were asylum seekers (50 700 people), with most holding a work or study permit (47 300 people);

— interprovincial migration losses amounted to just over 4 100 people;

— natural increase, which reflects the number of births less the number of deaths, did not contribute to population growth for the first time since these statistics began to be published. The number of births (78 050) was lower than the number of deaths (79 300).

Despite Québec's strong population growth in 2024 (+2.4%), it was outpaced by Canada as a whole (+3.0%), including Ontario (+3.2%) and Alberta (+4.4%).

CHART D.2 Population growth rate
(annual population change, per cent)
Note: From 1971 onward, population data are based on post-census estimates. Source: Statistics Canada.

❏ The number of NPRs will decline from 2025 onward, which will lead to stagnant population growth in the next few years

NPRs represent an increasingly significant proportion of the population. In Québec, their share of the total population rose from 3.1% as at July 1, 2021 to 6.5% as at July 1, 2024. In Canada and Ontario, this share reached 7.3% and 8.5% respectively as at July 1, 2024.

As a result of this trend, in March 2024, the Minister of Immigration, Refugees and Citizenship of Canada announced a plan to reduce the proportion of NPRs in the Canadian population to 5% or less by 2027. At the time of the announcement, the data available as at October 1, 2023, showed that NPRs represented 6.3% of the Canadian population.

To meet the federal government's target, the number of NPRs in Québec would have to fall by an average of 50 000 people per year from 2025 to 2027. This will result in stagnant population growth for Québec during this period. The latest Statistics Canada and Institut de la statistique du Québec (ISQ) population projections released in June and October, respectively, include this decrease in the number of NPRs.

The economic forecasts in the Update on Québec's Economic and Financial Situation - Fall 2024 are based on these new projections. Accordingly, over the next few years, Québec's population will be smaller than estimated in Budget 2024-2025. In total, the gap will reach 1.5% in 2030, or around 141 000 fewer people.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.11

Since the federal plan was announced last March, additional measures have been unveiled by the Canadian and Québec governments to limit population growth in the short term. In particular, in October, the federal government announced that it would lower its targets for permanent immigration from 2025 to 2027. For its part, the Québec government has tabled its 2025 Immigration Plan and temporarily suspended two permanent immigration programs.

Further measures may be announced in the coming months in keeping with these objectives. As a result, there is still some uncertainty as to the demographic projection.

CHART D.3 Net non-permanent residents	CHART D.4 Québec population under various demographic scenarios
(percentage of total population)	(thousands of people)
Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

D.12	Update on Québec’s Economic and Financial Situation

1.3 The labour market is gradually rebalancing

The labour market has been slowing since the start of 2024. The lingering effects of restrictive monetary policy continue to moderate demand for labour. At the same time, the labour supply has surged, fuelled by strong population growth.

— On average in 2024, the labour force (+63 500 people, +1.3%) is expected to expand faster than the number of jobs created (+18 700 jobs, +0.4%).

— This will lead to an increase in the unemployment rate, from an average of 4.5% in 2023 to 5.4% in 2024. Despite this growth, unemployment will remain relatively low in historical terms. Before the onset of pandemic-related labour market disruptions, the unemployment rate had reached 5.1% in 2019, a record low since statistics began in 1976.

In 2025, job creation (+21 400 jobs on average, +0.5%) will remain modest, while the labour force will expand (+0.9%) at a slower pace.

— As the relief provided by easing monetary policy feeds through to the economy, demand for labour will grow. However, the expected decline in the number of NPRs will limit growth in the working-age population.

— The unemployment rate will rise slightly, averaging 5.8% in 2025.

As the labour market loosens, wage and salary growth will gradually lose pace, from 5.6% in 2024 to 3.5% in 2025.

— Wage gains will remain significant from a historical perspective. In particular, they will be bolstered by the new collective agreements coming into effect in the public and parapublic sectors.

CHART D.5 Job creation in Québec	CHART D.6 Unemployment rate in Québec
(average annual data in thousands)	(average annual data in per cent)
Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.13

After a period of overheating, the labour market is moderating

Job creation slows

Despite volatility from month to month, the Québec labour market has been relatively stable since the start of 2024.

— From December 2023 to October 2024, only 16 500 jobs were created (+0.4%). During this period, the labour force surged by 1.4%. As a result, the unemployment rate rose from 4.7% in December 2023 to 5.7% in October 2024.

— Moreover, the number of vacant jobs is continuing to fall. After peaking in September 2021 (252 900), vacant jobs fell to 119 400 in August 2024, shy of the pre-pandemic level (141 600 jobs in February 2020).

Labour market imbalances are gradually dissipating. As a result, annual growth in average hourly wages is slowing. It fell from a peak of 7.4% in July 2022 to 4.3% in October 2024.

— Despite this slowdown, wages remain under pressure. High inflation and the renegotiation of collective agreements are some of the factors contributing to wage gains.

The Québec labour market remains among the country's tightest

Although job creation is moderating, Québec's 5.7% unemployment rate in October 2024 remained the lowest among the provinces (6.5% for Canada as a whole).

In addition, the employment rate for people aged 15 to 64 stood at 76.9% in October. In this respect, Québec ranks first among the provinces (74.1% in Canada as a whole).

Change in employment in Québec	Unemployment rate in October 2024
(thousands, per cent)	(per cent)
Source: Statistics Canada.	Source: Statistics Canada.

D.14	Update on Québec’s Economic and Financial Situation

1.4 Domestic demand will remain the mainstay of growth

In 2024 and 2025, domestic demand will be the key factor underpinning real GDP growth.

— In 2024, household consumption is anticipated to be resilient, driven in particular by strong population growth, lower interest rates and continued robust wage gains. Spending growth is set to slow slightly in 2025, given the stagnating population.

— Residential investment stands to recover in 2025 (+1.8%) after three years of declines, supported by successive policy rate cuts and pent-up demand.

— The pace of non-residential business investment growth is poised to be relatively modest in 2024 (+0.6%), yet accelerate in 2025 (+2.1%), fuelled by lower borrowing costs. In addition, major projects, particularly in the mining and battery industries, will support investment.

Even with exports performing favourably, a slowdown in the external sector's contribution is anticipated. Demand for Québec-produced goods and services will moderate as a result of the global economic slowdown. Moreover, the outlook for foreign trade remains uncertain, not least because of the policies that the new U.S. administration may put in place.

— In 2024, exports should continue to grow, while the Canadian dollar will remain relatively weak against the U.S. dollar. At the same time, growth in imports will be limited by sluggish investment in machinery and equipment.

— In 2025, exports should continue to grow. In addition, recovering investment in machinery and equipment is expected to boost imports. Overall, the external sector is not projected to bolster growth in economic activity.

TABLE D.3 Real GDP and its major components in Québec
(percentage change and contributions in percentage points)
	Change			Contribution
	2023	2024	2025	2023	2024	2025
Domestic demand	−0.2	1.5	1.6	−0.2	1.5	1.6
Household consumption	1.8	2.2	1.9	1.0	1.3	1.1
Residential investment	−15.1	−1.3	1.8	−1.3	−0.1	0.1
Non-residential business investment	1.4	0.6	2.1	0.2	0.1	0.2
Government spending and investment	−0.4	0.9	0.6	−0.1	0.3	0.2
External sector	−	−	−	2.3	0.5	0.0
Exports	4.0	2.3	2.2	1.9	1.0	1.0
Imports	−0.8	1.0	1.9	0.4	−0.5	−0.9
Inventories	−	−	−	−1.4	−0.8	−0.2
REAL GDP	0.6	1.2	1.5	0.6	1.2	1.5
Note: Total components may not add due to rounding. Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.15

Despite ongoing monetary policy easing,
interest rates remain in restrictive territory

Despite recent policy rate cuts, interest rates remain high

Prompted by easing inflationary pressures and a cooling of economic activity, central banks have embarked on a cycle of monetary policy easing. In recent months, most major central banks have cut their policy rates.

— In Canada, in particular, rate cuts took the policy rate from 5.00% at the start of the year to 3.75% in October.

Nevertheless, interest rates remain high.

— Note that the Bank of Canada raised its policy rate 10 times from March 2022 to July 2023 to contain inflationary pressures. As a result, the target rate rose from 0.25%, an all-time low, to 5.00%, a rate not seen since 2001.

— Although the Bank of Canada has cut its policy rate to 3.75%, it remains higher than the pre-pandemic level (1.75%).

Accordingly, restrictive monetary policy effects will continue to echo in the economy, despite the recent easing.

— In addition, fixed-rate mortgages taken out in 2020 and 2021 will gradually be renewed at higher interest rates.

▪ According to the Bank of Canada, 62% of all mortgages in Canada will have been renewed as at January 1, 2025, at higher interest rates than previously obtained. This proportion will increase to 83% as at January 1, 2026.

Overall, monetary policy will remain restrictive over the coming quarters. The Bank of Canada's target rate is then expected to revert to neutral starting in the second half of 2025.

Changes in various interest rates in Canada
(per cent)
Note: The weighted residential mortgage rate represents the average rate on funds advanced, namely interest rates for new residential mortgage lending in Canada. Source: Statistics Canada.

D.16	Update on Québec’s Economic and Financial Situation

1.5 Household expenditures will be the main driver of economic activity

Consumer spending will remain the main driver of economic growth, as households benefit from a favourable financial position. After a gain of 1.8% in 2023, consumer spending will continue to rise in 2024 (+2.2%).

- The large population growth boosts consumer spending.

- Households are also benefiting from the interest rate cuts initiated by the Bank of Canada in June.

- Moreover, growth in wages and salaries will remain strong in 2024 (+5.6%). This development will have a positive effect on growth in the value of household disposable income (+6.4%), which will be higher than inflation (+2.5%).

- Wage gains will particularly be buoyed by the new labour agreements set to take effect in the public and parapublic sectors.

In 2025, household consumption is expected to grow by 1.9%, driven mainly by continued monetary policy easing.

- Nevertheless, population stagnation and moderate wage gains are expected to slow the pace of consumer spending growth.

- Furthermore, even if interest rates fall, many households may see higher mortgage payments upon renewal, limiting their ability to spend.

CHART D.7 Household consumption expenditure in Québec	CHART D.8 Wages and salaries in Québec
(percentage change, in real terms)	(percentage change, in nominal terms)
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.17

Québec households are benefiting from a favourable financial position

Québec's household purchasing power per capita has improved faster than in Canada since 2018

Despite inflation and high interest rates observed in recent years, purchasing power, defined as household disposable income in real terms, per capita, has improved considerably in Québec between 2018 and 2023.

— Over this period, it grew by 6.6%. This is the second biggest increase among the provinces (3.9% in Canada over the same period).

This result is due in particular to strong wage increases and a number of government measures aimed at mitigating the effects of inflation on Quebecers' wallets.

— In particular, the strong performance of the labour market and the shortage of labour have resulted in significant wage gains. Between 2018 and 2023, wages and salaries in Québec jumped 36.9%. This is stronger than the increase observed in Canada (31.8%).

— In addition, a number of measures have been put in place since fall 2021 to protect Quebecers' purchasing power, including a reduction in personal income tax, enhanced senior assistance, two one-time cost of living support payments and capping the indexation of government rates at 3%.

Québec's strong performance in terms of household purchasing power will continue in 2024. In particular, Québec's wage gains will remain robust, supported by new labour agreements in the public and parapublic sectors.

The improved purchasing power observed in recent years has strengthened the financial position of Québec households.

— Québec's savings rate (7.8% in 2023) remains higher than the savings rate observed in Canada (3.7% in 2023).

— The household debt ratio, that is, the value of household liabilities as a proportion of disposable income, is lower in Québec (150.2% in 2023) than in Canada (185.0%).

Growth in household disposable income per capita between 2018 and 2023	Household indebtedness ratio
(percentage change, in real terms)	(per cent)

Note: The consumer price deflator was used to measure price trends. It reflects changing consumer preferences and takes into account household purchasing habits.

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Note: The debt ratio corresponds to the total value of liabilities divided by household disposable income. Sources: Statistics Canada and Ministère des Finances du Québec.

1.6 The residential sector is gradually stabilizing and will return to growth in 2025

Impacted by successive interest rate hikes, residential investment recorded two significant declines, in 2022 and 2023. In 2024, residential investment should gradually stabilize with the interest rate cuts that began in June and the strong population growth.

— Both housing starts (+24.9% to 48 600 units on average in 2024) and transactions on the resale market (+13.0% to 85 800 transactions on average in 2024) will recover from their recent lows in 2023.

— The recovery observed in this area in Québec in 2024 will be stronger than in Canada as a whole for both housing starts (+3.8%) and transactions on the resale market (+4.6%).

In 2025, residential investment will return to growth (+1.8%), while the gradual easing of interest rates will spur activity in this sector.

— Housing starts will stabilize at just over 48 000 units in 2025, a higher level than the average observed over the 10 years preceding the pandemic (44 200 units per year between 2010 and 2019).

D.18	Update on Québec’s Economic and Financial Situation

CHART D.9 Residential investment in Québec	CHART D.10 Housing starts and transactions on the resale market in Québec
(percentage change, in real terms)	(thousands of units)
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Canada Mortgage and Housing Corporation, Centris and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.19

Imbalance between housing supply and demand is still present

Housing market conditions remain tight

The Québec housing market has been recovering since the start of 2024. In particular, housing supply is recovering.

— After reaching a low in 2023 (38 900 units on average), housing starts jumped by 16.5% in the cumulative of available months in 2024, averaging 46 600 units.

— In addition, new listings on the resale market rose by 14.9% in the first nine months of 2024 (133 300 listings) compared with the same period in 2023.

Nevertheless, the housing supply remains insufficient to meet the demand generated by strong population growth.

— In particular, the pool of new, unoccupied housing units remains below pre-pandemic levels.

— In addition, the vacancy rate for rental apartments, at 1.3% in 2023 for Québec as a whole, is the lowest recorded since 2003.

The imbalance between supply and demand continues to put pressure on housing prices.

— The average price of a home on the resale market rose by 6.7% in the first nine months of 2024 compared with the same period in 2023, averaging a record high of $515 900.

Housing costs are expected to remain under pressure over the coming months.

— The pool of potential buyers will continue to grow, due, in particular, to lower mortgage rates. However, the expected population stagnation over the next few years and the labour market slowdown are expected to dampen demand.

— Affordability, however, is expected to improve due to the downward trend in mortgage rates and the extension of the maximum amortization period from 25 to 30 years, particularly for first-time home buyers.

New listings on the Québec resale market	Average home resale price in Québec
(thousands of units)	(thousands of dollars)
(1) This is the average number of new listings for the available months in 2024. Sources: Centris and Canadian Real Estate Association.	(1) This is the average price for the available months in 2024. Sources: Centris and Canadian Real Estate Association.

D.20	Update on Québec’s Economic and Financial Situation

1.7 Non-residential business investment will pick up in 2025

After two difficult years, growth in non-residential business investment will accelerate in 2025, rising from 0.6% in 2024 to 2.1%.

Several factors will foster this recovery, in particular:

— lower interest rates, making it easier to finance construction and expansion projects, and investment in machinery and equipment;

— large projects, particularly in the mining sector and battery industry;

— improved business confidence, driven by a more favourable economic climate and rising demand;

— the transition to a low-carbon economy. The investment related to this transition may include developing wind or hydroelectric projects, improving the energy efficiency of buildings or setting up new infrastructures for electric vehicles or public transit.

In the longer term, non-residential business investment will be supported by Hydro-Québec, in particular. Its Action Plan 2035 - Towards a Decarbonized and Prosperous Québec includes capital expenditures of between $135 billion and $160 billion by 2035.

CHART D.11 Non-residential business investment in Québec	CHART D.12 Components of non-residential business investment in Québec
(percentage change, in real terms)	(percentage change, in real terms)
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.21

1.8 The value of government investment reaches a peak

Governments are an important driver of economic activity in Québec. The value of government investment as a proportion of GDP was 4.5% in 2023, compared to 3.2% in Ontario.

This investment, which includes investments by the Québec government, the federal government, local public administrations, and Indigenous public administrations, is expected to reach a record $26.3 billion in 2025.

In particular, investments under the 2024-2034 Québec Infrastructure Plan (QIP) were increased by $3.0 billion in Budget 2024-2025.

— The 2024-2034 QIP accordingly amounts to $153.0 billion, or over $15.0 billion per year on average.

— Over the past six years, the QIP has been increased each year, going from $100.4 billion in March 2018 to $153.0 billion in March 2024.

— Significant amounts will be invested to maintain the quality and ensure the continuity and accessibility of public services in the government's priority missions, namely health and social services as well as education and higher education.

CHART D.13 Government investment in Québec
(billions of dollars, in nominal terms)
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

D.22	Update on Québec’s Economic and Financial Situation

1.9 Export trends will be synchronized with global economic activity in 2024 and 2025

External demand for Québec-produced goods and services remains strong, but will moderate as a result of the global economic slowdown. Exports are expected to grow by 2.3% in 2024 and 2.2% in 2025, following a 4.0% increase in 2023.

Over the next few years, they will continue to be underpinned by a number of factors, including:

— growing global demand for Québec's main export products, including aluminum, ore and aerospace products and parts;

— the relative weakness of the Canadian dollar against the U.S. dollar.

Meanwhile, import growth will remain modest in 2024 (+1.0%), before strengthening in 2025 (+1.9%).

— In 2024, growth in imports will be curbed by sluggish investment in machinery and equipment (−0.1%). From 2025, the recovery in investment combined with continued household consumption growth will support imports.

The external sector is expected to make a positive contribution in 2024 (0.5 percentage points), but will have a neutral influence on economic activity in 2025.

CHART D.14 Québec exports	CHART D.15 Imports and domestic demand in Québec
(percentage change, in real terms)	(percentage change, in real terms)
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.23

1.10 Inflation is within the Bank of Canada's target range

The effects of monetary policy are being felt, and inflationary pressures are gradually easing.

— In Québec, the pace of annual inflation has decelerated sharply in recent months. It fell from 3.3% in January 2024 to 1.3% in September 2024, the smallest increase recorded since January 2021.

— The drop in energy prices (−8.9% year-over-year in September) partly explains the progress observed in this area since the start of the year. Meanwhile, food inflation slowed from 4.2% in January to 1.8% in September. Excluding these two volatile components, the increase in prices stood at 2.2% in September.

— Despite a downward trend observed over the past six months, CPI growth remains sustained by prices in the housing component (+5.6% in September).

— Housing prices continue to be driven by high rent, mortgage financing costs and the imbalance between housing supply and demand, all of which exert upward pressure on property prices.

A similar trend has been observed in Canada, where annual CPI growth fell from 2.9% in January 2024 to 1.6% in September. Since January, the overall inflation rate has remained within the Bank of Canada's target range of 1% to 3%.

Over the coming months, inflation is expected to remain within this Bank of Canada target range. As such, after an average annual increase of 4.5% in 2023 in Québec, CPI growth is expected to slow to 2.5% in 2024 and 2.2% in 2025.

— Although the majority of CPI components are on a downward trend, the decline in energy prices will be a major contributor to the deceleration in inflation. As a result, annual CPI growth, excluding food and energy, will remain slightly higher than headline inflation over the next few years (+2.7% in 2024 and +2.3% in 2025).

CHART D.16 Total CPI	CHART D.17 CPI excluding food and energy
(percentage change)	(percentage change)
Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

D.24	Update on Québec’s Economic and Financial Situation

1.11 Nominal GDP growth to remain strong in 2024

Following a 5.0% gain in 2023, nominal GDP growth, the broadest measure of the tax base, is expected to stand at 4.6% in 2024. This is an upward adjustment of 0.6 percentage points compared to Budget 2024-2025.

— This adjustment is mainly driven by higher-than-expected growth in economic activity, in real terms.

— Nominal GDP growth in 2024 will also be buoyed by the application of new collective bargaining agreements in the public and parapublic sectors.

In 2025, the positive effect of the renewal of collective agreements will dissipate. As such, nominal GDP growth is expected to slow to 3.6%.

— This increase is comparable to the average observed over the 10 years preceding the pandemic (+3.8% from 2010 to 2019).

The main tax bases underpinning government revenues will generally show a positive trend.

— Wages and salaries will rise by 5.6% in 2024, supported in particular by adjustments made under new collective agreements. However, the loosening of the labour market is expected to ease some of the pressure on wages in 2025 (+3.5%).

— Following a 5.8% gain in 2023, consumer spending growth in nominal terms is set to slow to 5.0% in 2024 and 4.2% in 2025, due to moderating inflation and stagnant population growth. Nevertheless, these increases are greater than pre-pandemic figures (+3.5% on average annually from 2010 to 2019), driven in part by the healthy financial situation of households.

— Meanwhile, the net operating surplus of corporations is expected to contract by 5.3% in 2024 before returning to growth in 2025 (+2.1%).

— Rising labour costs and high borrowing rates will lead to a decline in corporate net earnings in 2024.

TABLE D.4 Nominal GDP in Québec
(percentage change)
	2022	2023	2024	2025
Real GDP	3.4	0.6	1.2	1.5
- March 2024	2.5	0.2	0.6	1.6
Price - GDP deflator	5.2	4.3	3.3	2.1
- March 2024	5.7	3.8	3.4	2.2
NOMINAL GDP	8.7	5.0	4.6	3.6
- March 2024	8.4	3.9	4.0	3.8
Note: Totals may not add due to rounding. Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.25

1.12 Forecasts comparable to those of the private sector

In 2024, the Ministère des Finances du Québec forecasts an increase in economic activity (+1.2%). This is a slightly higher increase than the average private sector forecast (+1.1%).

In 2025, the Ministère des Finances is forecasting 1.5% real GDP growth. This is a slightly higher increase than the average private sector forecast (+1.4%).

The large variation between private sector forecasts reflects the uncertainty arising from the current economic situation.

CHART D.18 Economic growth in Québec in 2024	CHART D.19 Economic growth in Québec in 2025
(real GDP, percentage change)	(real GDP, percentage change)

Source: Ministère des Finances du Québec summary as at November 4, 2024, which includes the forecasts of 11 private sector institutions.	Source: Ministère des Finances du Québec summary as at November 4, 2024, which includes the forecasts of 11 private sector institutions.

TABLE D.5 Economic outlook in Québec - Comparison with the private sector
(annual percentage change)
	2023	2024	2025	2026	2027	2028	Average 2024-2028
Real GDP
Ministère des Finances du Québec	0.6	1.2	1.5	1.6	1.6	1.7	1.5
Private sector average	–	1.1	1.4	1.7	1.6	1.6	1.5
Nominal GDP
Ministère des Finances du Québec	5.0	4.6	3.6	3.6	3.6	3.6	3.8
Private sector average	–	4.0	3.4	3.8	3.6	3.6	3.7
Note: Averages may not add due to rounding. Source: Ministère des Finances du Québec summary as at November 4, 2024, which includes the forecasts of 11 private sector institutions.

D.26	Update on Québec’s Economic and Financial Situation

TABLE D.6 Economic outlook in Québec
(annual average, percentage change, unless otherwise indicated)
	2022	2023	2024	2025	2026	2027	2028
Output
Real GDP	3.4	0.6	1.2	1.5	1.6	1.6	1.7
- March 2024	2.5	0.2	0.6	1.6	1.7	1.7	1.7
Nominal GDP	8.7	5.0	4.6	3.6	3.6	3.6	3.6
- March 2024	8.4	3.9	4.0	3.8	3.7	3.7	3.6
Nominal GDP (billions of dollars)	551.7	579.5	606.0	628.0	650.9	674.0	698.3
- March 2024	545.6	567.1	589.9	612.4	634.9	658.6	682.4
Components of GDP (in real terms)
Household consumption	5.5	1.8	2.2	1.9	1.9	1.8	1.9
- March 2024	4.9	2.3	0.8	1.8	1.9	1.9	1.8
Government spending and investment	1.6	−0.4	0.9	0.6	0.1	0.3	0.4
- March 2024	3.0	0.2	0.9	0.9	0.3	0.5	0.6
Residential investment	−11.1	−15.1	−1.3	1.8	1.4	1.1	1.0
- March 2024	−11.7	−17.8	0.4	2.6	1.3	1.2	0.9
Non-residential business investment	7.0	1.4	0.6	2.1	2.7	2.7	2.5
- March 2024	1.3	−1.4	2.4	2.9	2.9	2.8	2.5
Exports	2.0	4.0	2.3	2.2	2.3	2.1	2.0
- March 2024	0.5	2.3	2.0	2.2	2.5	2.3	2.0
Imports	6.9	−0.8	1.0	1.9	1.7	1.5	1.6
- March 2024	6.0	0.5	1.5	1.9	1.8	1.6	1.6
Other economic indicators (in nominal terms)
Job creation (thousands)	129.7	103.3	18.7	21.4	15.5	15.4	16.8
- March 2024	129.7	103.3	43.8	28.0	20.0	19.6	18.9
Unemployment rate (per cent)	4.3	4.5	5.4	5.8	5.3	4.6	4.4
- March 2024	4.3	4.5	5.2	4.9	4.6	4.2	4.1
Household consumption excluding food expenditures and shelter	12.9	5.4	3.8	3.8	3.5	3.3	3.4
- March 2024	12.3	5.6	2.5	3.6	3.6	3.6	3.4
Wages and salaries	10.5	5.2	5.6	3.5	3.2	3.4	3.2
- March 2024	10.4	5.7	5.1	3.7	3.3	3.4	3.2
Net operating surplus of corporations	−9.3	1.6	−5.3	2.1	4.4	4.2	3.9
- March 2024	−10.2	−11.0	−2.5	3.0	4.0	4.2	5.4
Consumer Price Index	6.7	4.5	2.5	2.2	2.0	2.0	2.0
- March 2024	6.7	4.5	2.8	2.2	2.0	2.0	2.0
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.27

2. THE SITUATION OF QUÉBEC'S MAIN ECONOMIC PARTNERS

The trajectory of Québec's economic activity is largely influenced by changes in its exports. The value of exports of goods and services accounted for more than 47% of nominal GDP in 2023. As a result, Québec is sensitive to changes in the global economic situation, particularly the situation of its main trading partners.

— In particular, Canada's real GDP growth will remain low in 2024, despite significant population growth. A recovery is expected in 2025, when the economy will benefit from a continued drop in interest rates.

— Meanwhile, the U.S. economy remained resilient in 2024. However, the delayed effects of past interest rate hikes are expected to slow real GDP growth in 2025.

2.1 The economic situation in Canada

❏ Economic growth to remain low in 2024

Following a 1.5% increase in 2023, economic growth will remain modest in 2024. The slowdown in economic activity and inflation prompted the Bank of Canada to begin its monetary policy easing cycle in June. Lower interest rates will boost economic activity, which should accelerate in 2025.

— Overall, real GDP is expected to rise by 1.2% in 2024 and 1.7% in 2025.

— Like Québec, growth in Canada was adjusted upwards in 2024 and downwards in 2025. These adjustments are mainly due to interest rates falling faster than forecast in Budget 2024-2025 for 2024, as well as the slowdown in population growth in 2025.

CHART D.20 Economic growth in Canada
(real GDP, percentage change)
Sources: Statistics Canada and Ministère des Finances du Québec.

❏ Domestic demand will support economic growth

The effects of restrictive monetary policy will continue to weigh on economic growth in 2024. As such, following a 1.5% gain in 2023, real GDP growth is expected to slow to 1.2% in 2024, before accelerating to 1.7% in 2025.

Over the next two years, domestic demand will continue to support economic activity.

— In 2024, growth in household consumption expenditure will be underpinned by strong population growth. In 2025, waning population growth and the slowdown in job creation will encourage households to exercise caution in their purchases, despite a decrease in financing costs.

— The easing of monetary policy and pent-up demand will promote a recovery in the residential sector.

— Low oil prices and the completion of large projects, including the Trans Mountain oil pipeline expansion, will curb non-residential investment in 2024. However, lower financing costs and the start-up of new projects in the mining sector and battery industry will support these investments in 2025.

Meanwhile, although the external sector made a significant contribution to the increase in economic activity during the post-pandemic recovery, it will only make a small positive contribution in 2024 and 2025.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.29

— Export growth is expected to slow considerably in 2024, while global demand for certain durable goods, including motor vehicles, will weaken under the impact of high interest rates. At the same time, imports will be limited by low non-residential investment.

— In 2025, both exports and imports will bounce back. In particular, the completion of the Trans Mountain pipeline will boost oil exports. Imports will be supported by an improved investment outlook.

TABLE D.7 Real GDP and its major components in Canada
(percentage change and contribution in percentage points)
	Change			Contribution
	2023	2024	2025	2023	2024	2025
Domestic demand	1.1	1.6	1.8	1.1	1.6	1.9
Household consumption	1.8	2.0	1.9	1.0	1.1	1.1
Residential investment	−8.5	0.3	2.4	−0.7	0.0	0.2
Non-residential business investment	1.5	−0.8	2.6	0.2	−0.1	0.3
Government spending and investment	2.6	2.3	1.1	0.6	0.6	0.3
External sector	−	−	−	1.5	0.1	0.1
Exports	5.0	1.1	2.3	1.6	0.3	0.7
Imports	0.3	0.7	1.7	−0.1	−0.2	−0.6
Inventories	−	−	−	−1.1	−0.7	−0.3
REAL GDP	1.5	1.2	1.7	1.5	1.2	1.7
Note: Total components may not add due to rounding. Sources: Statistics Canada and Ministère des Finances du Québec.

D.30	Update on Québec’s Economic and Financial Situation

❏ Household consumption will remain strong

Consumer spending growth is expected to remain strong, reaching 2.0% in 2024 and 1.9% in 2025.

— Despite interest rates remaining high, consumption growth will be supported by strong population growth in 2024.

— In 2025, expenditure will remain high, driven by the easing of monetary policy. However, the slowdown in population growth from 3.0% in 2024 to 0.7% in 2025 is expected to limit consumption growth in 2025.

❏ Residential investment to stabilize in 2024 and return to more vigorous growth in 2025

Following significant contractions in 2022 (−10.6%) and 2023 (−8.5%), real estate market activity is expected to stabilize in 2024 (+0.3%) before resuming an upward trend in 2025 (+2.4%).

— The gradual reduction in mortgage interest rates, which will benefit first-time buyers, and the need to increase the supply of housing will be supporting factors for this sector.

CHART D.21 Household consumption expenditure in Canada	CHART D.22 Residential investment in Canada
(percentage change, in real terms)	(percentage change, in real terms)
Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.31

❏ Investments will return to growth in 2025

High financing costs and sluggish economic growth will continue to weigh on non-residential investment, which will decline by 0.8% in 2024.

Renewed confidence and lower interest rates will drive a rebound in investment in 2025 (+2.6%).

— Growth will also be supported by the start-up of new mining sector and battery industry projects. Moreover, the digital transformation and energy transition of the economy will put upward pressure on investment.

— However, investment in the energy sector will be weighed down by the weakness of oil prices and uncertainty regarding long-term demand amid the transition to a low-carbon economy.

❏ A slowdown in international demand for certain products will weigh on exports in 2024

Export growth is expected to decrease from 5.0% in 2023 to 1.1% in 2024, before climbing to 2.3% in 2025.

— Exports are expected to weaken in 2024, affected by falling global demand for certain interest-rate-sensitive goods, such as motor vehicles. The commissioning of new oil pipelines will nevertheless boost exports in the second half of 2024 and in 2025.

Imports are expected to grow by 0.7% in 2024 and 1.7% in 2025.

The external sector will make a modest positive contribution to real GDP as export growth will slightly exceed that of imports.

CHART D.23 Non-residential business investment in Canada	CHART D.24 Exports and imports in Canada
(percentage change, in real terms)	(percentage change, in real terms)
Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

D.32	Update on Québec’s Economic and Financial Situation

2.2 The economic situation in the United States

❏ Population growth will support economic activity

U.S. economic growth in 2024 will prove stronger than expected. Real GDP is expected to increase by 2.6%, compared to 2.9% in 2023.

— For 2024, this is a net upward adjustment from the Budget 2024-2025 forecast of 1.5%. The unexpected strength of household consumption and residential and non-residential investment in the first half of the year partly explains these adjustments.

— Expected population growth, higher (+1.0%) than in Budget 2024-2025 (+0.6%), will spur domestic demand and offset the negative contribution from net exports.

The economic outlook for 2025 remains favourable, while a soft landing is still the most likely scenario amid slowing inflation and moderate rise in the unemployment rate.

— U.S. growth is therefore expected to reach 1.8%, close to its potential. The slowdown is mainly driven by moderation in household consumption expenditure, following a loosening of the labour market and a slight tightening of fiscal policy.

— Nevertheless, the expected increase in real GDP in 2025 is slightly higher than the forecast published last March (+1.6%).

Numerous sources of uncertainty could influence the economic scenario. These include heightened geopolitical risks, as well as uncertainty regarding future economic policy following the U.S. elections in November.

CHART D.25 Economic growth in the United States
(real GDP, percentage change)
Sources: S&P Global and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.33

❏ Consumer spending will continue to rise

Consumer spending will grow by 2.5% in 2024 and 2.0% in 2025, following an increase of 2.5% in 2023. As the main driver of the strength of the U.S. economy, such spending will foster a soft-landing scenario.

— Improved household purchasing power as wages rise faster than prices, combined with high savings and population growth, will boost spending.

— Appreciation in the value of household assets will support spending. Net wealth is set to remain high after hitting record levels in the second quarter of 2024, buoyed by property prices and equity market gains.

However, consumption will slow as interest rates remain high, despite the beginning of a downward trend at the end of 2024. The loosening of the labour market will also slow spending by some of the more indebted households.

❏ Population growth will boost residential investment

Residential investment is expected to return to growth following contractions of over 8% in 2022 and 2023. It should rise by 3.7% in 2024 and 0.5% in 2025.

— Population growth and a low inventory of housing for sale will stimulate demand for new construction.

— Home buyers will also benefit from an expected drop in mortgage rates. The 30-year fixed mortgage rate is set to fall from 6.8% in 2023, its highest level since 2001, to 6.6% in 2024 and 5.6% in 2025.

— However, the high cost of building materials and industry labour shortages will curb residential investment. Insufficient supply is likely to keep house prices up and continue to dampen first-time buyer enthusiasm.

CHART D.26 Consumer spending in the United States	CHART D.27 30-year mortgage rate and monthly payments in the United States
(percentage change, in real terms)	(percentage rate and payments in U.S. dollars for new housing at the median price)
Sources: S&P Global and Ministère des Finances du Québec.	Sources: S&P Global and Ministère des Finances du Québec.

D.34	Update on Québec’s Economic and Financial Situation

❏ Non-residential investment will grow at a moderate pace

After increasing by 6.0% in 2023, non-residential business investment will rise by 4.0% in 2024 and 2.8% in 2025.

— Business investment has been vigorous, due in particular to government stimulus measures in place since the end of 2021. These measures have supported investment in intellectual property, as well as in certain structures, as evidenced by the unprecedented pace of new plant construction.

— These industrial policies will continue to encourage companies to invest in artificial intelligence in particular, even if the pace of new plant construction in the semiconductor and battery sectors, among others, could slow.

— However, investment is expected to moderate as monetary policy remains restrictive, while borrowing costs will stay high.

❏ Net exports will curb real GDP growth

After supporting economic activity in 2023, net exports are expected to reduce real GDP growth by 0.4 percentage points in 2024 and 0.2 percentage points in 2025, while the pace of import growth will outstrip that of exports.

— Exports will continue to grow in 2024 (+3.0%) and 2025 (+3.5%), supported by resilient economic growth in the United States' main trading partners and the expected depreciation of the U.S. dollar.

— Imports will rise by 4.9% and 4.0% in 2024 and 2025 respectively, encouraged by increased demand from businesses based in the United States seeking to expand their inventories and investment.

CHART D.28 Non-residential business investment in the United States	CHART D.29 United States exports and imports
(percentage change, in real terms)	(percentage change, in real terms)
Sources: S&P Global and Ministère des Finances du Québec.	Sources: S&P Global and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.35

❏ Slowdown in government spending

Spending by all levels of government is expected to rise by 2.8% in 2024 and 1.0% in 2025, following a 3.9% increase in 2023.

— Total expenditure will be buoyed in particular by population growth and by the continued implementation of laws designed to stimulate investment and productivity. However, the limits imposed on discretionary spending by the Fiscal Responsibility Act of 2023 are expected to limit total expenditure growth.

— Federal government expenditure, which accounts for almost 40% of total spending, is expected to rise by 1.4% in 2024 and 1.3% in 2025, driven by both national defence and non-defence spending.

❏ Public finances expected to deteriorate further

With revenues structurally lower than expenditures, the federal budgetary deficit, estimated at 6.2% of U.S. GDP in 2023, is expected to remain high over the next few years. Federal public debt could then exceed 100% of GDP, a trajectory deemed unsustainable in the long term by some experts if current policies are maintained.

The budgetary outlook remains bleak. According to estimates by the Committee for a Responsible Federal Budget, public debt would rise substantially if electoral promises are kept.

CHART D.30 Total government spending in the United States	CHART D.31 Federal government budgetary balance and public debt in the United States
(percentage change, in real terms)	(percentage of nominal GDP)
Sources: S&P Global and Ministère des Finances du Québec.	Source: Congressional Budget Office.

D.36	Update on Québec’s Economic and Financial Situation

3. THE GLOBAL ECONOMIC SITUATION

❏ Relatively stable global economic growth

Relatively stable growth in global economic activity is forecast in 2024. Growth is expected to be 3.2%, compared with 3.3% in 2023.

— Economic activity has been stronger than expected in most major economies since the start of 2024, despite interest rates remaining high in the majority of advanced economies.

— The forecast for global economic growth in 2024 has therefore been adjusted upwards by 0.4 percentage points compared with the Budget 2024-2025 forecast.

The moderation of global inflation has enabled most major central banks to begin monetary easing in recent months. Over the coming quarters, policy rate cuts will continue as inflation moves back toward central bank targets.

— Against this backdrop, global economic growth is expected to reach 3.2% in 2025, a slight upward adjustment of 0.2 percentage points compared with the March 2024 forecast.

However, the international economic environment remains uncertain, due in particular to rising geopolitical tensions and their impact on trade flows and prices.

— The persistence of high inflation in the service sector of several economies, the uncertainty linked to U.S. economic policies and the difficulties of the Chinese economy are also significant risks.

CHART D.32 Global economic growth
(real GDP in purchasing power parity, percentage change)
Sources: International Monetary Fund, S&P Global, LSEG Datastream, Bloomberg, Eurostat and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.37

TABLE D.8

Outlook for global economic growth

(real GDP, annual percentage change)
	Weight(1)	2023	2024	2025
World(2)	100.0	3.3	3.2	3.2
− March 2024		3.0	2.8	3.0
Advanced economies(2)	41.3	1.7	1.7	1.7
− March 2024		1.5	1.2	1.6
Québec	0.3	0.6	1.2	1.5
− March 2024		0.2	0.6	1.6
Canada	1.4	1.5	1.2	1.7
− March 2024		1.1	0.7	1.9
United States	15.1	2.9	2.6	1.8
− March 2024		2.5	1.5	1.6
Euro area	12.2	0.5	0.8	1.4
− March 2024		0.6	0.6	1.4
United Kingdom	2.3	0.3	1.1	1.3
− March 2024		0.1	0.3	1.1
Japan	3.5	1.7	0.0	1.2
− March 2024		1.9	0.8	0.8
Emerging and developing economies(2)	58.7	4.4	4.2	4.2
− March 2024		4.0	3.8	4.0
China	18.4	5.2	4.8	4.4
− March 2024		5.2	4.5	4.3
India(3)	7.6	8.2	6.9	6.6
− March 2024		6.6	6.2	6.3

(1) Economic weight according to purchasing power parity. The weights shown are for the year 2022.

(2) GDP in purchasing power parity.

(3) Data for the fiscal year (April 1 to March 31).

Sources: International Monetary Fund, S&P Global, Institut de la statistique du Québec, Statistics Canada, Bloomberg, LSEG Datastream, Eurostat and Ministère des Finances du Québec.

D.38	Update on Québec’s Economic and Financial Situation

❏ Stable growth in advanced economies, despite regional divergences

Real GDP in advanced economies is expected to grow by an average of 1.7% in both 2024 and 2025, identical to the growth seen in 2023. In particular, in 2024:

— the United States will continue to record higher real GDP growth than other advanced economies such as Canada, the euro area, the United Kingdom and Japan;

— economic growth in the euro area is expected to remain modest (+0.8% in 2024). This trend is explained by growth in services, while difficulties in the manufacturing sector continue. In particular, the German economy is expected to stagnate in 2024;

— Japan should see zero economic growth, due in part to a fall in household consumption, while the Bank of Japan has begun to normalize its monetary policy by gradually raising its policy rate.

In recent months, the moderation in inflation, which averaged 2.2% in September 2024 in G7 countries, has enabled most major central banks to begin monetary easing. Less restrictive monetary policies should gradually buoy economic growth over the coming quarters.

— Furthermore, in a number of advanced economies, the rise in real incomes resulting from relatively high wage growth and falling inflation is expected to continue to boost household consumption.

In 2025, economic expansion in advanced economies will, on average, be similar to that seen in the United States.

CHART D.33 Economic growth in major advanced economies	CHART D.34 Price indices and average policy rate in G7 countries
(real GDP, percentage change)	(annual percentage change in CPI and average percentage policy rates)
Sources: International Monetary Fund, S&P Global, LSEG Datastream, Bloomberg, Eurostat and Ministère des Finances du Québec.

Note: Canada, the United States, the United Kingdom and the euro area are used for the average of policy rates, up to October 2024.

Sources: LSEG Datastream, Organisation for Economic Co-operation and Development and Ministère des Finances du Québec.

❏ Growth in emerging economies remains above 4%

Emerging and developing economies as a whole are expected to record 4.2% real GDP growth in 2024 and 2025. Given their significant contribution to global GDP, the expansion of these economies will account for around 80% of global economic growth.

— The recovery in international trade will boost economic activity in emerging economies. This development reflects the increase in global demand, which will be supported by monetary easing in advanced economies, among other things.

— However, the two largest emerging economies, China and India, are expected to experience an economic slowdown in both 2024 and 2025.

In 2024, despite a slowdown, China should see GDP growth close to its 5% target. The economy will be buoyed by exports, particularly in the technology sector, and by the government's economic stimulus measures.

— However, China is facing a crisis in its real estate sector, as well as sluggish household and business confidence, which is curbing consumption amid growing fears of deflation.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.39

— In the medium term, China's economic growth will slow to a rate well below that seen in the last two decades. Against a backdrop of falling population, however, GDP per capita is expected to continue catching up with that of advanced economies.

In India, the standard of living, which remains relatively low, is expected to rise faster than in China, in contrast to the average for the rest of the emerging and developing economies, which include a number of low-income economies.

CHART D.35 Tangible real estate investment and new housing prices in China	CHART D.36 GDP per capita in emerging economies
(annual percentage change)	(annual percentage change)
(1) Cumulative to September compared with the same period in 2023. Sources: National Bureau of Statistics of China, LSEG Datastream and Ministère des Finances du Québec.	Note: GDP in purchasing power parity. Sources: International Monetary Fund and Ministère des Finances du Québec.

D.40	Update on Québec’s Economic and Financial Situation

Global public debt to reach 100% of GDP by 2030

According to a recent report by the International Monetary Fund (IMF), after declining in 2021 and 2022, public debt worldwide has started to rise again, and is expected to reach almost 100% of GDP by 2030, due in particular to an increase in the United States and China.

— In many economies, public debt is likely to remain higher than before the pandemic.

This increase in debt is occurring at a time of ever-increasing government expenditure and rising debt service.

— The fight against climate change, aging populations and major industrial policies are putting significant pressure on government budgets.

— In addition, high public debt reduces the leeway that governments need to respond to an economic shock and increases financial risks.

According to the Organisation for Economic Co-operation and Development (OECD), few advanced economies have a plan to achieve a sustainable budget surplus, while many countries appear to have high structural deficits.

— In the United States, no plans to consolidate public finances are expected in the short to medium term, despite high deficits in recent years. Public debt is therefore projected to continue rising.

— In addition, major European economies such as the United Kingdom, Italy and France have also recently recorded high public deficits.

— Against a backdrop of slowing nominal GDP growth in advanced economies due to moderating inflation and a relatively modest rise in economic activity in real terms, a high deficit would lead to an increase in public debt relative to GDP.

In China, the relatively high level of public debt, particularly that of local governments, reduces the government's leeway in terms of the budgetary support needed to achieve its economic growth objective and transition to a consumer-led economy.

Public debt in China and the United States	Public deficit in some major economies
(percentage of GDP)	(percentage of GDP)
Source: International Monetary Fund.	Sources: Congressional Budget Office, Insee, Istat and Office for National Statistics.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.41

World trade outlook against a backdrop of trade tensions

Since the creation of the World Trade Organization (WTO) in 1995 and China's accession to this group in 2001, world trade has experienced significant growth and contributed strongly to global economic expansion. Over this period, the proportion of trade in the global economy has risen, while average tariffs have fallen.

— However, according to the WTO, signs of fragmentation of world trade between an Eastern bloc (China) and a Western bloc (United States) have increased in recent years. This trend has been more marked since the start of the war in Ukraine.

▪ In particular, the United States has imposed tariffs on many Chinese goods since 2018. Also, in 2024, the United States, Canada and the European Union introduced high tariffs on electric vehicles from China.

— An acceleration of the recomposition of trade could, among other things, increase the risks and costs for businesses, as well as those for the energy transition, slow down the catching-up of living standards in emerging economies, and reduce the resilience of supply chains.

Furthermore, U.S. trade policies that could be promoted following the 2024 election pose a significant risk for world trade. These potential policies, such as new tariffs or other types of trade restrictions, could aggravate geopolitical tensions and lead to trade retaliation.

— In addition, the review of the Canada-United States-Mexico Agreement (CUSMA, formerly the North American Free Trade Agreement) scheduled for 2026 could have an effect on Canada and on Mexico, whose trade relations with China have grown in recent years.

As Québec is a small, open economy, it is sensitive to a decline in international trade.

Against this backdrop of uncertainty, however, Québec and Canada remain reliable trading partners, particularly in the natural resources sector, especially strategic metals.

Trade between trading blocs	Trade restrictions worldwide
(index in points; January 2022 = 100)	(number of new restrictions per year)
Source: World Trade Organization.	Source: Global Trade Alert.

D.42	Update on Québec’s Economic and Financial Situation

4. DEVELOPMENTS IN FINANCIAL MARKETS

❏ The return of inflation close to central bank targets allows monetary policies to ease

Investors have shown a high level of confidence so far in 2024. This optimism was supported by the start of the monetary easing cycle made possible by the continued slowdown in inflation in the major advanced economies.

In addition, the unexpected strength of the U.S. economy, the subsequent drop in the risks associated with a possible recession in the United States, and continued growth in corporate profits have buoyed risk appetite in international financial markets.

— Looking at the stock markets, the main North American indices have recorded strong growth since the start of the year, with numerous records in the process. In fact, the technology sector accounted for a significant share of the gains.

— In bond markets, the start of policy rate cuts by many major central banks, together with expectations of further drops over the next few quarters, helped push long-term yields down.

Moreover, oil prices have dropped since summer 2024, but remain volatile against a backdrop of weak growth prospects for world oil demand and significant geopolitical risks.

CHART D.37 North American stock markets	CHART D.38 Yield on 10-year federal bonds
(index, December 30, 2022 = 100)	(per cent)
Note: Most recent figure is for November 7, 2024. Sources: Bloomberg and Ministère des Finances du Québec.	Note: Most recent figure is for November 7, 2024. Source: Bloomberg.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.43

❏ Monetary easing should continue in Canada until 2025

Since June 2024, the Bank of Canada has made four consecutive rate cuts, lowering the policy rate to 3.75% in October. If the Canadian economy continues to evolve in line with its forecasts, the Bank has signalled that further rate cuts should be expected to support demand and keep inflation close to target.

— Headline inflation continued to slow in 2024, falling below the 2% target to 1.6% in September. Core inflation also fell, but at a slower pace. Nevertheless, it has remained below 3% over the past months.

Modest economic activity growth, a looser labour market and falling inflation should encourage the Bank of Canada to continue its monetary easing over the coming quarters.

— Accordingly, the Bank of Canada is expected to make further rate cuts in December 2024 and 2025, until reaching a policy rate deemed neutral for the Canadian economy. The Bank of Canada estimates this rate to be within the 2.25%-3.25% range.

❏ The Federal Reserve has begun monetary easing

The U.S. Federal Reserve cut its policy rate for the second consecutive time in November, after initiating its monetary easing cycle in September. The U.S. policy rate is now within the 4.50%-4.75% target range.

— The continued slowdown of inflation and the loosening of the labour market paved the way for this monetary easing. The Federal Reserve is thus seeking to sustain maximum employment and to bring inflation back toward its 2% target.

— A further cut of 25 basis points is anticipated in December 2024, followed by four more cuts next year, when a slowdown in economic growth is expected.

CHART D.39 Policy interest rate in Canada and the United States
(overnight rate target and federal funds target rate,(1) per cent)
(1) Midpoint of the target range for the federal funds rate. Sources: Statistics Canada, Bloomberg and Ministère des Finances du Québec.

❏ Bond yields are expected to stabilize somewhat

Bond yields in the major advanced economies, including Canada, have been volatile in recent months. They were mainly influenced by changes in investor expectations regarding the future path of policy rates. These expectations mainly reflect the outlook for economic growth and inflation.

— Despite this volatility, a downward trend in bond yields had been observed since spring 2024, shortly before the first rate cuts in Canada and the euro area in June 2024.

— In addition, budgetary deficits in several countries are expected to exert upward pressure on bond yields.

Over the next few quarters, 10-year Government of Canada bond yields are likely to move close to 3%, while the markets are already taking into account further policy rate cuts by the Bank of Canada and other major central banks.

— The Canadian 10-year rate is expected to stabilize at 3.1% toward the end of 2025.

D.44	Update on Québec’s Economic and Financial Situation

❏ The Canadian dollar is expected to gradually appreciate in 2025

The Canadian dollar has fluctuated only slightly in recent months, generally remaining around 73 U.S. cents.

The Canadian currency is likely to appreciate gradually over the coming months.

— On the one hand, the strength of the U.S. dollar is expected to diminish now that the U.S. Federal Reserve is easing its monetary policy, following in the footsteps of other major central banks, which had begun cutting rates a few months earlier.

— On the other hand, the expected improvement in Canada's economic growth outlook for 2025 should provide some support for the Canadian dollar.

However, the foreign exchange market will remain subject to many sources of uncertainty, including the impact of the U.S. election results and its potential effects on the U.S. dollar, as well as on the currencies of the United States' main trading partners.

TABLE D.9

Canadian financial markets

(average annual percentage, unless otherwise indicated, end-of-year data in brackets)
	2023	2024	2025
Overnight rate target	4.7 (5.0)	4.5 (3.5)	2.9 (2.8)
3-month Treasury bill	4.8 (4.9)	4.4 (3.5)	2.9 (2.7)
10-year bond	3.3 (3.1)	3.3 (3.0)	3.0 (3.1)
Canadian dollar (in U.S. cents)	74.2 (75.7)	73.5 (73.5)	74.5 (75.4)
U.S. dollar (in Canadian dollars)	1.35 (1.32)	1.36 (1.36)	1.34 (1.33)
Sources: Statistics Canada, Bloomberg and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.45

❏ Oil market under pressure due to geopolitical risks

Oil prices have been volatile in recent months, but this has not prevented the price of West Texas Intermediate (WTI) from falling by around 10% from its July 2024 level to average close to US$72 a barrel in October 2024.

— Volatility in the oil market was mainly caused by further geopolitical tensions and heightened global oil supply risk.

Given the numerous sources of uncertainty, world oil prices are expected to remain, on average, at slightly lower levels than those seen in 2023. However, the lingering tense geopolitical situation in the Middle East remains a major risk for global oil supplies and price trends.

— Prices will be limited by modest global oil demand over the coming quarters, due to slowing Chinese demand combined with declining oil product consumption in advanced economies.

— The oil market is expected to remain well supplied, and the outlook for a surplus in global oil supply has intensified. The potential lifting of voluntary production cuts by OPEC and its partners in the coming months and continued robust oil production in the United States are factors that favour such a scenario.

At the same time, U.S. natural gas prices showed limited changes in 2024. This trend is explained by moderate domestic demand in the United States, higher-than-normal inventory levels due to milder seasonal temperatures, and certain disruptions in liquefied natural gas exports.

— Domestic gas production and consumption are expected to remain relatively stable in the United States over the coming months. Prices are expected to rise in 2025, due in particular to increased U.S. deliveries of liquefied natural gas on the international market, as a result of increased U.S. export capacity.

CHART D.40 Brent, WTI and WCS oil prices	CHART D.41 Natural gas prices in the United States
(U.S. dollars per barrel)	(Henry Hub, U.S. dollars per MMBtu)
Sources: Bloomberg and Ministère des Finances du Québec.	Note: Most recent figure is for November 7, 2024. Source: Bloomberg.

D.46	Update on Québec’s Economic and Financial Situation

5. THE MAIN RISKS THAT MAY INFLUENCE THE FORECAST SCENARIO

Economic and financial forecasts are based on several assumptions. Some of them are associated with risks that could affect developments in the Québec economy.

❏ A shift in inflation

The economic forecast scenario is based on a widespread reduction in inflation pressures. A different trend in prices could lead central banks to reconsider their strategy, impacting economic growth.

In particular, inflation could slow more quickly than expected.

— Central banks could accelerate the pace of rate cuts. This could lead to a stronger-than-expected rise in economic activity.

Conversely, a worsening of geopolitical tensions or persistent inflation in the service sector could push prices higher.

— Such a situation could prompt central banks to keep their policy rates at a restrictive level for longer than anticipated.

— Economic growth would therefore be weaker than expected, which could increase the risk of a recession in some economies.

❏ Stronger-than-expected population growth in Québec and Canada over the next few years

Population forecasts for Québec and Canada are based on new population growth scenarios from Statistics Canada and the Institut de la statistique du Québec. These scenarios anticipate that population growth will decelerate sharply between 2024 and 2027 in Canada, and will be zero in Québec.

Should population growth in Québec and Canada decelerate less rapidly than expected over the next few quarters, the rise in economic activity forecast for 2025 to 2027 could be stronger than anticipated.

❏ Growing imbalances in the housing market

In Canada and Québec, housing accessibility remains a key concern. Strong population growth has led to increased demand for housing in recent years. At the same time, high interest rates and rising construction costs have slowed housing starts. This imbalance between supply and demand has kept prices near record highs, despite the slowdown in economic activity.

In 2024 and 2025, housing starts should resume their upward trend, increasing the supply of housing. In addition, decelerating population growth and a moderating labour market should limit demand for housing. These developments should reduce pressure on prices and the imbalance between housing demand and supply.

Nevertheless, there could be an increase in the number of potential buyers on the market due to lower mortgage rates, or greater-than-expected population growth. In addition, housing starts could remain lower than forecast. Housing prices would then rise, which could generate instability in financial markets and negatively impact household financial positions.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.47

Conversely, a stronger-than-expected recovery in real estate construction would ease the imbalances between supply and demand in the residential sector. In addition, mortgage renewals at higher rates than in the past could result in a significant increase in the number of borrowers having difficulty making their payments in Canada, and a sharp rise in the number of properties for sale.

❏ Delayed effects of restrictive monetary policy more pronounced in Québec's economy

The effects of monetary policy on households could be more pronounced than anticipated.

— In the coming months, many households will renew their mortgages at a higher interest rate than that previously contracted. For many, a larger share of their budget will be devoted to mortgage repayments. Against this backdrop, it is possible that households will be more cautious than expected and further limit their consumption expenditures.

— Slower growth in demand would have an impact on businesses. They may be less willing to invest or recruit staff.

This could reduce the scale of the recovery and intensify downward pressure on inflation.

❏ Weak non-residential business investment that would continue in 2025

Although non-residential business investment in Québec is expected to grow in 2024 and 2025, some businesses may decide to postpone their investment projects due to persistently high interest rates and a climate of international uncertainty.

Against this backdrop, some businesses may be faced with difficult decisions. This development would lead to negative consequences for non-residential investment as well as productivity.

❏ U.S. economic trend different from forecast

The U.S. economy has experienced unexpected strength since the COVID-19 pandemic, attributed in particular to rising household net worth, increased productivity gains, substantial population growth and the generous industrial policy that has supported private and public investment.

— The revision of historical statistics shows a more dynamic U.S. economy than previously estimated. Real GDP growth has been revised upward by 0.3 percentage points annually between 2020 and 2023.

After a gain of 2.9% in 2023, U.S. economic growth is expected to decelerate to 2.6% in 2024 and 1.8% in 2025. If certain risks materialize, this trend could be different from the one expected.

— Although headline inflation is declining due to falling goods prices, persistent pressure on services prices could limit the deceleration in core inflation, prompting the Federal Reserve to slow the pace of monetary easing.

— Increased tensions between the United States and its main trading partners, including China, could dampen exports, especially if the dollar were to appreciate.

— A further rise in public debt could make the U.S. economy more vulnerable to the risks associated with future shocks, by limiting the ability of available economic policy instruments to stabilize the economy in the event of a recession.

D.48	Update on Québec’s Economic and Financial Situation

On the other hand, the U.S. economy could grow more significantly than expected over the next few years in the event of higher-than-expected productivity growth, for example.

The United States is Québec's main trading partner. A different trend in the U.S. economy would affect numerous sectors, particularly exports. In addition, the review of the Canada-United States-Mexico Agreement (CUSMA) scheduled for 2026 could influence trade over the next few years.

❏ Different Chinese economic trends than expected

The change in China's economic activity could deviate from expectations, with a significant impact on global growth and commodity prices.

— On the one hand, the crisis in the real estate sector and sluggish consumer and business confidence could lead to a stronger-than-expected economic slowdown.

— On the other hand, the government has recently introduced a number of measures to support the economy from a monetary and fiscal standpoint. These measures could have a greater impact and be followed by more stimulation of the economy, leading to higher-than-expected growth.

A different trend in the global economy would affect Québec exports.

❏ Changes in geopolitical and trade tensions

The global economy is facing significant geopolitical tensions, including armed conflicts in the Middle East and Ukraine, as well as trade tensions between numerous economies, in particular China.

— A favourable geopolitical context is therefore conducive to trade and global economic growth. Conversely, rising geopolitical tensions are influencing trends and volatility in financial markets and energy prices. However, the extent of these effects remains difficult to quantify.

— Rising tensions since the start of the war in Ukraine have also led to increased signs of the creation of two trading blocs: East (China) and West (United States), according to the WTO.

— According to the IMF, a more significant separation of world trade into two blocs could reduce the resilience of global supply chains.

Moreover, the rise in the number of trade restrictions could continue, hampering world trade, increasing the volatility of commodity prices and limiting the potential for economic growth.

— Uncertainty linked to U.S. economic and trade policies, which could lead to further restrictions, is also a significant risk.

The economic and financial scenario is based on the premise that there will be no worsening of geopolitical and trade tensions.

The Québec Economy: Recent Developments and Outlook for 2024 and 2025	D.49

❏ A different evolution of energy prices

Energy prices are influenced by numerous factors. A worsening of geopolitical tensions in the Middle East, one of the most important regions in terms of energy resource production, represents a risk for the stability of global supplies.

— Supply disruptions could result in higher-than-expected oil and natural gas prices. Price trends will also continue to be influenced by uncertainty over possible changes in oil production by OPEC and its partners.

— In terms of global demand for oil, uncertainty remains over Chinese demand growth and the effects of monetary easing in advanced economies, in particular the United States.

A rise in oil prices has significant constraining effects on importing economies such as Québec's.

❏ Climate events

Climate change is having an increasingly significant economic impact. Unexpected weather events could hamper the activities of various sectors of the economy and push up commodity prices.

— Climatic disturbances can also reduce production and transportation capacities.

— In addition, extreme climate events generate, among other things, significant costs for rebuilding basic infrastructure and force the construction of protective infrastructure. They can also lead to significant asset losses for both individuals and businesses.

D.50	Update on Québec’s Economic and Financial Situation

Section E

QUÉBEC'S FINANCIAL SITUATION

SUMMARY	E.3

1. Québec's budgetary situation	E.9
1.1 Recent developments in the budgetary situation	E.9
1.2 Detailed adjustments in 2024-2025	E.19

2. Restoring fiscal balance	E.29

3. Revenue and expenditure forecasts	E.31
3.1 Change in revenue	E.32
3.1.1 Own-source revenue excluding revenue from government enterprises	E.33
3.1.2 Revenue from government enterprises	E.37
3.1.3 Federal transfers	E.38
3.2 Change in expenditure	E.41
3.2.1 Portfolio expenditures	E.42
3.2.2 Debt service	E.49

4. Public infrastructure investments	E.51

APPENDIX 1: Portfolio expenditures	E.52

APPENDIX 2: Supplementary information	E.53

E.1

SUMMARY

The Update on Québec's Economic and Financial Situation is an opportunity for the government to provide an overview of Québec's economic and budgetary situation and to set out its policy directions in this regard. This section reports on developments in Québec's budgetary situation for 2024-2025 and presents the budget outlook up to 2028-2029.

Québec's public finances have temporarily deteriorated for the period from 2023-2024 to 2025-2026 due to the synchronized slowdown in the global economy under the weight of monetary tightening by most central banks. In 2023, the Québec economy, already affected by this slowdown, was also hit by one-off factors, in particular a period of drought and forest fires that affected the forestry sector as well as electricity production and exports. However, these cyclical factors do not compromise the strategy to restore fiscal balance.

On a comparable basis to the budgetary balances of other Canadian provinces and the federal government, that is, before deposits in the Generations Fund, Québec's accounting deficit[1] remains at $8.8 billion in 2024-2025, or 1.4% of GDP.

The government announced initiatives, as of March 2024, to optimize government action, namely, adjusting certain tax assistance measures for businesses, asking government enterprises for optimization efforts, continuing tobacco control efforts and ensuring the fairness and integrity of the tax system.

The government has also been engaged since last spring in a review of tax and budgetary expenditures, enabling it to implement other concrete measures. In addition to the harmonization of capital gains taxation with the federal system announced this spring, the government is announcing the optimization of the tax credit for career extension in the fall 2024 update.

The new actions under the review of tax expenditures make it possible to anticipate an improvement in the budgetary balance of nearly $700 million in 2028-2029. According to the Balanced Budget Act, the structural deficit stands at $3.2 billion, or 0.5% of GDP.

The government is maintaining its budgetary deficit, after deposits of dedicated revenues in the Generations Fund, at $11.0 billion in 2024-2025, representing 1.8% of GDP.

— The continuation of actions related to the review of tax expenditures enables the government to announce an improvement in the budgetary balance of nearly $700 million in 2028-2029 and a reduction in the structural deficit to $3.2 billion, or 0.5% of GDP.

The government will table a plan to restore fiscal balance when Budget 2025-2026 is released.

In accordance with the Balanced Budget Act, fiscal balance, after deposits of dedicated revenues in the Generations Fund, will be achieved by 2029-2030 at the latest.

_____________________________________

1 Accounting surplus (deficit) refers to the surplus (deficit) from operations as presented in the public accounts.

Québec's Financial Situation	E.3

CHART E.1 Changes to the budgetary deficit according to the Balanced Budget Act
(billions of dollars)

❏ Multi-year financial framework

Revenue amounts to $152.6 billion in 2024-2025, growing 4.9%. Growth will decrease to 3.1% in 2025-2026.

— Over the period covered by the financial framework, that is, until 2028-2029, annual revenue growth will average 3.7%.

— This growth is limited, in particular, by the evolution of federal transfers, which will grow by an average of just 0.8% per year over five years.

In 2024-2025, portfolio expenditures will grow by 6.5%, due, in particular, to the initiatives announced in March 2024 and November 2024, the increase in the cost of services in the education sector, unrealized remuneration expenditures due to the strike by school staff in 2023-2024, the lag in the pace of infrastructure realization and the expected rise in costs tied to the delivery of health care and social services.

— The financial framework provides the funding needed to deliver services in the government's critical missions. As a result, expenditure growth2 for 2024-2025 stands at:

— 3.0% in health and social services;

— 12.4% in education;3

— 5.5% in higher education.4

_____________________________________

2 Detailed explanations for expenditure growth are presented in subsection 3.2.

3 The 12.4% growth in expenditures is mainly due to the anticipated increase in costs tied to the delivery of services in the education sector, to Budget 2024-2025 initiatives, as well as to the lag in expenditures from 2023-2024 to 2024-2025, in particular for the construction training offensive known as the Offensive formation en construction and for the catch-up plan for students. This growth is combined with unrealized remuneration expenditures due to the strike by school staff in 2023-2024.

4 The growth stems from the lag in the pace of infrastructure realization. Without this lag, spending growth would have been 3.4% in 2024-2025.

E.4	Update on Québec’s Economic and Financial Situation

Total expenditures, including debt service, stand at $160.6 billion in 2024-2025, growing 6.0%. Growth will be 1.9% in 2025-2026.

— From 2024-2025 to 2028-2029, the annual growth in expenditure will average 3.0%.

At mid-fiscal year 2024-2025, the government is using half of the contingency reserve, or $750 million, to offset the rise in expenditures, such as those attributable to independent labour in the health and social services network, and the $250-million cost of flooding in the summer of 2024.

— The financial framework still includes a contingency reserve of $750 million in 2024-2025 and of $1.5 billion per year as of 2025-2026 that could be used, in particular, to limit the effects of more moderate economic growth than anticipated, should this occur.

After deposits of dedicated revenues in the Generations Fund, the budgetary deficit within the meaning of the Balanced Budget Act remains at $11.0 billion in 2024-2025, which represents 1.8% of GDP.

Québec's Financial Situation	E.5

TABLE E.1

Multi-year financial framework

(millions of dollars, unless otherwise indicated)
	2023- 2024	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	AAGR(1)
Revenue
Personal income tax	41 863	44 990	47 057	48 696	50 776	52 780
Contributions for health services	8 533	8 825	9 144	9 390	9 675	9 944
Corporate taxes	11 402	12 868	12 848	13 235	14 186	14 750
School property tax	1 150	1 206	1 357	1 492	1 616	1 725
Consumption taxes	27 083	27 523	28 587	29 470	30 392	31 383
Duties, permits and royalties	5 888	6 065	6 315	6 726	6 980	7 262
Miscellaneous revenue	13 505	14 778	15 292	15 985	16 394	17 049
Government enterprises	5 241	5 329	6 018	7 544	7 811	7 851
Own-source revenue	114 665	121 584	126 618	132 538	137 830	142 744
% change(2),(3)	−0.7	6.0	4.1	4.7	4.0	3.6	4.5
Federal transfers	30 876	31 042	30 712	32 305	32 508	32 188
% change(4)	7.4	0.5	−1.1	5.2	0.6	−1.0	0.8
Total revenue	145 541	152 626	157 330	164 843	170 338	174 932
% change	0.9	4.9	3.1	4.8	3.3	2.7	3.7
Expenditure
Portfolio expenditures	−141 553	−150 703	−153 877	−156 382	−160 751	−164 134
% change(5)	3.2	6.5	2.1	1.6	2.8	2.1	3.0
Debt service	−9 982	−9 928	−9 753	−10 248	−10 996	−11 411
% change(6)	−2.3	−0.5	−1.8	5.1	7.3	3.8	2.7
Total expenditure	−151 535	−160 631	−163 630	−166 630	−171 747	−175 545
% change	2.8	6.0	1.9	1.8	3.1	2.2	3.0
Gap to be bridged	−	−	750	1 500	1 500	1 500
Contingency reserve	−	−750	−	−1 500	−1 500	−1 500
ACCOUNTING SURPLUS (DEFICIT)(7)	−5 994	−8 755	−7 050	−1 787	−1 409	−613
% of GDP	1.0	1.4	1.1	0.3	0.2	0.1

Note: Totals may not add due to rounding.

(1) Average annual growth rate, corresponding to the geometric mean over five years, from 2024-2025 to 2028-2029.

(2) In 2023-2024, the change in own-source revenue reflects the low growth in economic activity in 2023 and the 1-percentage-point decrease in the bottom two tax rates announced in Budget 2023-2024.

(3) In 2024-2025, the growth in own-source revenue is explained, in particular, by developments in economic activity and the effect of harmonization with certain measures proposed in the April 2024 federal budget, including the increase in the capital gains inclusion rate.

(4) Weak growth in federal transfers is expected between now and 2028-2029. An average annual growth rate of 0.8% over five years, from 2024-2025 to 2028-2029, is anticipated. Details are presented on page E.38.

(5) Growth in 2024-2025 is due to the initiatives announced in March 2024 and November 2024, the increase in education services costs, unrealized remuneration expenditures due to the strike by school staff in 2023-2024, the lag in the pace of infrastructure realization and the expected rise in costs tied to the delivery of health care and social services. Growth in 2026-2027 takes into account the slowdown in infrastructure investments.

(6) The decrease in debt service from 2023-2024 to 2025-2026 is due to changes in interest rates and the non-recurrence of losses on the disposal of assets. The growth in debt service from 2026-2027 onward is explained by the increase in the debt level and the renewal of maturing fixed-rate loans at higher rates. In 2027-2028, this growth will be further accentuated by the gradual integration of yield spreads relating to the Retirement Plans Sinking Fund (RPSF).

(7) Accounting surplus (deficit) refers to the surplus (deficit) from operations as presented in the public accounts.

E.6	Update on Québec’s Economic and Financial Situation

Requirements of the Balanced Budget Act

Maintaining a balanced budget and reducing the debt

In 1996, in an effort to ensure the sound management of public finances, the National Assembly passed the Balanced Budget Act, which was modernized in 2023. This Act, which obliges the government to aim for a balanced budget, establishes a more demanding definition of budgetary balance than is the case in other provinces or prescribed by accounting standards.

The budgetary balance within the meaning of the Act considers, in addition to the requirements arising from accounting standards to define the accounting surplus (deficit), the efforts to repay the debt (namely, deposits in the Generations Fund) stipulated in the Act to reduce the debt and establish the Generations Fund.

This legislative framework is designed to ensure the long-term sustainability of public finances.

Restoring fiscal balance

The Balanced Budget Act sets a maximum deficit threshold, under which the government must present a plan to restore fiscal balance within a prescribed time limit.

Since the Public Accounts 2022-2023, tabled on December 11, 2023, presented a budgetary deficit of $6.1 billion within the meaning of the Act, and since this deficit is higher than the deposits in the Generations Fund for that same year, the Act provides that the government must present, by Budget 2025-2026, a plan to restore fiscal balance in 2029-2030.

The government intends to meet the criteria set out in the Act and aims to achieve a balanced budget, after deposits in the Generations Fund, by 2029-2030.

Budgetary balance within the meaning of the Act

The budgetary balance according to the Act shows a deficit of $8.0 billion in 2023-2024 (or 1.4% of GDP). As forecast in the last budget, it will amount to $11.0 billion in 2024-2025 (or 1.8% of GDP).

In subsequent years, deficits will gradually decrease, reaching $3.2 billion in 2028-2029 (or 0.5% of GDP).

Budgetary balance within the meaning of the Balanced Budget Act

(millions of dollars, unless otherwise indicated)
	2023- 2024	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029
ACCOUNTING SURPLUS (DEFICIT)	−5 994	−8 755	−7 050	−1 787	−1 409	−613
% of GDP	1.0	1.4	1.1	0.3	0.2	0.1
Deposits of dedicated revenues in the Generations Fund	−2 047	−2 243	−2 194	−2 411	−2 528	−2 635
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	−8 041	−10 998	−9 244	−4 198	−3 937	−3 248
% of GDP	1.4	1.8	1.5	0.6	0.6	0.5

Note: Totals may not add due to rounding.

Québec's Financial Situation	E.7

1. QUÉBEC'S BUDGETARY SITUATION

This section presents the recent developments in Québec's budgetary situation as well as the main adjustments to the 2023-2024 results and the 2024-2025 to 2026-2027 forecasts.

1.1 Recent developments in the budgetary situation

❏ Main adjustments in 2023-2024

The accounting deficit for 2023-2024 stands at $6.0 billion. This represents a deterioration of $1.8 billion compared to the $4.2-billion deficit forecast in March 2024. The adjustment was largely prompted by the marked slowdown in Québec's economy in 2023 due to rising interest rates, a slowdown that had a negative impact on the government's own-source revenue and debt service.

The main adjustments stem from:

— an $865-million decline in own-source revenue excluding revenue from government enterprises, due, in particular, to:

— the $310-million decrease in tax revenue resulting from:

— the $526-million decrease in personal income tax, due mainly to less favourable changes in capital gains and the income of individuals in business following the processing of tax returns for taxation year 2023,

— the $235-million increase in contributions for health services, attributable to the upward adjustment to wages and salaries in the first quarter of 2024,

— a $555-million decrease in other revenue, due, in particular, to lower-than-expected miscellaneous revenue from the sale of goods and services, including in the health and social services sector;

— a $44-million increase in revenue from government enterprises, primarily resulting from an increase in Hydro-Québec's results, related to higher investment income in particular. This increase slightly mitigates the negative adjustments of $1.5 billion announced in Budget 2024-2025 resulting from a decrease in the state-owned enterprise's exports due to low runoff in the regions where its main basins are located;

— a $414-million decrease in revenue from federal transfers, largely due to the pace of realization of federally funded infrastructure projects;5

— higher-than-expected portfolio expenditures of $206 million, resulting from, among other things:

— excess expenditures of $1.1 billion in the Santé et Services sociaux portfolio, particularly those attributable to independent labour and an increase in hours worked in the health and social services network,

_____________________________________

5 Adjustments to federal transfer revenues stemming from the pace of realization of federally funded infrastructure projects have no impact on the budgetary balance, as a consideration is recorded in expenditures.

Québec's Financial Situation	E.9

— excess expenditures of $559 million in the Transports et Mobilité durable portfolio, attributable, in particular, to the reassessment of the cost of subsidized infrastructure projects and the compensation of taxi owners following a court decision regarding a class action against the government,

— excess expenditures of $212 million in the Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio, due, in particular, to higher-than-expected expenditures resulting from the upward reassessment of the provision for environmental liabilities,

— unrealized expenditures of $409 million in the Affaires municipales et Habitation portfolio, due, in particular, to the slower-than-anticipated realization of subsidized infrastructure projects,

— unrealized expenditures of $394 million in the Éducation portfolio, attributable, in particular, to delays in implementing the catch-up plan for students and the Offensive formation en construction,

— unrealized expenditures of $336 million in the Économie, Innovation et Énergie portfolio, due, in particular, to the downward reassessment of the allowance for doubtful accounts under the Economic Development Fund,

— unrealized expenditures of $208 million in the Enseignement supérieur portfolio, due, in particular, to lower-than-expected expenditures in higher education institutions;

— a $332-million increase in debt service, due in part to lower income from managing the investment activities of the Sinking Fund for Government Borrowing.6

TABLE E.2

Adjustments to the 2023-2024 results since March 2024

(millions of dollars)
2023-2024
ACCOUNTING SURPLUS (DEFICIT) - MARCH 2024	−4 221
Own-source revenue excluding revenue from government enterprises
− Tax revenue	−310
− Other revenue	−555
Subtotal	−865
Revenue from government enterprises	44
Federal transfers	−414
Subtotal - Revenue	−1 235
Portfolio expenditures	−206
Debt service	−332
Subtotal - Expenditure	−538
Total adjustments	−1 773
ACCOUNTING SURPLUS (DEFICIT) - NOVEMBER 2024	−5 994
Note: Totals may not add due to rounding.

_____________________________________

6 The income of the Sinking Fund for Government Borrowing is deducted from debt service. It consists of interest generated on investments as well as gains and losses on the disposal of assets.

E.10	Update on Québec’s Economic and Financial Situation

Comparison of provincial and federal budgetary balances for 2023-2024

Québec's accounting deficit[1] for 2023-2024 stands at $6.0 billion, an increase of $1.8 billion compared to the March 2024 budget forecast. This adjustment largely results from a decrease in revenues, mainly own-source revenue excluding revenue from government enterprises, combined with portfolio expenditures and higher-than-expected debt-servicing costs.

— The results show that the accounting deficit represents 1.0% of the province's nominal GDP, an increase of 0.3 percentage points compared to the March 2024 forecast (0.7%).

Like Québec, the federal government and five provinces, namely, Manitoba, British Columbia, Newfoundland and Labrador, Prince Edward Island and Ontario, show deficits for 2023-2024.

— Just like Québec, the federal government is adjusting upwards its budgetary deficit as a proportion of nominal GDP, with the ratio rising from the 1.4% forecast in Budget 2024-2025 to 1.7%. This was due to lower tax revenues, mainly personal income tax, partly offset by lower portfolio expenditures.

— Newfoundland and Labrador's deficit deteriorated slightly, mainly due to an upward adjustment in expenditures.

— The other four provinces have maintained or improved their budgetary deficits. The difference is of the order of +0.3 percentage points for these provinces and is generally explained by an increase in revenues.

To date, four provinces have surpluses for 2023-2024, namely, Saskatchewan, Nova Scotia, Alberta and New Brunswick.

— Alberta has adjusted its surplus downwards by 0.2 percentage points, a difference attributable to lower revenues, mainly from government enterprises, while expenditures were little adjusted overall.

— In the other provinces, the adjustment is of the order of +0.4 percentage points. Differences are generally attributable to higher revenues. In the case of Nova Scotia and New Brunswick, adjusted revenues are partly offset by higher expenditures.

Forecast and actual budgetary balances - 2023-2024
(percentage of nominal GDP)

Sources:Provincial and federal budgets, provincial public accounts, The Fiscal Monitor - March 2024 by the federal government, and Ministère des Finances du Québec calculations.

1 Accounting balance comparable to that of other Canadian provinces.

Québec's Financial Situation	E.11

❏ Main adjustments from 2024-2025 to 2026-2027

Since Budget 2024-2025 was published, the economic and budgetary situation has led to negative adjustments of $1.3 billion in 2024-2025 and $960 million in 2025-2026, and a positive adjustment of $233 million in 2026-2027.

For this period, the government is planning new initiatives totalling $365 million in 2024-2025, $463 million in 2025-2026 and $431 million in 2026-2027 to increase support for the forestry sector, consolidate support for Quebecers, foster community development and ensure the safety of communities.

The fall 2024 update is also an opportunity for the government to announce actions arising from the review of tax expenditures. These actions generate positive adjustments of $972 million in 2024-2025, $640 million in 2025-2026 and $202 million in 2026-2027.

E.12	Update on Québec’s Economic and Financial Situation

TABLE E.3

Adjustments to the financial framework since March 2024

(millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027
ACCOUNTING SURPLUS (DEFICIT) - MARCH 2024	−8 776	−6 267	−1 790
% of GDP	1.4	1.0	0.3
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises
− Tax revenue	−599	−543	−547
− Other revenue	396	630	990
Subtotal	−203	87	443
Revenue from government enterprises	−89	−239	-44
Federal transfers(1)	1 645	284	422
Subtotal - Revenue	1 354	132	821
Portfolio expenditures(2)	−2 524	−922	−458
Debt service	−166	−170	−131
Subtotal - Expenditure	−2 690	−1 092	−589
TOTAL ADJUSTMENTS TO THE ECONOMIC AND BUDGETARY SITUATION	−1 336	−960	233
INITIATIVES FROM THE FALL 2024 UPDATE
Increasing support for the forestry sector	−15	−22	−32
Consolidating support for Quebecers	−60	−80	−38
Fostering community development	−	−325	−327
Ensuring the safety of communities	−290	−37	−34
TOTAL INITIATIVES	-365	-463	-431
Ongoing review of tax expenditures	972	640	202
Contingency reserve	750	−	−
TOTAL ADJUSTMENTS	21	-783	3
ACCOUNTING SURPLUS (DEFICIT) - NOVEMBER 2024	−8 755	−7 050	−1 787
% of GDP	1.4	1.1	0.3

Note: Totals may not add due to rounding.

(1) The rise in federal transfers is due to the $750 million granted by the federal government in June 2024 to reimburse Québec's costs of welcoming asylum seekers, to announcements in the 2024 federal budget, and to the pace of realization of infrastructure projects receiving federal funding.

(2) Detailed explanations of adjustments to portfolio expenditures in 2024-2025 are presented on page E.26.

Québec's Financial Situation	E.13

■ Adjustments related to the economic and budgetary situation

Changes in the economic and budgetary situation since the last budget result in negative adjustments of $1.3 billion in 2024-2025 and $960 million in 2025-2026, as well as a positive adjustment of $233 million in 2026-2027. These adjustments are primarily attributable to:

— a decrease in own-source revenue excluding revenue from government enterprises of $203 million in 2024-2025, followed by an increase of $87 million in 2025-2026 and $443 million in 2026-2027. These adjustments are explained by:

— a decrease in tax revenues of $599 million in 2024-2025, $543 million in 2025-2026 and $547 million in 2026-2027 due to lower-than-expected tax revenue from personal income tax and consumption taxes since the start of 2024-2025,

— a positive adjustment to other revenue of $396 million in 2024-2025, $630 million in 2025-2026 and $990 million in 2026-2027, attributable to, among other things, an increase in miscellaneous revenue for bodies in the health and social services network linked to a rise in user traffic, as well as for bodies in the higher education networks, due to an increase in their clientele;

— a decrease in revenue from government enterprises of $89 million in 2024-2025, $239 million in 2025-2026 and $44 million in 2026-2027;

— The adjustments are mainly related to revenue from Investissement Québec, due in particular to lower results from its portfolios, as well as to a drop in revenue from Hydro-Québec in 2025-2026 resulting from lower sales.

— an upward adjustment in federal transfers of $1.6 billion in 2024-2025, $284 million in 2025-2026 and $422 million in 2026-2027;

— The rise in 2024-2025 is primarily due to the $750 million granted by the federal government in June 2024 to reimburse Québec's costs of welcoming asylum seekers, to announcements in the 2024 federal budget, and to the pace of realization of infrastructure projects receiving federal funding.7 The last two factors also explain the upward adjustments in 2025-2026 and 2026-2027.

— an increase in portfolio expenditures of $2.5 billion in 2024-2025, $922 million in 2025-2026 and $458 million in 2026-2027;

— For 2024-2025, the adjustment is mainly attributable to a lag in the pace of infrastructure realization, to higher-than-expected expenditures in health and social services, including those for independent labour, and to a rise in the cost of refundable tax credits.

— In 2025-2026 and 2026-2027, the adjustments are due in particular to higher spending on housing, investments in local infrastructure and the cost of tax credits related to family support.

— an upward adjustment in debt service of $166 million in 2024-2025, $170 million in 2025-2026 and $131 million in 2026-2027, due among other things to the higher-than-expected deficit in 2023-2024 and higher-than-expected interest rates at the start of the fiscal year.

_____________________________________

7 Adjustments to federal transfer revenues stemming from the pace of realization of federally funded infrastructure have no impact on the budgetary balance, as a consideration is recorded in expenditures.

E.14	Update on Québec’s Economic and Financial Situation

■ Initiatives since Budget 2024-2025

The government is supporting Quebecers by funding priority initiatives while staying on course to restore fiscal balance. In this regard, the additional funding provided for in the Update on Québec's Economic and Financial Situation - Fall 2024 enables the government to respond to Quebecers' priority issues while exercising prudent and responsible management of public finances. From 2024-2025 to 2026-2027, this investment represents:

— $69 million for increasing support for the forestry sector;

— $178 million for consolidating support for Quebecers by promoting access to housing and improving support for social assistance recipients;

— $652 million for fostering community development by supporting the transition of public transit bodies and contributing to the economic vitality of Montréal and the Capitale-Nationale;

— $360 million for ensuring the safety of communities by responding to the impact of floods, improving cellular coverage and honouring police coverage obligations in Nunavik.

■ Ongoing review of tax expenditures

Since spring 2024, the government has been reviewing tax and budgetary expenditures across all departments and bodies. The Update on Québec's Economic and Financial Situation - Fall 2024 is an opportunity to announce the optimization of the tax credit for career extension.

— Added to this is the harmonization of capital gains taxation with the federal system announced in spring 2024, which will generate net savings of $1.4 billion over three years.8

— These measures generate positive adjustments of $972 million in 2024-2025, $640 million in 2025-2026 and $202 million in 2026-2027.

— The higher adjustment in 2024-2025 is attributable to the increase in the capital gains inclusion rate, and is mainly due to the acceleration to 2024 of transactions initially scheduled for 2025 and 2026, because of the change coming into force on June 25, 2024.

The results of this exercise are in addition to the measures aimed at optimizing government action presented in the last budget, and will be incorporated into the plan to restore fiscal balance to be tabled at the same time as Budget 2025-2026.

Furthermore, taxpayers will benefit from a 2.85% indexation of the tax system and social assistance benefits, effective January 1, 2025.

— This increase, which will benefit all Quebecers, represents a gain for them of $1.2 billion per year.

_____________________________________

8 For more details, see Section C, "Optimizing and Updating the Tax System."

Québec's Financial Situation	E.15

Measures to optimize government action announced in Budget 2024-2025

In Budget 2024-2025, the government announced measures representing additional revenue of $2.9 billion over five years for the purpose of:

— adjusting certain tax assistance measures for businesses aimed at:

▪ improving the fairness and impact of tax credits supporting jobs in the IT sector by:

○ gradually harmonizing the base rates for the tax credit for the development of e-business (CDAE) and tax credit for multimedia titles (CTMM),

○ refocusing tax assistance to the IT sector on the highest value-added jobs,

○ amending the tax credit for film production services (CSPC),

▪ enhancing support for Québec film and television production,

▪ abolishing the tax credit for businesses to foster the retention of experienced workers, which has not produced the expected incentive effect;

— asking government enterprises for optimization efforts;

—continuing tobacco control efforts;

— ensuring the fairness and integrity of the tax system.

Financial impact of the measures to optimize government action

(millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Adjusting certain tax assistance measures for businesses	4	51	213	351	421	1 040
Asking government enterprises for optimization efforts	−	100	200	300	400	1 000
Continuing tobacco control efforts	40	65	65	65	65	300
Ensuring the fairness and integrity of the tax system	42	130	129	131	131	563
TOTAL	86	345	607	847	1 017	2 903
Note: Totals may not add due to rounding.

E.16	Update on Québec’s Economic and Financial Situation

■ Contingency reserve adjustment

To minimize the impact of one-time events and limit the accounting deficit to $8.8 billion in 2024-2025, the contingency reserve has been drawn down by $750 million.

— At mid-fiscal year 2024-2025, the government is using half of the contingency reserve, or $750 million, to offset the rise in expenditures, such as those attributable to independent labour in the health and social services network, and the $250-million cost of flooding in the summer of 2024.

— The financial framework still includes a contingency reserve of $750 million in 2024-2025 and of $1.5 billion per year as of 2025-2026 that could be used, in particular, to reduce the effects of more moderate economic growth than anticipated, should this occur, and the uncertainty that could affect longer-term economic and financial forecasts.

Use of contingency reserve to offset the rise in health and social services spending in 2024-2025

Actual Santé et Services sociaux portfolio expenditures in 2023-2024 were higher than the level forecast in Budget 2024-2025. The overrun is mainly attributable to higher-than-expected expenditures for independent labour and an increase in hours worked in the health and social services network.

Furthermore, the sustained pace of spending on health and social services since April 2024, together with the postponement of the end of the use of independent labour, indicate that the amounts announced in Budget 2024-2025 will not cover all of its expenditures for the year 2024-2025.

As a result, the expenditure target for the Santé et Services sociaux portfolio has been increased by $500 million taken from the contingency reserve.[1]

1 This increase corresponds to the conversion into budgetary appropriations of the $500 million entered in the Santé et Services sociaux portfolio in the March 2024 Expenditure Budget under the element "Provision to increase, with the approval of the Conseil du trésor, any appropriation for the needs of services to the public."

Québec's Financial Situation	E.17

Budgetary balance adjustments within the meaning of the Balanced Budget Act

Under the Balanced Budget Act, the budgetary balance corresponds to the accounting surplus or deficit presented in the public accounts (surplus or deficit from operations) reduced by the amount of revenues dedicated to the Generations Fund and adjusted to take certain accounting changes into consideration, if applicable.

The Update on Québec's Economic and Financial Situation - Fall 2024 reports a $783-million increase in the accounting deficit in 2025-2026 due to the deteriorating budgetary situation. Adjustments for the years 2024-2025 and 2026-2027 are limited to $21 million and $3 million, respectively.

In addition to these adjustments, deposits of dedicated revenues in the Generations Fund increase by $21 million in 2024-2025, mainly due to higher water-power royalties, and decrease by $25 million and $8 million in 2025-2026 and 2026-2027, respectively.

Thus, the deficit within the meaning of the Act stands at $11.0 billion in 2024-2025, $9.2 billion in 2025-2026 and $4.2 billion in 2026-2027.

Budgetary balance adjustments within the meaning of the Balanced Budget Act

(millions of dollars)
	2024-2025	2025-2026	2026-2027
BUDGETARY BALANCE(1) - MARCH 2024	−10 998	−8 486	−4 209
Adjustments to the economic and budgetary situation	−1 336	−960	233
Fall 2024 update initiatives	−365	−463	−431
Ongoing review of tax expenditures	972	640	202
Contingency reserve adjustments	750	−	−
Subtotal	21	−783	3
Adjustments to deposits of dedicated revenues in the Generations Fund	−21	25	8
BUDGETARY BALANCE(1) - NOVEMBER 2024	−10 998	−9 244	−4 198
Note: Totals may not add due to rounding. (1) Budgetary balance within the meaning of the Balanced Budget Act.

E.18	Update on Québec’s Economic and Financial Situation

1.2 Detailed adjustments in 2024-2025

In 2024-2025, the accounting deficit stands at $8.8 billion. This represents an improvement of $21 million compared to the deficit forecast in March 2024, attributable in particular to:

— a $769-million increase in own-source revenue excluding revenue from government enterprises in 2024-2025, due to:

— a $373-million increase in tax revenue owing to the effect of harmonization with certain measures proposed in the April 2024 federal budget, including an increase in the capital gains inclusion rate, offset by lower-than-expected tax revenues from personal income tax and consumption taxes since the start of 2024-2025,

— a $396-million increase in other revenue owing to higher-than-expected miscellaneous revenue of bodies in the health and social services and higher education networks;

— an $89-million decrease in revenues from government enterprises, mainly due to lower returns from venture capital and investment fund portfolios, as well as Investissement Québec's financing portfolio;

— a $1.6-billion increase in federal transfers, due in particular to the $750 million granted by the federal government in June 2024 to reimburse Québec's costs of welcoming asylum seekers, to announcements in the 2024 federal budget regarding the Housing Accelerator Fund, among other things, and to the pace of realization of infrastructure projects receiving federal funding;9

— a $2.9-billion increase in portfolio expenditures owing to:

— higher-than-expected expenditures of $2.5 billion mainly due to a lag in the pace of infrastructure realization, to higher-than-expected spending for the Santé et Services sociaux portfolio, particularly for independent labour, and to an increase in the cost of refundable tax credits, including the tax credit for wages and salaries (R&D) and the tax credit for investment and innovation (C3i),10

— initiatives announced in the Update on Québec's Economic and Financial Situation - Fall 2024 totalling $365 million to increase support for the forestry sector, consolidate support for Quebecers, foster the development of communities and ensure their safety;

— a $166-million increase in debt service, primarily due to a higher-than-expected deficit in 2023-2024 and higher-than-expected interest rates at the start of the fiscal year;

— the use of $750 million from the contingency reserve at mid-fiscal year to offset the rise in expenditures, particularly those attributable to independent labour in the health and social services system, and the $250-million cost of flooding in summer 2024.

_____________________________________

9 Adjustments to federal transfer revenues stemming from the pace of realization of federally funded infrastructure projects have no impact on the budgetary balance, as a consideration is recorded in expenditures.

10 Detailed explanations of adjustments to portfolio expenditures in 2024-2025 are presented on page E.26.

Québec's Financial Situation	E.19

TABLE E.4

Adjustments to the 2024-2025 financial framework since March 2024

(millions of dollars)
	2024-2025
	March 2024	Adjustments			November 2024
		Economic and budgetary situation	Review(1), initiatives and other adjustments	Total
Own-source revenue
Tax revenue	95 039	−599	972	373	95 412
Other revenue	20 447	396	−	396	20 843
Subtotal	115 486	−203	972	769	116 255
Revenue from government enterprises	5 418	−89	−	−89	5 329
Total own-source revenue	120 904	-292	972	680	121 584
Federal transfers	29 397	1 645	−	1 645	31 042
Revenue	150 301	1 354	972	2 325	152 626
Portfolio expenditures(2)	−147 815	−2 524	−365	−2 888	−150 703
Debt service	−9 762	−166	−	−166	−9 928
Expenditure	−157 577	−2 690	−365	−3 054	−160 631
Contingency reserve	−1 500	−	750	750	−750
ACCOUNTING SURPLUS (DEFICIT)	−8 776	−1 336	1 357	21	−8 755

Note: Totals may not add due to rounding.

(1) The results of the review of tax expenditures.

(2) Detailed explanations of adjustments to portfolio expenditures in 2024-2025 are presented on page E.26.

E.20	Update on Québec’s Economic and Financial Situation

❏ Own-source revenue excluding revenue from government enterprises

For 2024-2025, own-source revenue excluding revenue from government enterprises is adjusted upwards by $769 million compared to Budget 2024-2025 forecasts and totals $116.3 billion.

— Tax revenue is adjusted upwards by $373 million.

— Other revenue, namely duties, permits and royalties, as well as miscellaneous revenue,11 is adjusted upwards by $396 million.

TABLE E.5

Adjustments in own-source revenue excluding revenue from government enterprises

(millions of dollars)
2024-2025
OWN-SOURCE REVENUE(1) - MARCH 2024	115 486
Tax revenue
Personal income tax	38
Contributions for health services	155
Corporate taxes	752
School property tax	−104
Consumption taxes	−468
Subtotal	373
Other revenue
Duties, permits and royalties	125
Miscellaneous revenue	271
Subtotal	396
Total adjustments	769
OWN-SOURCE REVENUE(1) - NOVEMBER 2024	116 255

(1) Own-source revenue excluding revenue from government enterprises.

 _____________________________________

11 Miscellaneous revenue includes interest revenue, revenue from the sale of goods and services, tuition fees, and user contributions, as well as from fines, forfeitures and recoveries, among other things.

Québec's Financial Situation	E.21

■ Tax revenue

For 2024-2025, revenue from personal income tax is adjusted upwards by $38 million compared to the March 2024 forecast.

— This adjustment is explained in particular by the $235 million generated by the harmonization of capital gains taxation with the federal system, offset by lower-than-expected source deductions since the start of fiscal year 2024-2025.

Contributions for health services are adjusted upwards by $155 million in 2024-2025 compared to the March 2024 forecast.

— This improvement can be attributed, in particular, to wages and salaries, whose growth was adjusted upwards by 0.5 percentage points in 2024, from 5.1% to 5.6%.

Revenue from corporate taxes is adjusted upwards by $752 million in 2024-2025.

— This positive adjustment is due, in particular, to the $736 million generated by the harmonization of capital gains taxation with the federal system.

Revenue from the school property tax is adjusted downwards by $104 million in 2024-2025.

— This decrease is due in part to the additional contribution from the Québec government to limit the average increase in school taxes to 3% for 2024-2025.12

Consumption tax revenue, which is derived mainly from the Québec sales tax, is adjusted downwards by $468 million in 2024-2025.

— This decline is mainly due to higher-than-expected input tax refunds since the start of 2024-2025, adversely affecting Québec sales tax revenue, despite the upward adjustment in household consumption13 by 1.3 percentage points in 2024, which rose from 2.5% to 3.8%.

_____________________________________

12 For more details, see the press release Le gouvernement agit pour limiter la hausse du compte de taxe scolaire à 3 % en moyenne (the government is taking action to limit the increase in school taxes to 3%, on average), [Online - in French only], June 14, 2024, [https://www.quebec.ca/nouvelles/actualites/details/le-gouvernement-agit-pour-limiter-la-hausse-du-compte-de-taxe-scolaire-a-3-en-moyenne-56721].

13 Household consumption excluding food expenditures and shelter.

E.22	Update on Québec’s Economic and Financial Situation

■ Other revenue

In 2024-2025, revenue from duties, permits and royalties is adjusted upwards by $125 million compared to the March 2024 forecast.

This improvement is due to:

— the higher-than-expected revenue from the auction of GHG emission allowances;

— the reclassification under duties, permits and royalties of certain revenues previously presented under miscellaneous revenue, in accordance with Public Accounts 2023-2024.14

Miscellaneous revenue is adjusted upwards by $271 million in 2024-2025, particularly due to:

— higher-than-expected revenue of bodies in the health and social services network,15 which reflect the effect of increased user traffic on user revenues;

— higher-than-expected revenue of bodies in the higher education15 networks, due, among other things, to an increase in their clientele;

— increase in revenue from interest on tax claims administered by Revenu Québec.

_____________________________________

14 In accordance with the treatment in Public Accounts 2023-2024, certain Société de l'assurance automobile du Québec revenues previously presented under miscellaneous revenue have been reclassified under duties, permits and royalties.

15 This higher revenue is offset by upward adjustments in spending by bodies in the health and social services and higher education networks in 2024-2025.

Québec's Financial Situation	E.23

❏ Revenue from government enterprises

For 2024-2025, revenue from government enterprises is adjusted downwards by $89 million, to $5.3 billion.

This adjustment is mainly explained by the decline in revenue from Investissement Québec, due, in particular, to lower returns from its venture capital and investment fund portfolios, as well as from its financing portfolio.

TABLE E.6

Adjustments to revenue from government enterprises

(millions of dollars)
2024-2025
REVENUE FROM GOVERNMENT ENTERPRISES - MARCH 2024	5 418
Hydro-Québec	35
Loto-Québec	−
Société des alcools du Québec	−27
Investissement Québec	−127
Société québécoise du cannabis(1)	13
Other(2)	17
Total adjustments	−89
REVENUE FROM GOVERNMENT ENTERPRISES - NOVEMBER 2024	5 329

(1) Revenue is allocated to the Fund to Combat Addiction.

(2) The other government enterprises are the Société ferroviaire et portuaire de Pointe-Noire, Capital Financière agricole, the Société du parc industriel et portuaire de Bécancour and the Fonds d'investissement Eurêka.

E.24	Update on Québec’s Economic and Financial Situation

❏ Federal transfers

In 2024-2025, revenues from federal transfers stand at $31.0 billion, an upward adjustment of $1.6 billion compared to Budget 2024-2025.

This upward adjustment is explained, in particular, by the $750-million reimbursement from the federal government announced in June 2024 for costs incurred by Québec for welcoming asylum seekers, announcements in the 2024 federal budget regarding the Housing Accelerator Fund, among other things, and the pace of realization of infrastructure projects receiving federal funding.16

TABLE E.7

Adjustments to federal transfer revenues

(millions of dollars)
2024-2025
FEDERAL TRANSFERS - MARCH 2024	29 397
Equalization	−
Health transfers	−7
Transfers for post-secondary education and other social programs	−28
Other programs	1 680
Total adjustments	1 645
FEDERAL TRANSFERS - NOVEMBER 2024	31 042

_____________________________________

16 Adjustments to federal transfer revenues stemming from the pace of realization of federally funded infrastructure projects have no impact on the budgetary balance, as a consideration is recorded in expenditures.

Québec's Financial Situation	E.25

❏ Portfolio expenditures

For 2024-2025, portfolio expenditures amount to $150.7 billion, which represents an upward adjustment of $2.9 billion compared to the March 2024 forecasts.

The adjustment is in part due to $365 million in new initiatives announced since Budget 2024-2025, including:

— $15 million for increasing support for the forestry sector;

— $60 million for consolidating support for Quebecers;

— $290 million for ensuring the safety of communities.

Adjustments to the economic and budgetary situation total $2.5 billion and are mainly attributable to a lag in the pace of infrastructure realization, to higher-than-expected expenditures in the Santé et Services sociaux portfolio, particularly for independent labour, to a rise in the cost of refundable tax credits and to postponement of expenditures from 2023-2024 to 2024-2025 for the Offensive formation en construction and support for students experiencing difficulties going back into the classroom (catch-up plan for students) implemented following the strike by school staff.

TABLE E.8

Adjustments to portfolio expenditures

(millions of dollars)
2024-2025
PORTFOLIO EXPENDITURES - MARCH 2024	147 815
New initiatives since March 2024
Increasing support for the forestry sector	15
Consolidating support for Quebecers	60
Ensuring the safety of communities	290
Subtotal - New initiatives since March 2024	365
Adjustments to the economic and budgetary situation
Santé et Services sociaux portfolio	898
Lag in the pace of infrastructure realization(1)	786
Cost of refundable tax credits(2)	201
Catch-up plan for students and Offensive formation en construction(3)	151
Environment and fight against climate change programs(4)	140
Other items	348
Subtotal - Adjustments to the economic and budgetary situation	2 524
Total adjustments	2 888
PORTFOLIO EXPENDITURES - NOVEMBER 2024	150 703

Note: Totals may not add due to rounding.

(1) A lag in the pace of subsidized infrastructure realization, mainly related to public transit, local infrastructure projects, higher education institutions and social housing. This lag is due in some cases to a delay in work in 2023-2024, and in others to an acceleration of work scheduled for subsequent years.

(2) These include, in particular, the tax credit for wages and salaries (R&D) and the tax credit for investment and innovation (C3i). The Santé et Services sociaux portfolio refundable tax credits are included in the $898-million adjustment.

(3) Expenditures planned for 2023-2024, which will be realized in 2024-2025.

(4) These are mainly the Roulez vert and Écocamionnage programs.

E.26	Update on Québec’s Economic and Financial Situation

❏ Debt service

For 2024-2025, the debt service is adjusted upwards by $166 million, to $9.9 billion, primarily due to a higher-than-expected deficit in 2023-2024 and higher-than-expected interest rates at the beginning of the fiscal year.

TABLE E.9

Adjustments to debt service

(millions of dollars)
2024-2025
DEBT SERVICE - MARCH 2024	9 762
Interest on direct debt(1)	90
Interest on the liability for the retirement plans and other employee future benefits(2)	76
Total adjustments	166
DEBT SERVICE - NOVEMBER 2024	9 928

(1) Interest on direct debt includes the income of the Sinking Fund for Government Borrowing. This income, which is deducted from debt service, consists of interest generated on investments as well as gains and losses on the disposal of assets. The forecast for this income may be adjusted upwards or downwards since it is closely tied to the change in interest rates and market behaviour.

(2) This corresponds to the interest on obligations relating to the retirement plans and other employee future benefits of public and parapublic sector employees, minus mainly the investment income of the Retirement Plans Sinking Fund (RPSF).

Québec's Financial Situation	E.27

2. RESTORING FISCAL BALANCE

Québec's public finances have temporarily deteriorated for the period from 2023-2024 to 2025-2026 due to the synchronized slowdown in the global economy under the weight of monetary tightening by most central banks.

In 2023, the Québec economy, already affected by this slowdown, was also hit by one-off factors, in particular a period of drought and forest fires that affected the forestry sector as well as electricity production and exports.

However, these cyclical factors do not compromise the strategy aimed at restoring fiscal balance.

❏ Gradual approach to restoring fiscal balance within the meaning of the Act

The new actions under the review of tax expenditures make it possible to announce an improvement in the budgetary balance of nearly $700 million in 2028-2029.

— The structural deficit, within the meaning of the Balanced Budget Act, is thus reduced to $3.2 billion, or 0.5% of GDP.

In addition, the improved budget outlook for 2028-2029 reduces the gap to be bridged by $500 million.

— It now stands at $1.5 billion in 2028-2029, equivalent to the contingency reserve for that year.

The government has various levers at its disposal to restore fiscal balance within the meaning of the Balanced Budget Act, namely after deposits of dedicated revenues in the Generations Fund:

— it will continue the process of reviewing tax and budgetary expenditures, the results of which will be presented in Budget 2025-2026;

— it will continue to make representations to the federal government to obtain its fair share of federal transfers;

— it is pursuing its commitment to creating more wealth and increasing economic potential.

The government will table a plan to restore fiscal balance when it releases Budget 2025-2026 and, in accordance with the Balanced Budget Act, fiscal balance, after deposits in the Generations Fund, will be achieved by 2029-2030 at the latest.

Québec's Financial Situation	E.29

CHART E.2 Changes to the budgetary deficit according to the Balanced Budget Act
(billions of dollars)

E.30	Update on Québec’s Economic and Financial Situation

3. REVENUE AND EXPENDITURE FORECASTS

The Update on Québec's Economic and Financial Situation - Fall 2024 presents the short-term change in revenue and expenditure, that is, the three-year outlook from 2024-2025 to 2026-2027.

TABLE E.10

Change in revenue and expenditure

(millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Revenue
Own-source revenue excluding revenue from government enterprises	116 255	120 600	124 994
% change(2)	6.2	3.7	3.6	4.5
Revenue from government enterprises	5 329	6 018	7 544
% change(3)	1.7	12.9	25.4	12.9
Federal transfers	31 042	30 712	32 305
% change(4)	0.5	−1.1	5.2	1.5
Total revenue	152 626	157 330	164 843
% change	4.9	3.1	4.8	4.2
Expenditure
Portfolio expenditures	−150 703	−153 877	−156 382
% change(5)	6.5	2.1	1.6	3.4
Debt service	−9 928	−9 753	−
% change(6)	−0.5	−1.8	5.1	0.9
Total expenditure	−160 631	−163 630	−166 630
% change	6.0	1.9	1.8	3.2
Gap to be bridged	−	750	1 500
Contingency reserve	−750	−1 500	−1 500
ACCOUNTING SURPLUS (DEFICIT)	−8 755	−7 050	−1 787
% of GDP	1.4	1.1	0.3

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

(2) In 2024-2025, the growth in own-source revenue excluding revenue from government enterprise is explained, in particular, by developments in economic activity and by the effect of harmonization with certain measures proposed in the April 2024 federal budget, including the increase in the capital gains inclusion rate.

(3) The increase in revenue is mainly due to the increase in Hydro-Québec's results, owing to an increase in sales in Québec and in export volumes with the commissioning in 2026-2027 of infrastructure related to two major export contracts with the United States.

(4) The 1.1% decrease in federal transfers in 2025-2026 is due, in particular, to the non-recurrence of certain revenues, such as the reimbursement of Québec's costs announced in June 2024 related to the welcoming of asylum seekers.

(5) Growth in 2024-2025 is due to the initiatives announced in March 2024 and November 2024, the increase in education services costs, unrealized remuneration expenditures due to the strike by school staff in 2023-2024, the lag in the pace of infrastructure realization and the rise in costs tied to the delivery of health care and social services. Growth in 2026-2027 takes into account the slowdown in infrastructure investments.

(6) The decrease in debt service in 2024-2025 and 2025-2026 is due to changes in interest rates and the non-recurrence of losses on the disposal of assets. The growth in debt service in 2026-2027 is explained by the increase in the debt level and the renewal of maturing fixed-rate loans at higher rates.

Québec's Financial Situation	E.31

3.1 Change in revenue

Government revenue encompasses own-source revenue, including revenue from government enterprises, as well as revenue from federal transfers.

Government revenue stands at $152.6 billion in 2024-2025, or $121.6 billion in own-source revenue and $31.0 billion from federal transfers.

— In 2024-2025, own-source revenue represents 79.7% of government revenue, while revenue from federal transfers represents 20.3%.

Government revenue will stand at $157.3 billion in 2025-2026 and $164.8 billion in 2026-2027, representing respective growth of 3.1% and 4.8%.

TABLE E.11

Change in revenue

(millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Own-source revenue
Own-source revenue excluding revenue from government enterprises	116 255	120 600	124 994
% change	6.2	3.7	3.6	4.5
Revenue from government enterprises	5 329	6 018	7 544
% change	1.7	12.9	25.4	12.9
Subtotal	121 584	126 618	132 538
% change(2)	6.0	4.1	4.7	4.9
Federal transfers	31 042	30 712	32 305
% change	0.5	−1.1	5.2	1.5
TOTAL	152 626	157 330	164 843
% change	4.9	3.1	4.8	4.2

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

(2) In 2024-2025, the growth in own-source revenue is explained, in particular, by developments in economic activity and the effect of harmonization with certain measures proposed in the April 2024 federal budget, including the increase in the capital gains inclusion rate.

E.32	Update on Québec’s Economic and Financial Situation

3.1.1 Own-source revenue excluding revenue from government enterprises

Own-source revenue excluding revenue from government enterprises consists mainly of tax revenue, including personal income tax, contributions for health services, corporate taxes, school property tax and consumption taxes.

— Changes in own-source revenue generally reflect changes in economic activity in Québec and in the tax system.

Own-source revenue also includes other sources of revenue:

— duties, permits and royalties, in particular revenue from the carbon market;

— miscellaneous revenue, such as tuition fees and revenues from interest, the sale of goods and services, as well as fines, forfeitures and recoveries.

In 2024-2025, own-source revenue stands at $116.3 billion, an increase of 6.2% compared with 2023-2024. It will reach $120.6 billion in 2025-2026 and $125.0 billion in 2026-2027, growing by 3.7% and 3.6%, respectively.

TABLE E.12

Summary of change in own-source revenue excluding revenue from government enterprises

(millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Tax revenue	95 412	98 993	102 283
% change(2)	6.0	3.8	3.3	4.3
Other revenue	20 843	21 607	22 711
% change(3)	7.5	3.7	5.1	5.4
TOTAL	116 255	120 600	124 994
% change(4)	6.2	3.7	3.6	4.5

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

(2) In 2024-2025, the change in tax revenue is due primarily to developments in economic activity and the effect of harmonization with certain measures proposed in the April 2024 federal budget, including the increase in the capital gains inclusion rate.

(3) In 2024-2025, the growth in other revenue is mainly due to the 9.4% increase in miscellaneous revenue, related, in particular, to the increase in the investment income of the Generations Fund, which rose from $582 million in 2023-2024 to $714 million in 2024-2025 and the increase in miscellaneous revenue from non-budget-funded bodies, special funds, and bodies in the health and social services, education and higher education networks.

(4) In 2025-2026 and 2026-2027, the change in own-source revenue excluding revenue from government enterprises is mainly due to changes in economic activity, in particular, nominal GDP, which grows by 3.6% in 2025 and 2026.

Québec's Financial Situation	E.33

❏ Tax revenue

In 2024-2025, revenue from personal income tax, the government's main revenue source, stands at $45.0 billion, an increase of 7.5% compared to 2023-2024. It will reach $47.1 billion in 2025-2026 and $48.7 billion in 2026-2027, growing by 4.6% and 3.5%, respectively.

Among other things, this change in revenue from personal income tax reflects:

— the increase in household income, including wages and salaries, which will grow by 5.6% in 2024, 3.5% in 2025 and 3.2% in 2026;

— the effect of harmonization with certain measures proposed in the April 2024 federal budget, including the increase in the capital gains inclusion rate;

— all the parameters of the personal income tax system, such as indexation and the progressive nature of the tax system;

— the effect of optimizing the tax credit for career extension as of 2025-2026.

Contributions for health services stand at $8.8 billion in 2024-2025, representing an increase of 3.4%. They will reach $9.1 billion in 2025-2026 and $9.4 billion in 2026-2027, representing growth of 3.6% and 2.7%, respectively.

— This favourable change is due to the growth in wages and salaries, which stands at 5.6% in 2024 and will reach 3.5% in 2025 and 3.2% in 2026.

— It is also due to the impact of the tax holiday for large investment projects announced in Budget 2023-2024.

Corporate tax revenue will reach $12.9 billion in 2024-2025, an increase of 12.9% from 2023-2024. It will stand at $12.8 billion in 2025-2026 and $13.2 billion in 2026-2027, a change of −0.2% and 3.0%, respectively.

— These figures reflect the expected change in the net operating surplus of corporations, which stands at −5.3% in 2024, 2.1% in 2025 and 4.4% in 2026.17

— It also reflects the effect of harmonization with certain measures proposed in the April 2024 federal budget, in particular the increase in the capital gains inclusion rate.

Revenue from the school property tax stands at $1.2 billion in 2024-2025, an increase of 4.9% compared to 2023-2024. It will reach $1.4 billion in 2025-2026 and $1.5 billion in 2026-2027, growing by 12.5% and 9.9%, respectively.

— This increase is influenced by changes in the amount for financing local needs, which considers the projected growth in student population and in the cost of services funded by the school property tax.

— It also reflects the impact of the additional contribution of nearly $150 million per year from the Québec government to limit the increase in school taxes to 3% on average for 2024-2025.

_____________________________________

17 The change in corporate tax revenue also reflects export growth, which stands at 3.8% in 2024 then 3.3% in 2025 and 2026.

E.34	Update on Québec’s Economic and Financial Situation

TABLE E.13

Change in own-source revenue excluding revenue from government enterprises

(millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Tax revenue
Personal income tax	44 990	47 057	48 696
% change(2)	7.5	4.6	3.5	5.2
Contributions for health services	8 825	9 144	9 390
% change	3.4	3.6	2.7	3.2
Corporate taxes	12 868	12 848	13 235
% change(3)	12.9	−0.2	3.0	5.1
School property tax	1 206	1 357	1 492
% change(4)	4.9	12.5	9.9	9.1
Consumption taxes	27 523	28 587	29 470
% change(5)	1.6	3.9	3.1	2.9
Subtotal	95 412	98 993	102 283
% change	6.0	3.8	3.3	4.3
Other revenue
Duties, permits and royalties	6 065	6 315	6 726
% change(6)	3.0	4.1	6.5	4.5
Miscellaneous revenue	14 778	15 292	15 985
% change(7)	9.4	3.5	4.5	5.8
Subtotal	20 843	21 607	22 711
% change	7.5	3.7	5.1	5.4
TOTAL	116 255	120 600	124 994
% change	6.2	3.7	3.6	4.5

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

(2) In 2024-2025, the growth in revenue from personal income tax is due to the 5.6% increase in wages and salaries in 2024 and the effect of harmonization with certain measures proposed in the April 2024 federal budget, including the increase in the capital gains inclusion rate.

(3) In 2024-2025 and 2025-2026, the growth in revenue from corporate taxes is due, in particular, to the effect of the increase in the capital gains inclusion rate, which results in the acceleration to 2024 of transactions initially scheduled for 2025 and 2026, because of the change coming into force on June 25, 2024.

(4) In 2024-2025, the growth in revenue from the school property tax reflects the impact of the additional contribution of nearly $150 million per year from the Québec government to limit the increase in school taxes to an average of 3% for 2024-2025. In 2025-2026 and 2026-2027, the increase is influenced by changes in the amount for financing local needs, which considers the projected growth in student population and in the cost of services funded by the school property tax.

(5) In 2024-2025, the increase in consumption taxes is due to the 3.8% increase in household consumption in 2024, the effect of which is offset by higher input tax refunds.

(6) In 2026-2027, growth in revenue from duties, permits and royalties is due, in particular, to the increase in revenue from natural resources and revenue from the auction of GHG emission allowances.

(7) In 2024-2025, the growth in miscellaneous revenue is due, in particular, to the increase in the investment income of the Generations Fund and to the increase in miscellaneous revenue from non-budget-funded bodies, special funds and bodies in the health and social services, education and higher education networks.

Québec's Financial Situation	E.35

Consumption tax revenue totals $27.5 billion in 2024-2025, an increase of 1.6% compared to 2023-2024. It will stand at $28.6 billion in 2025-2026 and $29.5 billion in 2026-2027, an increase of 3.9% and 3.1%, respectively.

The change in consumption tax revenue reflects, in particular:

— the projected growth in household consumption,18 which stands at 3.8% in 2024 and 2025, then 3.5% in 2026;

— the expected increase in residential construction investment, which stands at 2.8% in 2024, 5.0% in 2025 and 3.8% in 2026;

— the two increases in the specific tax on tobacco products, as of March 13, 2024 and January 6, 2025, announced in Budget 2024-2025.19

❏ Other revenue

Revenue from duties, permits and royalties amounts to $6.1 billion in 2024-2025, an increase of 3.0% compared to 2023-2024. It will stand at $6.3 billion in 2025-2026 and $6.7 billion in 2026-2027, an increase of 4.1% and 6.5%, respectively.

— The change in revenue from duties, permits and royalties is due to the change in revenue from natural resources and from the auction of GHG emission allowances.

— It is also due to the effect of capping the indexation of government rates at 3% as of January 1, 2023, for a period of four years, from 2023 to 2026. This cap concerns, in particular, driving licences and vehicle registration fees.

Miscellaneous revenue stands at $14.8 billion in 2024-2025, an increase of 9.4% compared to 2023-2024. It will reach $15.3 billion in 2025-2026 and $16.0 billion in 2026-2027, an increase of 3.5% and 4.5%, respectively.

— The positive trend in miscellaneous revenue is attributable to the anticipated revenue of special funds, non-budget-funded bodies and bodies in the health and social services, education and higher education networks.

— For example, the growth in the revenue of the higher education network is influenced by, among other things, the change in clientele.

— In addition, the growth in miscellaneous revenue in 2024-2025 reflects, among other things, the increase in investment income of the Generations Fund.

— The change in miscellaneous revenue also takes into account the effect of capping the indexation of government rates at 3% until 2026.

_____________________________________

18 Household consumption excluding food expenditures and shelter.

19 These two increases in the specific tax on tobacco products will generate additional revenue of $40 million in 2024-2025 and $65 million in 2025-2026.

E.36	Update on Québec’s Economic and Financial Situation

3.1.2 Revenue from government enterprises

Government enterprises consist of public corporations that play a commercial role, have managerial autonomy and are financially self-sufficient. Revenue from government enterprises corresponds in large part to the net earnings of these enterprises.

This revenue stands at $5.3 billion in 2024-2025, $6.0 billion in 2025-2026, and 7.5 billion in 2026-2027, increases of 1.7%, 12.9% and 25.4%, respectively.

TABLE E.14

Change in revenue from government enterprises

(millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Hydro-Québec	2 080	2 615	3 975
Loto-Québec	1 514	1 517	1 578
Société des alcools du Québec	1 410	1 475	1 513
Investissement Québec	181	264	325
Société québécoise du cannabis(2)	108	130	141
Other(3)	36	17	12
TOTAL	5 329	6 018	7 544
% change	1.7	12.9	25.4	12.9

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

(2) Revenue is allocated to the Fund to Combat Addiction.

(3) The other government enterprises are the Société ferroviaire et portuaire de Pointe-Noire, Capital Financière agricole, the Société du parc industriel et portuaire de Bécancour and the Fonds d'investissement Eurêka.

The 1.7% growth in 2024-2025 is largely due to the increase in revenue from Investissement Québec, primarily related to the reduction in the provision for losses compared to the previous year.

The 12.9% growth in 2025-2026 is mainly attributable to the increase in Hydro-Québec's results stemming, in particular, from an increase in its sales in Québec and lower operating expenses resulting from the creation of a new regulatory asset to amortize costs tied to vegetation control.

The 25.4% growth in 2026-2027 is mainly due to the increase in Hydro-Québec's expected results, as a result of higher export volumes with the commissioning of infrastructure related to two major export contracts with the United States as well as higher sales in Québec.

Québec's Financial Situation	E.37

3.1.3 Federal transfers

Revenue from federal transfers consists of federal government revenue paid to Québec under the Federal-Provincial Fiscal Arrangements Act, to which is added revenue from other programs under bilateral agreements.

It includes mainly equalization and revenue from the Canada Health Transfer (CHT) and from the Canada Social Transfer (CST).

Revenue from federal transfers is expected to grow by 0.5% in 2024-2025, and to decline by 1.1% in 2025-2026. This decrease is due, in particular, to the non-recurrence of certain revenues, such as the reimbursement of Québec's costs related to the welcoming of asylum seekers, announced in June 2024.

TABLE E.15

Change in federal transfers

(millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	2027-2028	2028-2029	AAGR(1)
Equalization	13 316	13 571	14 419	15 039	15 441
% change	−5.1	1.9	6.2	4.3	2.7	1.9
Health transfers	8 547	8 826	9 219	9 358	9 425
% change	−1.9	3.3	4.5	1.5	0.7	1.6
Transfers for post-secondary education and other social programs	1 323	1 310	1 315	1 312	1 306
% change	−8.8	−1.0	0.4	−0.2	−0.5	−2.1
Other programs	7 856	7 005	7 352	6 799	6 016
% change	17.7	−10.8	5.0	−7.5	−11.5	−2.1
TOTAL	31 042	30 712	32 305	32 508	32 188
% change	0.5	−1.1	5.2	0.6	−1.0	0.8

(1) Average annual growth rate, corresponding to the geometric mean over five years, from 2024-2025 to 2028-2029.

E.38	Update on Québec’s Economic and Financial Situation

❏ Québec's requests to the federal government

Québec considers that the federal government must increase its funding to the provinces in the areas of infrastructure and workforce development. In addition, it is important that this funding take the form of unconditional, stable and predictable transfers. Canada-Québec agreements, like the one concluded for early learning and childcare, must be the standard.

Québec expects to receive its fair share of the amounts announced in the April 2024 federal budget to increase the housing supply, including those earmarked for housing-related infrastructure. The federal government must also commit to funding its fair share of the entire Québec city tramway project, as well as the new cross-river connection between the Capitale-Nationale and Chaudière-Appalaches regions.

Lastly, Québec is asking for unconditional opt-out with full financial compensation from the Canadian Dental Care Plan and the first phase of the Canadian pharmacare program announced in the April 2024 federal budget. Québec is also asking for a larger increase in the CHT.

The amounts for health care announced by the federal government in February 2023 are clearly insufficient. They will not allow Québec to catch up with the historical level of federal funding, nor will they provide sustainable, predictable funding that respects Québec's jurisdiction over health care. Only a substantial increase in the CHT would help achieve these objectives.

— The CHT's share in provincial and territorial health spending, which stood at 21.3% in 2024-2025, is expected to drop to 19.3% by 2039-2040. This share stood at 23.2% in 2016-2017.

CHART E.3 Share of the Canada Health Transfer in provincial and territorial health expenditures - 2004-2005 to 2039-2040
(per cent)

Sources: Canadian Institute for Health Information, Conference Board of Canada and Department of Finance Canada.

Québec's Financial Situation	E.39

❏ Weak growth in federal transfer revenue between now and 2028-2029

Weak growth in federal transfers is expected between now and 2028-2029. An average annual growth rate of 0.8% over five years, from 2024-2025 to 2028-2029, is anticipated. This contrasts with an average annual growth rate of 5.2% for the past 10 years, from 2014-2015 to 2023-2024.

This weak growth is due in particular to:

— the federal government's changes to the equalization formula in its 2023 budget;20

— an insufficient increase in the CHT;

— a decrease in Québec's demographic weight, as the vast majority of transfers to the provinces, notably the CHT, are distributed on a per capita basis;

— one-time payments and time-limited agreements.

As a result, Québec's revenue from federal transfers as a percentage of its total revenue, which stood at 21.6% in 2019-2020, is expected to decline to 19.5% in 2025-2026, and only 18.4% in 2028-2029.

CHART E.4 Share of federal transfers as a percentage of Québec's total revenue
(per cent)

Source: Ministère des Finances du Québec.

_____________________________________

20 As part of its 2023 budget, the federal government announced changes made to the equalization formula starting in 2024-2025. These changes mainly concern the estimate of the provinces' fiscal capacity with regard to the non-residential property tax base. The adverse financial impact of this change on Québec's financial framework is estimated at $468 million per year on average as of 2024-2025.

E.40	Update on Québec’s Economic and Financial Situation

3.2 Change in expenditure

Expenditure consists, on the one hand, of portfolio expenditures tied to the delivery of public services, which are influenced by demographics and prices and, on the other hand, debt service, which is mainly driven by the level of debt and interest rates.

Expenditure totals $160.6 billion in 2024-2025, or $150.7 billion in portfolio expenditures and $9.9 billion in debt service.

— It will stand at $163.6 billion in 2025-2026 and $166.6 billion in 2026-2027.

In 2024-2025, portfolio expenditures will grow by 6.5%, due, in particular, to the initiatives announced in March 2024 and November 2024, the increase in the cost of services in the education sector, unrealized remuneration expenditures due to the strike by school staff in 2023-2024, the lag in the pace of infrastructure realization and the expected rise in costs tied to the delivery of health care and social services.

In 2025-2026, the growth in expenditures reflects the anticipated increase in costs tied to the delivery of government services. This increase is partially mitigated by the gradual withdrawal of independent health care and social services labour and the end of one-time investments in education.

In 2026-2027, portfolio expenditures will grow by 1.6% due to the slowdown in infrastructure investments.

Debt service represents approximately 6% of the government's overall expenditure.

— The −0.5% change in debt service in 2024-2025 is due, in particular, to the non-recurrence of losses on the disposal of assets recorded in 2023-2024 as part of the investment activities of the Sinking Fund for Government Borrowing.

TABLE E.16

Change in expenditure

(millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Portfolio expenditures	150 703	153 877	156 382
% change	6.5	2.1	1.6	3.4
Debt service	9 928	9 753	10 248
% change	−0.5	−1.8	5.1	0.9
TOTAL	160 631	163 630	166 630
% change	6.0	1.9	1.8	3.2

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

Québec's Financial Situation	E.41

3.2.1 Portfolio expenditures

To achieve its objectives and carry out its activities, the government sets up programs that are administered by government entities, including departments and bodies. The set of entities under the responsibility of a minister constitutes a portfolio.

TABLE E.17

Change in expenditure by departmental portfolio

(millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Santé et Services sociaux	62 807	63 950	65 886
% change(2)	3.0	1.8	3.0	2.6
Éducation	22 537	22 838	23 412
% change(3)	12.4	1.3	2.5	5.3
Enseignement supérieur	11 050	11 085	11 386
% change(4)	5.5	0.3	2.7	2.8
Famille	8 554	9 255	9 466
% change(5)	−4.1	8.2	2.3	2.0
Transports et Mobilité durable	7 060	7 953	7 875
% change(6)	5.4	12.6	−1.0	5.5
Emploi et Solidarité sociale	5 754	5 520	5 464
% change(7)	0.5	−4.1	−1.0	−1.6
Affaires municipales et Habitation	5 324	5 639	5 189
% change(8)	8.3	5.9	-8.0	1.8
Économie, Innovation et Énergie	4 012	3 874	3 804
% change(9)	4.8	−3.4	−1.8	−0.2
Environnement, Lutte contre les changements climatiques, Faune et Parcs	2 462	2 349	2 454
% change(10)	1.3	−4.6	4.5	0.3
Other portfolios	21 143	21 414	21 446
% change(11)	20.8	1.3	0.1	7.0
TOTAL	150 703	153 877	156 382
% change	6.5	2.1	1.6	3.4

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

(2) The 3.0% growth in 2024-2025 and 2026-2027 reflects the expected rise in costs tied to the delivery of health care and social services. In 2025-2026, the 1.8% increase is due, in particular, to savings achieved through the gradual elimination of independent labour.

(3) In 2024-2025, the growth is due, in particular, to the anticipated increase in costs tied to the delivery of services in the education sector, the Budget 2024-2025 initiatives and the postponement of expenditures from 2023-2024 to 2024-2025, including for the Offensive formation en construction and support for students experiencing difficulties going back into the classroom (catch-up plan for students) implemented following the strike by school staff. This growth is combined with the unrealized remuneration expenditures due to the strike by school staff in 2023-2024. Excluding the effect of the strike, growth in 2024-2025 would be 8.8%. In 2025-2026, the change is due, in particular, to the end of one-time investments in 2024-2025 for the Offensive formation en construction and the catch-up plan for students.

E.42	Update on Québec’s Economic and Financial Situation

TABLE E.17

Change in expenditure by departmental portfolio (cont.)

(4) In 2024-2025 and 2025-2026, the increase is related to the lag in the pace of infrastructure realization. Without this lag, spending growth would have been 3.4% in 2024-2025 and 2.2% in 2025-2026.

(5) In 2024-2025, the change is related to advance payments in 2023-2024 for the purpose of funding subsidized educational childcare services. Excluding these advance payments, the growth in expenditures would be 2.4% in 2024-2025. In 2025-2026, the increase is mainly due to the indexation of family allowance amounts paid and the funding of new subsidized childcare spaces.

(6) In 2024-2025, the increase is due, in particular, to a one-time support to municipalities for maintaining and improving the local road network, funding public transit infrastructure, as well as higher winter maintenance costs. In 2025-2026 and 2026-2027, the changes are tied to the pace of investments in public and active transit assistance programs.

(7) In 2024-2025, the change is mainly due to the end of increases by the federal government tied to enhanced business assistance programs financed by the Labour Market Development Fund. In 2025-2026 and 2026-2027, the changes are due, in particular, to the anticipated decline in the number of social assistance program recipients and the end of Opération main-d'œuvre.

(8) The increases are mainly due to the planned sequence for building units under the Québec affordable housing program and the AccèsLogis program.

(9) In 2024-2025, the increase is due, in particular, to the rise in the cost of tax credits for the development of e-business and for investment and innovation. In 2025-2026, the change is due, among other things, to the expiry of funding for certain government strategies related to the economy. In 2026-2027, the change is related to the lower volume of financial initiatives under the Economic Development Fund.

(10) In 2024-2025, the change is limited due to the effect of higher Electrification and Climate Change Fund expenditures in 2023-2024. In 2025-2026, the change is due to the gradual reduction in rebates for the purchase of electric vehicles under the Roulez vert program. In 2026-2027, the increase is due to intensified efforts aimed at reducing GHG emissions in the industrial sector as set out in the 2024-2029 Implementation Plan of the 2030 Plan for a Green Economy, driven by an expected increase in revenue from the carbon market.

(11) In 2024-2025, the change is mainly due to the effect of the Contingency Fund, as well as to the cost of responding to the impact of floods. In 2025-2026, the change is due, among other things, to the combined effect of the end of various programs and to the non-recurrence of the cost of responding to the impact of floods. In 2026-2027, the change is due to the reduction in infrastructure investments, including for local and cultural infrastructure, and to lower investments in high-speed Internet deployment.

Québec's Financial Situation	E.43

❏ Santé et Service sociaux

The expenditures of the Santé et Services sociaux portfolio primarily cover the activities of bodies in the health and social services network as well as programs administered by the Régie de l'assurance maladie du Québec. They also cover those of other government bodies involved in health and social services, such as Héma-Québec.

These expenditures are influenced by changing demographics and the aging of the population, the remuneration of health care facility staff and the introduction of new technologies and new medications.

The 3.0% increase in expenditures in 2024-2025 and 2026-2027 reflects the expected rise in costs tied to the delivery of health care and social services.

In 2025-2026, the 1.8% increase is due, in particular, to savings achieved through the gradual elimination of independent labour.

❏ Éducation

The expenditures of the Éducation portfolio are primarily devoted to the activities of preschool, primary and secondary education institutions. This portfolio also includes programs to promote recreation and sports, and to manage national parks.

In general, this portfolio's expenditures vary according to the change in the clienteles and the remuneration of the personnel of the school service centres and school boards.

In 2024-2025, the 12.4% growth in expenditures is mainly due to the anticipated rise in costs tied to the delivery of services in the education sector, the Budget 2024-2025 initiatives, and the postponement of expenditures from 2023-2024 to 2024-2025, in particular for the Offensive formation en construction and support for students experiencing difficulties going back into the classroom (catch-up plan for students) implemented following the strike by school staff. This growth is combined with the unrealized remuneration expenditures due to the strike by school staff in 2023-2024. Excluding the impact of the school staff strike, growth would be 8.8%.

In 2025-2026, the 1.3% growth in expenditures is due, in particular, to the end of one-time investments in 2024-2025 for the Offensive formation en construction and the catch-up plan for students.

The 2.5% growth in expenditures in 2026-2027 finances costs tied to the delivery of services in the education sector.

❏ Enseignement supérieur

The expenditures of the Enseignement supérieur portfolio are mainly devoted to the activities of educational institutions at the college and university levels. This portfolio also includes student financial assistance. In general, this portfolio's expenditures vary according to changes in the clientele and in the remuneration of college and university network personnel as well as changes to infrastructure investments for chartered universities.

In 2024-2025 and 2025-2026, the growth in expenditures of 5.5% and 0.3%, respectively, are tied to the lag in the pace of infrastructure realization.

The 2.7% growth in 2026-2027 reflects the funding of the anticipated increase in costs tied to the delivery of services in the higher education sector.

E.44	Update on Québec’s Economic and Financial Situation

❏ Famille

The expenditures of the Famille portfolio primarily include funding for educational childcare services and financial assistance for families.

In 2024-2025, the −4.1% change in expenditures is related to advance payments in 2023-2024 for the purpose of funding subsidized educational childcare services.

In 2025-2026, the 8.2% growth in expenditures is mainly due to the indexation of family allowance amounts paid, but also to the funding of new subsidized childcare spaces, including staff salaries, as part of the measures of the action plan for completing the educational childcare services network.

The 2.3% growth in 2026-2027 reflects the funding of the anticipated increase in costs tied to educational childcare services and financial assistance for families.

❏ Transports et Mobilité durable

The expenditures of the Transports et Mobilité durable portfolio primarily include the construction, maintenance and operation of road infrastructure as well as the funding of public transit services. They also include the management of the government's rolling stock, air fleet and ferry services.

In 2024-2025, the 5.4% growth in expenditures is due, in particular, to a one-time support to municipalities for maintaining and improving the local road network, funding public transit systems, as well as higher winter maintenance costs.

In 2025-2026 and 2026-2027, the changes in expenditures of 12.6% and −1.0%, respectively, are tied to the pace of investments in public and active transit assistance programs.

❏ Emploi et Solidarité sociale

The expenditures of the Emploi et Solidarité sociale portfolio mainly include financial assistance programs for individuals, including last-resort financial assistance, and employment assistance programs. They also include the activities of Services Québec, the Registrar of Civil Status and the Registraire des entreprises, as well as the administration of the Québec Parental Insurance Plan.

In 2024-2025, the 0.5% change in expenditures is mainly due to the end of increases by the federal government tied to enhanced business assistance programs financed by the Labour Market Development Fund.

In 2025-2026 and 2026-2027, the changes in expenditures of −4.1% and −1.0%, respectively, are due, in particular, to the anticipated decrease in the number of social assistance program recipients and the end of Opération main-d'œuvre.

Québec's Financial Situation	E.45

❏ Affaires municipales et Habitation

The expenditures of the Affaires municipales et Habitation portfolio primarily consist of financial support for municipalities, particularly for infrastructure, social housing and compensations in lieu of taxes, as well as regional and metropolitan development measures.

In 2024-2025, the 8.3% growth in expenditures is due, in particular, to Budget 2024-2025 initiatives, including a continuation of the assistance under the Shelter Allowance Program, as well as the increase in units under the AccèsLogis program.

In 2025-2026 and 2026-2027, the changes in expenditures of 5.9% and −8.0% are due to the planned sequence for building units under the AccèsLogis Québec Program, under the Québec affordable housing program and in partnership with tax-advantaged funds.

❏ Économie, Innovation et Énergie

The expenditures of the Économie, Innovation et Énergie portfolio are mainly allocated to funding economic development projects and support for research, innovation and development of energy resources.

In 2024-2025, the 4.8% growth in expenditures is due, in particular, to the rise in the cost of tax credits for the development of e-business, and for investment and innovation.

In 2025-2026, the −3.4% change in expenditures is due, in particular, to the expiry of funding for certain government strategies related to the economy.

In 2026-2027, the −1.8% change in expenditures is related to the Economic Development Fund's lower volume of financial initiatives.

❏ Environnement, Lutte contre les changements climatiques, Faune et Parcs

The expenditures of the Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio are primarily directed at funding measures to combat climate change, protect the environment and preserve biodiversity. These expenditures also include the operation of public dams, land management of the state's water domain and conservation of wildlife resources and habitats.

The 1.3% change in 2024-2025 is limited due to the effect of higher Electrification and Climate Change Fund expenditures in 2023-2024.

In 2025-2026, the −4.6% change in expenditures is due, in particular, to the gradual reduction in rebates for the purchase of electric vehicles under the Roulez vert program.

In 2026-2027, the 4.5% growth in expenditures is due, in particular, to intensified efforts aimed at reducing GHG emissions in the industrial sector as set out in the 2024-2029 Implementation Plan of the 2030 Plan for a Green Economy, driven by an expected increase in revenue from the carbon market.

E.46	Update on Québec’s Economic and Financial Situation

❏ Other portfolios

The expenditures in the other portfolios include expenditures in all other portfolios, which include, in particular, programs in the culture, immigration, tourism and natural resources sectors, as well as the activities of the judicial system, public security, international relations, the legislative branch and central agencies.

In 2024-2025, the 20.8% growth in expenditures is mainly due to the effect of the Contingency Fund, as well as the cost of responding to the impact of floods.

— In particular, the Contingency Fund is intended to cover unforeseen expenditures that may arise in government programs. Since the 2023-2024 year is over, there is no Contingency Fund reserve for unforeseen expenditures in 2023-2024, inducing strong growth for 2024-2025.

In 2025-2026, the 1.3% change in expenditures is due, in part, to the end of various programs and to the non-recurrence of the cost of responding to the impact of floods.

In 2026-2027, the 0.1% change in expenditures is due to the reduction in infrastructure investments, in particular for local and cultural infrastructure, and to lower investments in high-speed Internet deployment.

Québec's Financial Situation	E.47

Slowdown in expenditure growth

In recent years, the government has deployed the necessary resources to help the Québec population cope with the global public health crisis, the rising cost of living and economic slowdowns. These efforts, combined with sustained population growth, have resulted in average annual expenditure growth of 7.4% since 2018-2019.

— In 2024, expenditures represent 24.9% of GDP. As a result, Québec ranks third among Canadian provinces with the highest expenditures as a percentage of GDP.

Overview of growth in portfolio expenditures

	2018- 2019	2019- 2020	2020- 2021	2021- 2022	2022- 2023	2023- 2024	2024- 2025	AAGR(1)
Portfolio expenditures ($billion)	98.2	107.3	119.2	127.5	137.1	141.6	150.7
% change	2.0	9.3	11.1	6.9	7.6	3.2	6.5	7.4
% of GDP	22.3	23.3	26.4	25.1	24.9	24.4	24.9

(1) Average annual growth rate from 2019-2020 to 2024-2025.

Against a backdrop of a return to fiscal balance in 2029-2030, and following the announcement in the last budget of an expenditure review, a slowdown is to be expected in the pace of government spending growth over the next few years. Accordingly, this update already shows such a slowdown, which will bring expenditures to 23.5% of GDP in 2028-2029.

Budget 2025-2026 will be an opportunity for the government to present its plan to restore fiscal balance. This plan will describe policy directions arising from the review of tax and budgetary expenditures, and will further contribute to reducing the level of expenditures.

Change in portfolio expenditures
(percentage of GDP)

E.48	Update on Québec’s Economic and Financial Situation

3.2.2 Debt service

Debt service consists of interest on the direct debt as well as interest on the liability for the retirement plans and other future benefits of public and parapublic sector employees.

Debt service changes primarily according to the level of debt, interest rates and the return on the Retirement Plans Sinking Fund (RPSF). It will stand at $9.9 billion in 2024-2025, $9.8 billion in 2025-2026, and $10.2 billion in 2026-2027, representing changes of −0.5%, −1.8% and 5.1%, respectively.

In 2024-2025, 2025-2026 and 2026-2027, interest on the direct debt will change by −0.6%, 3.6% and 7.5%, respectively, owing, in particular, to the anticipated change in interest rates and the debt level.

— The 0.6% decrease in 2024-2025 is due, in particular, to the non-recurrence of losses on the disposal of assets recorded in 2023-2024 as part of the investment activities of the Sinking Fund for Government Borrowing.

Interest on the liability for the retirement plans and other employee future benefits is decreasing due to the increase in the investment income of the RPSF. It will reduce debt service as of 2025-2026.

— The income of the RPSF is deducted from debt service.

TABLE E.18

Change in debt service

(millions of dollars, unless otherwise indicated)
	2024-2025	2025-2026	2026-2027	AAGR(1)
Interest on direct debt(2)	9 795	10 146	10 903
% change	−0.6	3.6	7.5
Interest on the liability for retirement plans and other employee future benefits(3)	133	−393	−655
TOTAL	9 928	9 753	10 248
% change	−0.5	−1.8	5.1	0.9

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2024-2025 to 2026-2027.

(2) Interest on the direct debt includes the income of the Sinking Fund for Government Borrowing. This income, which is deducted from debt service, consists of interest generated on investments as well as gains and losses on disposal. The forecast for this income may be adjusted upwards or downwards since it is closely tied to the change in interest rates and market behaviour.

(3) This interest corresponds to the interest on obligations relating to the retirement plans and other future benefits of public and parapublic sector employees, minus mainly the investment income of the RPSF.

Québec's Financial Situation	E.49

4. PUBLIC INFRASTRUCTURE INVESTMENTS

In Budget 2024-2025, the government announced an increase of $3 billion over 10 years under the 2024-2034 Québec Infrastructure Plan (QIP).

— The 2024-2034 QIP accordingly amounts to $153 billion, or $15.3 billion per year on average.

The QIP has been increased from $100.4 billion to $153 billion over six years, an increase of 52%.

A 62% share of the investments under the 2024-2034 QIP will be used primarily for asset maintenance. New infrastructure will account for 38% of the investments.

The level of the 2025-2035 QIP, that is, for the period from 2025-2026 to 2034-2035, will be determined in Budget 2025-2026.

CHART E.5 Change in the Québec Infrastructure Plan
(billions of dollars)

Source: Secrétariat du Conseil du trésor.

Québec's Financial Situation	E.51

APPENDIX 1: PORTFOLIO EXPENDITURES

TABLE E.19

Portfolio expenditure forecasts

(millions of dollars)
2024-2025
National Assembly	186
Persons appointed by the National Assembly	148
Affaires municipales et Habitation	5 324
Agriculture, Pêcheries et Alimentation	1 599
Conseil du trésor et Administration gouvernementale	4 500
Conseil exécutif	784
Culture et Communications	1 983
Cybersécurité et Numérique	153
Économie, Innovation et Énergie	4 012
Éducation	22 537
Emploi et Solidarité sociale	5 754
Enseignement supérieur	11 050
Environnement, Lutte contre les changements climatiques, Faune et Parcs	2 462
Famille	8 554
Finances	3 840
Immigration, Francisation et Intégration	739
Justice	1 811
Langue française	66
Relations internationales et Francophonie	196
Ressources naturelles et Forêts	1 517
Santé et Services sociaux	62 807
Sécurité publique	2 719
Tourisme	676
Transports et Mobilité durable	7 060
Travail	226
TOTAL	150 703

Québec's Financial Situation	E.53

APPENDIX 2: SUPPLEMENTARY INFORMATION

The digital dissemination of content reflects the department's desire to improve messages addressed to the public by using electronic documents that can be viewed on a smartphone, tablet or computer.

The Ministère des Finances is promoting the transition to digital documents. Therefore, certain supplementary budgetary information is presented only on the department's website, including:

— sensitivity analyses, the main risks to Québec's financial position and prudence factors;

— the government's net financial surpluses or requirements;

— Québec's budgetary statistics, which present, in particular, the government's revenue and expenditure on a historical basis.

In addition, the document Processus et documentation budgétaires : une reddition de comptes sur les finances publiques de l'État (in French only) provides information on the budget planning process and financial framework development carried out by the Ministère des Finances and highlights budget documents in support of the government's budgetary cycle.

Supplementary information is available on the Ministère des Finances website. To view this information, visit this page on the fall 2024 update documents:

www.finances.gouv.qc.ca/update

The document Processus et documentation budgétaires : une reddition de comptes sur les finances publiques de l'État (in French only) can be found on the Budget 2022-2023 page:

www.finances.gouv.qc.ca/Budget_et_mise_a_jour/budget/2022-2023/

Québec's Financial Situation	E.55

Section F

THE QUÉBEC GOVERNMENT'S DEBT

Summary	F.3

1. Québec's debt	F.5

1.1 Different concepts of debt	F.5

1.2 Net debt	F.6

1.3 Gross debt	F.10

1.4 Debt representing accumulated deficits	F.15

1.5 The debt reduction objective and the Generations Fund	F.17

2. Financing	F.21

2.1 Financing program	F.21

2.2 Borrowings contracted in 2024-2025	F.23

2.3 Debt management strategy	F.26

2.4 Yield on Québec's debt securities	F.29

3. Credit ratings	F.31

3.1 Québec's credit ratings	F.31

3.2 Comparison of the credit ratings of Canadian provinces	F.32

F.1

SUMMARY

Québec has made notable progress in reducing its debt load in recent decades, although it remains high.

Reducing the debt burden is a priority for the government. That is why, in March 2023, it introduced new debt reduction targets, which were confirmed in the Act to reduce the debt and establish the Generations Fund in December 2023.

As at March 31, 2025, Québec's net debt will stand at $236.6 billion, or 39.0% of GDP. This is lower than the pre-pandemic level. It was 40.9% of GDP as at March 31, 2020.

As a result of budgetary deficits and significant investments in public infrastructure, net debt to GDP will rise back to 39.8% in 2025-2026, and then fall again to 38.6% as at March 31, 2029. It will then continue to decline gradually until the debt reduction target is reached in 2037-2038.

As at March 31, 2025, the net debt burden will stand at 39.0% of GDP. This is a lower level than the pre-pandemic level.

The government maintains its objective of reducing the net debt burden to 30% of GDP by 2037-2038.[1]

It will achieve this by restoring a balanced budget, continuing deposits in the Generations Fund and implementing initiatives to accelerate economic growth.

In 2024-2025, revenues dedicated to the Generations Fund will stand at $2.2 billion. They will reach $2.6 billion in 2028-2029 and $4.1 billion in 2037-2038.

The balance of the Generations Fund, which will stand at $16.7 billion as at March 31, 2025, is expected to reach $24.0 billion as at March 31, 2029, representing 8.9% of net debt.

The economic context, the evolution of interest rates and the high level of debt require prudence and the sound management of public finances, because higher-than-anticipated interest rates would have a substantial impact on the financial framework.

— A greater-than-anticipated rise in interest rates of 1 percentage point over a full year would increase interest expenditure by $454 million in the first year and by $1.6 billion in the fifth year.

_______________________________________

1 The Act to reduce the debt and establish the Generations Fund stipulates that, for fiscal 2037-2038, the net debt presented in the government's financial statements may not exceed 32.5% of GDP. This ratio corresponds to the maximum limit of a net debt reduction objective of 30% of GDP announced in the budget speech for fiscal 2023-2024.

The Québec Government's Debt	F.3

❏ The benefits of reducing the debt burden

Reducing the debt burden contributes to economic growth by creating a climate of confidence conducive to private investment and higher productivity.

In addition to supporting collective prosperity, reducing the debt burden will allow Québec to:

— contribute to intergenerational fairness;

— ensure stable funding for the government's main missions, including health and education;

— cope with the costs associated with an aging population;

— implement measures to fight climate change;

— fund substantial investments in public infrastructure;

— ease the tax burden on Quebecers;

— counter a new recession;

— increase its financial autonomy within the federation.

F.4	Update on Québec’s Economic and Financial Situation

1. QUÉBEC'S DEBT

1.1 Different concepts of debt

A number of different concepts of debt are used to measure a government's indebtedness.

— Gross debt corresponds to the debt on financial markets, plus the commitments made with regard to the retirement plans of government employees. The balance of the Generations Fund is subtracted from gross debt.

— As at March 31, 2024, Québec's gross debt stood at $245.8 billion, or 42.4% of GDP. It will be $262.8 billion, or 43.4% of GDP, as at March 31, 2025.

— Net debt corresponds to the government's total liabilities, less its financial assets.

— As at March 31, 2024, Québec's net debt stood at $220.0 billion, or 38.0% of GDP. It will be $236.6 billion, or 39.0% of GDP, as at March 31, 2025.

— The government set itself the objective of reducing net debt to GDP to 30% by 2037-2038.

— Debt representing accumulated deficits corresponds to the difference between the government's assets and liabilities. It is the debt that does not correspond to any assets. This is the concept that the federal government uses to present the change in its debt.

— As at March 31, 2024, Québec's debt representing accumulated deficits stood at $118.3 billion, or 20.4% of GDP. It will be $126.8 billion, or 20.9% of GDP, as at March 31, 2025.

TABLE F.1

Québec government debt as at March 31 according to different concepts (millions of dollars, unless otherwise indicated)
	2024	2025	2026
GROSS DEBT(1)	245 832	262 835	274 332
% of GDP	42.4	43.4	43.7
Less: Financial assets, net of other liabilities(2)	−25 816	−26 273	−24 485
NET DEBT	220 016	236 562	249 847
% of GDP	38.0	39.0	39.8
Less: Non-financial assets	−101 711	−109 798	−116 329
DEBT REPRESENTING ACCUMULATED DEFICITS	118 305	126 764	133 518
% of GDP	20.4	20.9	21.3

(1) Gross debt excludes pre-financing and takes into account amounts accumulated in the Generations Fund.

(2) Financial assets include, in particular, investments in government enterprises (e.g., Hydro-Québec) and accounts receivable, minus other liabilities (e.g., accounts payable).

The Québec Government's Debt	F.5

1.2 Net debt

Net debt corresponds to the government's liabilities minus its financial assets.

As at March 31, 2024, Québec's net debt stood at $220.0 billion, or 38.0% of GDP. Net debt to GDP will rise back to 39.8% by 2025-2026 due to budgetary deficits and significant investments in public infrastructure. It will then fall again to stand at 38.6% as at March 31, 2029.

TABLE F.2

Factors responsible for the change in net debt (millions of dollars, unless otherwise indicated)
	Debt, beginning of year	Accounting deficit (surplus)	Net capital investments	Accounting adjustments(1)	Total change	Debt, end of year	% of GDP
2022-2023	196 789	3 126	6 495	2 410	12 031	208 820	37.9
2023-2024	208 820	5 994	8 238	−3 036	11 196	220 016	38.0
2024-2025	220 016	8 755	8 087	−296	16 546	236 562	39.0
2025-2026	236 562	7 050	6 531	−296	13 285	249 847	39.8
2026-2027	249 847	1 787	5 615	−296	7 106	256 953	39.5
2027-2028	256 953	1 409	5 553	−296	6 666	263 619	39.1
2028-2029	263 619	613	5 661	−296	5 978	269 597	38.6

(1) Accounting adjustments notably include the impact on debt of measuring derivative financial instruments at their fair value. This valuation results in temporary changes in the debt. For forecasting purposes, it is estimated that this impact will be amortized over the average maturity of the debt as at March 31, 2024, which is 11.3 years. As at March 31, 2024, the reduction in net debt is due in particular to revaluation gains related to government enterprises.

F.6	Update on Québec’s Economic and Financial Situation

Net capital investments
Net capital investments consist of the government's gross investments minus depreciation expenses.

Even though gross investments have an impact on debt, net capital investments are presented in the factors responsible for the change in the debt due to the fact that depreciation expenses are included in the accounting balance.

From 2024-2025 to 2028-2029, net capital investments will increase net debt by $6.3 billion per year on average.
Net capital investments (millions of dollars)
	2023-2024	2024-2025	2025-2026	2026-2027	2027-2028	2028-2029
Gross investments(1)	13 346	13 391	12 199	11 536	11 638	12 074
Less: Depreciation	−5 108	−5 304	−5 668	−5 921	−6 085	−6 413
TOTAL	8 238	8 087	6 531	5 615	5 553	5 661

(1) These investments exclude the Québec government's contribution to the projects of partners (e.g., municipalities), whereas this contribution is included in the annual investments of the Québec Infrastructure Plan and portfolio expenditures.

The Québec Government's Debt	F.7

❏ Net debt is lower than it was before the pandemic

The net debt burden will stand at 39.0% of GDP as at March 31, 2025. This is lower than the pre-pandemic level. It was 40.9% of GDP as at March 31, 2020.

Net debt to GDP will rise until 2025-2026 due to budgetary deficits and significant investments in public infrastructure. It will then fall again to stand at 38.6% of GDP as at March 31, 2029.

CHART F.1

Net debt as at March 31
(percentage of GDP)

F.8	Update on Québec’s Economic and Financial Situation

❏ Comparison of net debt of governments in Canada

As at March 31, 2024, Québec's net debt burden stood at 38.0% of GDP, compared with the provincial average of 28.8%.2

Québec is one of the most indebted jurisdictions in Canada.

CHART F.2

Net debt of governments in Canada as at March 31, 2024
(percentage of GDP)

(1) This average is obtained by dividing the sum of provincial debts by the sum of provincial GDP.

Sources: Public accounts, governments' budget documents and Statistics Canada.

_______________________________________

2 Provincial average as at March 31, 2023 was 28.6%.

The Québec Government's Debt	F.9

1.3 Gross debt

Gross debt corresponds to the amount of debt contracted on financial markets (direct debt) plus the net liability for the pension plans and other future benefits of public and parapublic sector employees, minus the balance of the Generations Fund.

The gross debt burden stood at 42.4% of GDP as at March 31, 2024. Due to budgetary deficits and significant investments in public infrastructure, an increase in gross debt to GDP is expected by 2026-2027. Gross debt to GDP will fall as of 2028-2029, standing at 43.6% as at March 31, 2029.

Furthermore, as of 2027-2028, sums accumulated to pay retirement benefits of government employees are projected to exceed the government's liability in this regard.

TABLE F.3

Gross debt as at March 31 (millions of dollars, unless otherwise indicated)
	2023	2024	2025	2026	2027	2028	2029
Direct debt	238 470	260 670	276 066	288 207	303 647	317 732	331 071
Plus: Pension plans and other employee future benefits(1)	6 785	3 620	3 470	2 520	1 108	−448	−2 650
Less: Generations Fund	−18 911	−18 458	−16 701	−16 395	−18 806	−21 334	−23 969
GROSS DEBT	226 344	245 832	262 835	274 332	285 949	295 950	304 452
% of GDP	41.0	42.4	43.4	43.7	43.9	43.9	43.6

(1) A positive entry represents a net liability while a negative entry represents a net asset.

F.10	Update on Québec’s Economic and Financial Situation

❏ A significant reduction in the gross debt burden since the mid-2010s

The gross debt burden is expected to stand at 43.6% of GDP as at March 31, 2029. This will be much lower than the peak reached in the mid-2010s.

Moreover, as at March 31, 2026, gross debt to GDP will stand at 43.7%, below the gross debt reduction target. In 2010, the government set itself the objective of reducing gross debt to 45% of GDP by March 31, 2026. It is also expected that this ratio will not exceed this threshold by March 31, 2029.

CHART F.3 Gross debt as at March 31
(percentage of GDP)

Note: The dotted line at 45% of GDP corresponds to the previous gross debt reduction target, approved in 2010, which was previously applied.

The Québec Government's Debt	F.11

The proportion of revenue dedicated to debt service will remain at historically low levels

Debt service as a proportion of revenue, which will stand at 6.5% in 2024-2025, is expected to remain stable in future years. Debt service as a proportion of revenue stood at over 10% during the early 2010s.

Debt service
(percentage of revenue)

Sensitivity of debt service to higher interest rates

The economic context, the evolution of interest rates and the high level of debt require prudence and the sound management of public finances, because higher-than-anticipated interest rates would have a substantial impact on the financial framework.

Interest rates 1 percentage point higher than anticipated over a full year would increase interest expenditure by $454 million in the first year, by $1.6 billion in the fifth year and by nearly $3.1 billion in the tenth year.

The impact is increasing, as only a portion of the debt is refinanced each year. The average maturity of the debt was 11.3 years as at March 31, 2024.

Such a rise in interest rates starting in 2025-2026 would put the proportion of revenue dedicated to debt service at 7.3% in 2028-2029, compared to the currently anticipated ratio of 6.5%.

Impact on interest expenditure of a 1-percentage-point rise in interest rates
(millions of dollars)
	1st year	2nd year	3rd year	4th year	5th year
Impact	454	784	1 074	1 365	1 634

F.12	Update on Québec’s Economic and Financial Situation

TABLE F.4

Factors responsible for the change in the Québec government's gross debt

(millions of dollars, unless otherwise indicated)
	Debt, beginning of year	Accounting deficit (surplus)	Investments, loans and advances	Net capital investments	Other factors(1)	Total change	Debt, end of year	% of GDP
2022-2023	211 198	3 126	−1 354	6 495	6 879	15 146	226 344	41.0
2023-2024	226 344	5 994	2 328	8 238	2 928	19 488	245 832	42.4
2024-2025	245 832	8 755	3 574	8 087	−3 413	17 003	262 835	43.4
2025-2026	262 835	7 050	2 476	6 531	−4 560	11 497	274 332	43.7
2026-2027	274 332	1 787	3 899	5 615	316	11 617	285 949	43.9
2027-2028	285 949	1 409	2 720	5 553	319	10 001	295 950	43.9
2028-2029	295 950	613	2 076	5 661	152	8 502	304 452	43.6

(1) Other factors notably include the change in other accounts, such as accounts payable and accounts receivable, as well as temporary investments. The increase in gross debt in 2022-2023 is due in particular to the one-time cost of living amount of $500 per adult, announced in the March 2022 budget. This measure resulted in an expenditure in 2021-2022, but in a cash outflow at the beginning of 2022-2023. The increase in gross debt in 2023-2024 is mainly due to a $6.8-billion increase in temporary loans, which gave rise to an increase in temporary investments. This increase in gross debt is temporary and is expected to reverse by March 31, 2026.

The Québec Government's Debt	F.13

Investments, loans and advances

The government makes investments, in the form of investments, loans and advances, in private businesses, through the Economic Development Fund (EDF)[1] for example, as well as in state-owned corporations.

A state-owned corporation may be authorized to keep part of its net earnings.

— For example, every year, Hydro-Québec pays the government a dividend corresponding to 75% of its net earnings. Hydro-Québec uses the portion of net earnings not paid to the government (25%) to finance its requirements.

— For the government, this constitutes an investment that creates a financial requirement and thus an increase in gross debt.

1 From 2024-2025 to 2028-2029, the EDF's net acquisitions of investments and loans average close to $750 million annually.

Net liability for pension plans and other employee future benefits

The net liability for pension plans and other employee future benefits corresponds to the government's net commitments toward its public and parapublic sector employees.

The net liability for pension plans and other employee future benefits, which is included in the gross debt, is calculated by subtracting from the liability the balance of the sums accumulated to pay for these benefits. This is the balance of the Retirement Plans Sinking Fund (RPSF) and other funds.

As at March 31, 2024, the net liability for pension plans and other employee future benefits stood at $3.6 billion.1

Net liability for pension plans and other employee future benefits as at March 31, 2024

(millions of dollars)
Liabilities
Pension plans liability(1)	124 640
Other employee future benefits liability	1 315
Liability for pension plans and other employee future benefits	125 955
Assets
Retirement Plans Sinking Fund (RPSF) and other funds(2)	−120 902
Funds dedicated to other employee future benefits	−1 433
Asset for pension plans and other employee future benefits	−122 335
NET LIABILITY FOR PENSION PLANS AND OTHER EMPLOYEE FUTURE BENEFITS	3 620

(1) Mainly the Government and Public Employees Retirement Plan (RREGOP) and the Pension Plan of Management Personnel (PPMP).

(2) The value of the RPSF stands at $114.3 billion. The other funds consist mainly of that of the Pension Plan of the Université du Québec. For the RPSF, this is the book value. For information purposes, as at June 30, 2024, the market value of the RPSF was $117.4 billion.

1 As at March 31, 2023, it stood at $6.8 billion.

F.14	Update on Québec’s Economic and Financial Situation

1.4 Debt representing accumulated deficits

Debt representing accumulated deficits consists of accumulated deficits figuring in the government's financial statements. It is the debt that does not correspond to any assets. The federal government uses this concept to present the change in its debt.

As at March 31, 2024, the debt representing Québec's accumulated deficits stood at $118.3 billion, or 20.4% of GDP.

The burden of the debt representing accumulated deficits is expected to decline as of 2026-2027, to stand at 19.5% of GDP as at March 31, 2029.

TABLE F.5

Factors responsible for the change in debt representing accumulated deficits

(millions of dollars, unless otherwise indicated)
	Debt, beginning of year	Accounting deficit (surplus)	Accounting adjustments(1)	Total change	Debt, end of year	% of GDP
2022-2023	108 898	3 126	2 912	6 038	114 936	20.8
2023-2024	114 936	5 994	−2 625	3 369	118 305	20.4
2024-2025	118 305	8 755	−296	8 459	126 764	20.9
2025-2026	126 764	7 050	−296	6 754	133 518	21.3
2026-2027	133 518	1 787	−296	1 491	135 009	20.7
2027-2028	135 009	1 409	−296	1 113	136 122	20.2
2028-2029	136 122	613	−296	317	136 439	19.5

(1) Accounting adjustments notably include the impact on debt of measuring derivative financial instruments at their fair value. This valuation results in temporary changes in the debt. For forecasting purposes, it is estimated that this impact will be amortized over the average maturity of the debt as at March 31, 2024, which is 11.3 years. As at March 31, 2024, the reduction in the debt representing accumulated deficits is due in particular to revaluation gains related to government enterprises.

The Québec Government's Debt	F.15

Québec's public sector debt

The public sector debt includes the government's gross debt, the debt of Hydro-Québec, the debt of municipalities as well as the debt of universities other than the Université du Québec and its constituents. This debt has served, in particular, to fund public infrastructure, such as roads, schools, hospitals, hydroelectric dams and water treatment plants.

As at March 31, 2024, Québec's public sector debt stood at $333.3 billion, or 57.5% of GDP. These figures must, however, be seen in perspective, for they do not take into account the economic value of certain assets held by the government, such as Hydro-Québec, the Société des alcools du Québec and Loto-Québec.

Public sector debt as at March 31

(millions of dollars, unless otherwise indicated)
	2020	2021	2022	2023	2024
Government's gross debt	200 111	211 441	211 198	226 344	245 832
Hydro-Québec	43 839	44 831	46 225	49 438	53 537
Municipalities	29 424	30 020	31 263	30 952	32 414
Universities other than the Université du Québec and its constituents	1 639	1 452	1 379	1 463	1 519
PUBLIC SECTOR DEBT	275 013	287 744	290 065	308 197	333 302
% of GDP	59.8	63.8	57.2	55.9	57.5

F.16	Update on Québec’s Economic and Financial Situation

1.5 The debt reduction objective and the Generations Fund

❏ Debt reduction objectives

Québec has made notable progress in reducing its debt load in recent decades, although it remains high.

The Act to reduce the debt and establish the Generations Fund was adopted in 2006.
By reducing the debt burden, it aims to ensure the long-term financing of the government's main missions as well as a prosperous tomorrow for future generations.

Starting in 2010, the Act stipulated that, for fiscal year 2025-2026, gross debt could not exceed 45% of GDP, while debt representing accumulated deficits could not exceed 17% of GDP. These targets had been set as a result of the 2008 financial crisis and changes to government accounting, which had made the targets set in 2006 unattainable.

As announced in the 2023-2024 budget, the government is now focusing its reporting on net debt, as are Ontario and other provinces. As at March 31, 2024, net debt stood at 38.0% of GDP. The government intends to reduce it to 30% of GDP by 2037-2038.

— The government also aims for the net debt burden to be 33% of GDP by 2032-2033. This is an intermediate target.

At a time when it is difficult to forecast how the economy will change over the long term, the government has provided an interval for these two targets. Moreover, these two targets were incorporated in the Act to reduce the debt and establish the Generations Fund in December 2023.

TABLE F.6

Debt reduction objectives

Net debt by 2032-2033 (intermediate target)	33% of GDP (±2.5% of GDP)
Net debt by 2037-2038	30% of GDP (±2.5% of GDP)

The Québec Government's Debt	F.17

The government intends to achieve these targets by restoring a balanced budget, continuing to make deposits in the Generations Fund and implementing measures to accelerate economic growth.

The Ministère des Finances conducts detailed five-year debt forecasts. For information purposes, a projection of the net debt-to-GDP ratio has been made up to 2037-2038.

Based on this projection, it is expected that:

— net debt to GDP will stand at 34.6% as at March 31, 2033, below the maximum limit of 35.5% of GDP;

— net debt to GDP will stand at 30.3% as at March 31, 2038, below the maximum limit of 32.5% of GDP.

Net debt to GDP had peaked in 2012-2013 at 53.9%.

CHART F.4 Net debt projection as at March 31
(percentage of GDP)

F.18	Update on Québec’s Economic and Financial Situation

❏ Deposits in the Generations Fund

Since 2006, the Generations Fund is an important pillar of the debt reduction strategy.

In accordance with the changes made to the Act to reduce the debt and establish the Generations Fund in December 2023, three sources of revenue are now dedicated to the Generations Fund:

— water-power royalties, which are paid by Hydro-Québec and private hydroelectricity producers;3

— an additional contribution from Hydro-Québec, set at $650 million per year, taken from the dividend paid by Hydro-Québec to the government;

— income generated by the investment of the sums making up the Generations Fund.

In 2024-2025, revenues dedicated to the Generations Fund will stand at $2.2 billion. They will reach $2.6 billion in 2028-2029 and $4.1 billion in 2037-2038.

As at March 31, 2025, the balance of the Generations Fund will stand at $16.7 billion, which is 7.1% of net debt.

Withdrawals from the Generations Fund to repay borrowings will stand at $4.4 billion in 2024-20254 and $2.5 billion in 2025-2026. They stood at $2.5 billion in 2023-2024.

Withdrawals serve to reduce the financing program and alleviate debt service.

_______________________________________

3 Under the Watercourses Act (CQLR, chapter R-13), every holder of hydraulic powers in Québec is required to pay royalties, based in part on the amount of electricity generated.

4 As announced in the 2024-2025 budget, these withdrawals include an additional deposit of $400 million to the Generations Fund, drawn from a portion of the accumulated surplus of the Territorial Information Fund of the Ministère des Ressources naturelles et des Forêts.

The Québec Government's Debt	F.19

TABLE F.7

Generations Fund

(millions of dollars, unless otherwise indicated)
	2023- 2024	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029
Book value, beginning of year(1)	18 911	18 458	16 701	16 395	18 806	21 334
Dedicated revenues
Water-power royalties
Hydro-Québec	705	761	777	893	901	895
Private producers	110	118	122	124	127	129
Subtotal	815	879	899	1 017	1 028	1 024
Additional contribution from Hydro-Québec	650	650	650	650	650	650
Investment income(2)	582	714	645	744	850	961
Total dedicated revenues	2 047	2 243	2 194(3)	2 411	2 528	2 635
Deposit from the Territorial Information Fund	−	400	−	−	−	−
Total deposits	2 047	2 643	2 194	2 411	2 528	2 635
Use of the Generations Fund to repay borrowings	−2 500	−4 400	−2 500	−	−	−
Book value, end of year	18 458	16 701	16 395	18 806	21 334	23 969
% of net debt	8.4	7.1	6.6	7.3	8.1	8.9
% of GDP	3.2	2.8	2.6	2.9	3.2	3.4

(1) For information purposes, as at June 30, 2024, the fair value of the Generations Fund was $20.3 billion, $2.6 billion more than its book value. Like the book value, the fair value includes accounts receivable ($0.2 billion as at June 30, 2024).

(2) The investment income of the Generations Fund corresponds to realized investment income (interest income, dividends, gains on the disposal of assets, etc.). Therefore, the forecast may be adjusted upward or downward according to when the gains or losses are actually realized. An annual return of 4.4% is expected, corresponding to the historical average.

(3) The slight drop in revenues dedicated to the Generations Fund in 2025-2026 is explained by the expected withdrawals in 2024-2025, which will result in lower investment income in 2025-2026.

F.20	Update on Québec’s Economic and Financial Situation

2. FINANCING

2.1 Financing program

The financing program consists of long-term borrowings contracted during the fiscal year. The program is used to, among other things, repay maturing borrowings and meet net financial requirements. The latter notably include the budgetary deficit as well as the government's capital investments.

For 2024-2025, the program stands at $32.5 billion, which is $3.9 billion less than projected in the March 2024 budget.

The decrease is mainly due to the use of pre-financing contracted in 2023-2024 and to the reduction in net financial requirements.

The financing program is complete for the year 2024-2025, and $3.1 billion in pre-financing has been realized.

TABLE F.8

Government's financing program in 2024-2025

(millions of dollars)
	March 2024	Adjustments	November 2024
Net financial requirements(1)	28 472	−2 024	26 448
Repayments of borrowings	16 904	−89	16 815
Use of pre-financing contracted in 2023-2024	−	−3 150	−3 150
Use of the Generations Fund to repay borrowings	−4 400	−	−4 400
Withdrawal from the Accumulated Sick Leave Fund	−	−165	−165
Retirement Plans Sinking Fund withdrawal	−2 500	−	−2 500
Increase in the outstanding amount of Québec Treasury bills	−2 000	−	−2 000
Change in cash position	−	−	−
Transactions under the credit policy(2)	−	−1 581	−1 581
Pre-financing contracted in 2024-2025	−	3 082	3 082
TOTAL	36 476	−3 927	32 549

Note: A negative entry indicates a source of financing and a positive entry, a financial requirement.

(1) The downward revision of net financial requirements is explained, in particular, by transfer revenues received at the beginning of 2024-2025 in connection with agreements with the federal government concluded at the end of 2023-2024.

(2) Under the credit policy, which is designed to limit financial risk with respect to counterparties, the government disburses or receives sums in response to exchange rates movements, among other things. These sums do not affect the debt.

The Québec Government's Debt	F.21

The financing program will stand at $29.2 billion in 2025-2026.

For the three subsequent years, from 2026-2027 to 2028-2029, it will average $28.8 billion.

TABLE F.9

Government's financing program from 2025-2026 to 2028-2029

(millions of dollars)
	2025-2026	2026-2027	2027-2028	2028-2029
Net financial requirements	22 374	18 489	17 147	16 433
Repayments of borrowings(1)	16 886	14 082	13 292	14 523
Use of pre-financing	−3 082	−	−	−
Use of the Generations Fund to repay borrowings	−2 500	−	−	−
Retirement Plans Sinking Fund withdrawal	−2 500	−2 500	−2 500	−2 500
Increase in the outstanding amount of Québec Treasury bills	−2 000	−	−	−
TOTAL	29 178	30 071	27 939	28 456
Note: A negative entry indicates a source of financing and a positive entry, a financial requirement. (1) Repayments of borrowings according to data as at November 5, 2024.

F.22	Update on Québec’s Economic and Financial Situation

2.2 Borrowings contracted in 2024-2025

The government aims to achieve stable financing at the lowest possible cost. To that end, it applies a strategy of diversifying sources of funding by market, financial instrument and maturity.

Thus far in 2024-2025, the government has contracted 35% of its borrowings on foreign markets, compared to an average of 30% over the last 10 years. In April 2024, Québec carried out its largest bond issue in any currency, a US$3.75 billion borrowing with a 5-year maturity. Québec plans to continue to take advantage of opportunities to issue on foreign markets. However, the government keeps no exposure of its debt to foreign currencies in order to neutralize the impact of variations in exchange rates on debt service.

In 2024-2025, conventional bonds in Canadian dollars are the main debt instrument used.

To date, the average cost of borrowings contracted in 2024-2025 was 4.15% with an average maturity of borrowings of 15.9 years, while the cost of the entire debt was 3.87% with an average remaining maturity of 11.3 years as at March 31, 2024.

TABLE F.10

Summary of long-term borrowings contracted in 2024-2025

Currencies	$million	%
CANADIAN DOLLAR
Conventional bonds	20 793	63.9
Savings products issued by Épargne Placements Québec	482	1.5
Green Bonds	−	−
Immigrant investors(1)	2	0.0
Subtotal	21 277	65.4
OTHER CURRENCIES
U.S. dollar	7 761	23.9
Euro	1 866	5.7
Australian dollar	1 212	3.7
Swiss franc	433	1.3
Subtotal	11 272	34.6
TOTAL	32 549	100.0
Note: Borrowings contracted as at November 5, 2024. (1) These borrowings are from sums advanced by immigrant investors. These sums are lent to the government through Investissement Québec.

The Québec Government's Debt	F.23

Green Bond program

In 2017, the government introduced a Green Bond program to fund projects providing tangible benefits with regard to protecting the environment, reducing greenhouse gas (GHG) emissions or adapting to climate change. Through this program, the government is contributing to, among other things, the development of a socially responsible investment market.

The program draws on the Green Bond Principles, a set of guidelines created to bring more transparency to the issuance, disclosure and reporting process.

The Québec Green Bond program's framework, which was updated in July 2022, received the highest rating possible from Shades of Green (formerly part of CICERO).

Nine issues totalling $5.7 billion have been made since the program was launched. Given the demand for Québec's Green Bonds and the government's commitment to the environment, Québec has pledged to be a regular issuer of Green Bonds.

For more information, visit
https://www.finances.gouv.qc.ca/department/financing/green_bonds/index.asp.

F.24	Update on Québec’s Economic and Financial Situation

Funding of public bodies

The main mission of the Financing Fund and Financement-Québec is to offer Québec's public sector bodies financing at the lowest possible cost.

The clientele of the Financing Fund consists of public bodies included in the government reporting entity, whereas the clientele of Financement-Québec consists of public bodies not included in the government reporting entity.

In fiscal year 2024-2025, the Financing Fund and Financement-Québec loan programs stand at $16.5 billion and at $1.8 billion, respectively. These amounts are included in the government's net financial requirements.

Financing Fund's loan program in 2024-2025	Financement-Québec's loan program in 2024-2025

(1) This category includes school service centres, school boards, CEGEPs and the Université du Québec and its constituents.

Following the change in the application of the accounting standard respecting transfer payments, the government has modified the terms and conditions for the payment of grants related to infrastructure projects. Grants related to investments are now paid in cash rather than as repayment of debt service on long-term loans contracted with the Financing Fund or Financement-Québec.

This change in payment terms was implemented gradually. In 2024-2025, the Ministère de l'Enseignement supérieur and the Ministère des Transports et de la Mobilité durable started making cash payments. As such, no new long-term loans are made in connection with these grants. Conversely, temporary financing for all subsidized infrastructure projects is now provided by the Financing Fund or Financement-Québec.

However, Bill 80, An Act respecting the implementation of certain provisions of the Budget Speech of 12 March 2024 and amending other provisions, tabled in the National Assembly on November 7, 2024, provides for the dissolution of Financement-Québec as of March 31, 2025. On this date, all of the activities of this entity will be transferred to the Financing Fund, under the responsibility of the Minister of Finance. The rights and obligations linked to the Financement-Québec bond issue will become those of the government.

Essentially, the government continues to finance its infrastructure through long-term borrowing on the financial markets regardless of whether it chooses to finance the grant recipient entity on a long-term basis or to pay cash for its grants.

The Québec Government's Debt	F.25

2.3 Debt management strategy

The government's debt management strategy aims to minimize the cost of debt while limiting the risks related to fluctuations in foreign exchange and interest rates.

The government uses a range of financial instruments, particularly interest rate and currency swap agreements (swaps), to achieve desired debt proportions by currency and interest rate.

❏ Structure of debt by currency

As at March 31, 2024, before taking swaps into account, 72% of the debt was in Canadian dollars, 15% in U.S. dollars, 10% in euros, 1% in pounds sterling, 1% in Swiss francs, 1% in Australian dollars and less than 1% in other foreign currencies (Swedish kronor, yen, and New Zealand dollars).

After taking swaps into account, the entire debt is denominated in Canadian dollars.

The government maintains no exposure of its debt issued on financial markets to foreign currencies.

TABLE F.11

Structure of debt by currency as at March 31, 2024

(per cent)
	Before swaps	After swaps
Canadian dollar	72	100
U.S. dollar	15	0
Euro	10	0
Pound sterling	1	0
Swiss franc	1	0
Australian dollar	1	0
Other (Swedish krona, yen and New Zealand dollar)	0(1)	0
TOTAL	100	100
Note: This is the debt issued on financial markets by the government and Financement-Québec. (1) The proportion of debt attributable to other currencies before swaps is less than 1%.

F.26	Update on Québec’s Economic and Financial Situation

❏ Structure of debt by type of interest rate

The government keeps part of its debt at fixed interest rates and part at floating interest rates.

As at March 31, 2024, after taking swaps into account, the proportion of debt at fixed interest rates5 was 90.0%, and the proportion at floating interest rates was 10.0%.

Moreover, as at March 31, 2024, the share of debt subject to an interest rate change in 2024-2025 stood at 15.6%. This share includes debt at floating interest rates (10.0%) as well as debt at fixed rates to be refinanced in 2024-2025 (5.6%).

CHART F.5 Structure of debt by type of interest rate as at March 31, 2024

Note: This is the debt issued on financial markets by the government and Financement-Québec.

_______________________________________

5 This proportion includes debt at fixed interest rates maturing in more than one year (84.4%) as well as debt at fixed interest rates to be refinanced in 2024-2025 (5.6%).

The Québec Government's Debt	F.27

❏ Debt maturity

Maturities of new borrowings are distributed over time to ensure a stable refinancing profile and foster the government's regular presence on capital markets. To date, approximately 83% of the borrowings contracted in 2024-2025 had a maturity of 10 years or more, while the average over the last 10 years is 77%. The average maturity of borrowings is 15.9 years in 2024-2025.

CHART F.6 Maturity of transactions carried out in 2024-2025

Note: Borrowings contracted as at November 5, 2024. (1) This category includes a €1.25-billion issue with a 15-year maturity.

The diversification of borrowings by term is reflected on the debt maturity profile as shown in the following chart. As at March 31, 2024, the average maturity of the debt was 11.3 years.

CHART F.7 Maturity of long-term debt as at March 31, 2024
(millions of dollars)

Note: This is the debt issued on financial markets by the government and Financement-Québec, minus the balance of the Sinking Fund for Government Borrowing.

F.28	Update on Québec’s Economic and Financial Situation

2.4 Yield on Québec's debt securities

The recent fall in interest rates brings the yield of 3-month Québec Treasury bills to 3.5%, its lowest level since September 2022. The yield on Québec 10-year securities stands at 4.0% after reaching 4.8% in October 2023. The decline in yields in recent months reflects the gradual reduction in the Bank of Canada's policy rate since June 2024.

CHART F.8 Yield on the Québec government's securities
(per cent)

Sources: PC-Bond and Ministère des Finances du Québec.

Since March 2024, yields on Québec 10-year securities have been higher than Ontario's for the same maturity. At present, the spread is around 3 basis points.

CHART F.9 Yield spread on long-term (10-year) securities
(percentage points)

Source: PC-Bond.

The Québec Government's Debt	F.29

3. CREDIT RATINGS

3.1 Québec's credit ratings

A credit rating helps measure the ability of a borrower, such as the Québec government, to pay interest on its debt and repay the principal at maturity.

A high credit rating means access to a broader pool of investors and advantageous borrowing costs.

In 2024, after the 2024-2025 budget, all the rating agencies that rate Québec have confirmed its credit rating with a stable outlook.

Overall, the agencies took a positive view of the government's commitment to returning to a balanced budget and reducing the debt burden, in a context where Québec's debt remains high and where higher financing programs stem from budgetary deficits and major investments in public infrastructure. Lastly, they highlighted the diversification and resilience of the Québec economy.

TABLE F.12

Québec's credit ratings

Credit rating agency	Credit rating	Outlook
Standard & Poor's (S&P)	AA−	Stable
Moody's	Aa2	Stable
Fitch Ratings	AA−	Stable
Morningstar DBRS	AA (low)	Stable
Japan Credit Rating Agency (JCR)	AAA	Stable
Note: Québec's credit ratings as at November 8, 2024.

The Québec Government's Debt	F.31

3.2 Comparison of the credit ratings of Canadian provinces

The following charts show the credit ratings of Canadian provinces assigned by Standard & Poor's, Moody's, Morningstar DBRS and Fitch Ratings.

CHART F.10 Credit rating of Canadian Provinces - Standard & Poor's

Note: Credit ratings as at November 8, 2024. (1) This province has a negative outlook. (2) These provinces have a positive outlook.

CHART F.11 Credit rating of Canadian provinces - Moody's

Note: Credit ratings as at November 8, 2024. (1) This province has a negative outlook. (2) These provinces have a positive outlook.

F.32	Update on Québec’s Economic and Financial Situation

CHART F.12 Credit rating of Canadian provinces - Morningstar DBRS

Note: Credit ratings as at November 8, 2024.

CHART F.13 Credit rating of Canadian provinces - Fitch Ratings

Note: Five provinces receive a credit rating from Fitch Ratings. Credit ratings as at November 8, 2024.

The Québec Government's Debt	F.33

Section G

ALTERNATIVE FORECAST SCENARIOS

Summary	G.3

1. An economic forecast in an uncertain environment: Two alternative scenarios	G.5

1.1 Two alternative economic forecast scenarios	G.6

1.2 Alternative scenarios and changes in the main economic indicators	G.8

2. Potential impacts on the budgetary balance	G.11

3. Potential impacts on Québec's net debt	G.15

G.1

SUMMARY

In Québec, like elsewhere in the world, economic activity is taking place in an uncertain environment, and multiple events could have an upward or downward impact on the economic outlook in the coming months. For example, a worsening of geopolitical or trade tensions or a shift in inflation would impact global economic growth and, in turn, Québec's economic outlook.

As a result, and to be transparent, the Ministère des Finances is presenting two alternative economic forecast scenarios in the Update on Québec's Economic and Financial Situation - Fall 2024 to estimate the impacts of a decline in real GDP or stronger-than-forecast economic growth on the financial framework and the Québec government's debt,1 namely:

— a scenario forecasting a recession, in which economic activity is expected to decline by 0.3% in 2025, followed by a dynamic rebound of 2.6% in 2026 and 2.4% in 2027;

— In comparison to the baseline scenario, the negative gap in terms of real GDP reaches 1.8 percentage points in 2025. However, growth in economic activity is stronger in 2026 and 2027.

— a scenario forecasting stronger growth, in which the rise in economic activity in 2025 is stronger than forecast under the baseline scenario (3.2%). However, slightly weaker real GDP growth of 0.6% in 2026 and 0.8% in 2027 is anticipated.

— In comparison to the baseline scenario, the positive gap is 1.7 percentage points in 2025. Negative gaps of 1.0 percentage point in 2026 and 0.8 percentage points in 2027 are nevertheless applied, resulting in more modest economic growth.

TABLE G.1

Real GDP - Québec (percentage change, shock in percentage points)
	Baseline scenario	Recession scenario		Stronger growth scenario
	Change	Shock	Change	Shock	Change
2024	1.2	−	1.2	−	1.2
2025	1.5	−1.8	−0.3	+1.7	3.2
2026	1.6	+1.0	2.6	−1.0	0.6
2027	1.6	+0.8	2.4	−0.8	0.8
2028	1.7	−	1.7	−	1.7

Notes: The positive and negative shocks under the alternative scenarios in comparison to the baseline scenario are symmetrical.

 The shock presented in the table may differ from the estimated shock as changes have been rounded off.

___________________________________________
1 Unless otherwise indicated, this section is based on economic and budgetary data available as at November 8, 2024.

Alternative Forecast Scenarios	G.3

❏ Impact of alternative scenarios on the budgetary balances and net debt

If one of the two alternative scenarios were to occur, an additional impact on the budgetary balance amounting to approximately $3.5 billion over five years would be expected.

If the economic situation were to deteriorate or, conversely, become more favourable, the budgetary deficits would be higher or lower in the short term.

— In 2025-2026, an additional upward or downward impact of approximately $2.2 billion would be expected on the budgetary deficit.

In the longer term, from 2027-2028 onward, the deficits forecast under the two alternative scenarios would be similar to those forecast under the baseline scenario.

The use of the contingency reserve, totalling $6.8 billion over five years, would curb increases in projected deficits and offset the pressure on the financial framework caused by a temporary decline in economic activity.

A return to fiscal balance by 2029-2030, after deposits of dedicated revenues in the Generations Fund, is still possible, even if Québec were to face a temporary decline in economic activity.

Lastly, as at March 31, 2029, the net debt-to-GDP ratio would be up or down 0.5 percentage points in comparison to the baseline scenario in the fall 2024 economic and financial update.

— The baseline scenario forecasts a ratio of 38.6%, whereas the ratio would be 39.1% under the recession scenario or 38.1% under the stronger growth scenario.

G.4	Update on Québec’s Economic and Financial Situation

1. AN ECONOMIC FORECAST IN AN UNCERTAIN ENVIRONMENT: TWO ALTERNATIVE SCENARIOS

The reduction in excess demand and slowing inflation enabled the Bank of Canada to begin its monetary easing cycle, providing a more favourable economic context. Accordingly, economic activity in Québec began to recover in 2024.

— Real GDP is expected to grow by 1.2% in 2024.

— In 2025, real GDP growth should accelerate to 1.5%.

This is in line with the average private sector forecasts (1.1% in 2024 and 1.4% in 2025).

Although the economic forecast is balanced and prudent, it is not shielded from events that could impact the economic outlook, both on the downside and the upside.

❏ Economic activity in Québec is evolving in an uncertain environment

The baseline economic forecast scenario helps the Québec government establish the budgetary framework.

— Many assumptions are tied to it. They reflect as closely as possible the economy's current situation and expected changes. Although the assumptions were reasonable and prudent when the forecast was prepared, there is significant uncertainty in the current economic environment.

— In particular, the Update on Québec's Economic and Financial Situation - Fall 2024 forecasts reflect changes in the global economy, over which the Québec government has little influence.

— Certain risks2 can influence the economic forecast scenario. If these risks were to materialize, real GDP growth could either exceed or fall short of the baseline scenario forecast.

___________________________________________

">2 The main risks that may influence the economic forecast scenario are presented in subsection 5 of Section D, "The Québec Economy: Recent Developments and Outlook for 2024 and 2025."

Alternative Forecast Scenarios	G.5

1.1 Two alternative economic forecast scenarios

In light of persistent economic uncertainty, the Ministère des Finances has developed two alternative growth scenarios that could characterize the economy in the coming years, namely:

— a scenario forecasting a recession;

— a scenario forecasting stronger growth.

Under these scenarios, the impacts of a recession or more dynamic-than-expected economic growth on the financial framework and the Québec government's debt are assessed.

CHART G.1 Change in real gross domestic product according to the scenarios in Québec
(millions of chained 2017 dollars)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

❏ Recession scenario

The recession scenario reflects a decline in economic activity in 2025. This scenario would reflect the occurrence of certain risks. For example:

— households and businesses could exercise greater caution. This situation would have a negative effect on both residential and non-residential investments;

— persistent inflation could prompt central banks to maintain tight monetary policy longer than anticipated, which would have effects on the financing rates of economic agents;

— a worsening of geopolitical or trade tensions could drive up commodity prices on international markets, increasing the cost of raw materials and energy in particular.

G.6	Update on Québec’s Economic and Financial Situation

Under this scenario, Québec would experience a recession in 2025. Economic activity would fall by 0.3% in 2025, which represents a negative gap of 1.8 percentage points in comparison to the baseline scenario.

— This shock would be followed by a sharper rebound in 2026 and 2027, such that real GDP would return to a level equivalent to the baseline scenario by early 2027.

❏ Stronger growth scenario

The stronger growth scenario reflects a more dynamic increase in economic activity than forecast under the baseline scenario. Various factors could contribute individually or simultaneously to an improvement in the outlook. For example:

— if inflation moderates faster than forecast under the baseline scenario, central banks could ease monetary policy more rapidly;

— higher-than-expected economic growth would encourage businesses to hire more. A more favourable labour market could result in a sharper rise in consumer spending;

— stronger population growth than that expected under the baseline scenario would boost household consumption expenditure;

— households could also use up a greater portion of the savings they accumulated in recent years. In such a situation, their spending would rise more sharply than forecast under the baseline scenario;

— the impact of a number of global factors could see real GDP strengthen more than anticipated. In particular, a stronger-than-expected increase in U.S. real GDP could bolster Québec's exports and economic activity.

Under this scenario, economic activity would grow by 3.2% in 2025, a positive gap of 1.7 percentage points in comparison to the baseline scenario.

— This strong pace of growth would ease in 2026 and 2027, bringing real GDP back to a level equivalent to the baseline scenario by early 2027.

TABLE G.2

Real GDP - Québec

(percentage change, shock in percentage points)
	Baseline scenario	Recession scenario		Stronger growth scenario
	Change	Shock	Change	Shock	Change
2024	1.2	−	1.2	−	1.2
2025	1.5	−1.8	−0.3	+1.7	3.2
2026	1.6	+1.0	2.6	−1.0	0.6
2027	1.6	+0.8	2.4	−0.8	0.8
2028	1.7	−	1.7	−	1.7

Notes: The positive and negative shocks under the alternative scenarios in comparison to the baseline scenario are symmetrical.

 The shock presented in the table may differ from the estimated shock as changes have been rounded off.

Alternative Forecast Scenarios	G.7

1.2 Alternative scenarios and changes in the main economic indicators

The assumptions regarding the economic outlook affect all the components of the forecast, including real GDP, nominal GDP and employment.

❏ A potential recession would negatively impact the main economic indicators

The recession scenario includes a 0.3% decline in real GDP in 2025. Under this scenario, households and businesses would exercise greater caution and limit their consumption and investment expenditures, which would lead to a decline in employment and an increase in the unemployment rate.

In particular, in 2025:

— nominal GDP growth would fall from 3.6% under the baseline scenario to 1.7%, a negative gap of 1.9 percentage points;

— a decline in employment (−0.5%) would be expected compared to job creation of 0.5% under the baseline scenario;

— the unemployment rate would average 6.3%, a higher level than the baseline scenario (5.8%);

— the weaker job creation expected under this scenario compared to the expected gains under the baseline scenario would result in a more modest increase in wages and salaries (1.8% compared to 3.5% under the baseline scenario);

— the net operating surplus of corporations would decline by 3.2%, compared to a projected gain of 2.1% under the baseline scenario;

— growth in consumption, excluding food expenditures and shelter, would stand at 1.1%, while growth of 3.8% is projected under the baseline scenario.

❏ Stronger growth would improve forecasts for most economic indicators

The stronger growth scenario includes real GDP growth of 3.2% in 2025. This represents more robust growth than that under the baseline scenario (+1.5%). Under this scenario, the labour market would be strong, household expenditures would be robust and greater demand for goods and services would boost business optimism.

In particular, in 2025:

— nominal GDP growth would rise from 3.6% under the baseline scenario to 5.6%, a positive gap of 2.0 percentage points;

— job creation of 1.4% would be expected compared to 0.5% under the baseline scenario;

— the unemployment rate would average 5.3%, a lower level than the baseline scenario (5.8%);

— the strength of the labour market would lead to a sharper increase in wages and salaries, which would grow by 5.2% compared to 3.5% under the baseline scenario;

G.8	Update on Québec’s Economic and Financial Situation

— the net operating surplus of corporations would rise by 7.5%, whereas a 2.1% increase is expected under the baseline scenario;

— growth in consumption, excluding food expenditures and shelter, would stand at 6.5%, while growth of 3.8% is projected under the baseline scenario.

TABLE G.3

Economic indicators in Québec in 2025 and 2026 (percentage change, unless otherwise indicated)
	Baseline scenario		Recession scenario		Stronger growth scenario
	2025	2026	2025	2026	2025	2026
GDP, in real terms	1.5	1.6	−0.3	2.6	3.2	0.6
Consumer Price Index	2.2	2.0	1.8	2.2	2.7	1.7
Employment	0.5	0.3	−0.5	0.7	1.4	0.0
Unemployment rate (per cent)	5.8	5.3	6.3	5.6	5.3	4.9
GDP, in nominal terms	3.6	3.6	1.7	4.7	5.6	2.6
Wages and salaries, in nominal terms	3.5	3.2	1.8	4.1	5.2	2.3
Net operating surplus of corporations, in nominal terms	2.1	4.4	−3.2	7.5	7.5	1.3
Consumption, excluding food expenditures and shelter, in nominal terms	3.8	3.5	1.1	5.0	6.5	2.0

Alternative Forecast Scenarios	G.9

2. POTENTIAL IMPACTS ON THE BUDGETARY BALANCE

The Update on Québec's Economic and Financial Situation - Fall 2024 continues the gradual approach adopted in Budget 2024-2025, which aims for a return to fiscal balance by 2029-2030 at the latest.3 Under the baseline scenario, the budgetary deficit, after deposits of dedicated revenues in the Generations Fund, is maintained at $11.0 billion in 2024-2025, as forecast in the March 2024 budget. The deficit is expected to improve each year thereafter, reaching $3.2 billion in 2028-2029.

Presenting alternative scenarios forecasting a recession or stronger growth illustrates how the budgetary balance could be affected if the economic situation were to take a different trajectory than that expected in the Update on Québec's Economic and Financial Situation.

— If a recession were to occur, the deficits would be higher in the short term, returning to a level similar to that expected under the baseline scenario as of 2027-2028.

— Use of the contingency reserve could limit the effects of the temporary decline in economic activity and reduce pressure on the financial framework.

— Conversely, if the economic situation were to improve, the projected deficits would be lower in the short term. As of 2027-2028, the budgetary balance would be similar to that forecast in the baseline scenario.

CHART G.2

Budgetary balance - Baseline scenario and alternative scenarios
(billions of dollars)

Note: Budgetary balance within the meaning of the Balanced Budget Act.

___________________________________________

3 The return to a balanced budget is discussed in greater detail in subsection 2 of section E, "Québec's Financial Situation."

Alternative Forecast Scenarios	G.11

❏ Impact on the financial framework

If the recession scenario or the stronger growth scenario were to occur, a deterioration or an improvement in the budgetary balance amounting to approximately $3.5 billion over five years4 would be expected.

Specifically, a downward or upward change in own-source revenue amounting to approximately $3.1 billion4 would be expected over the period covered by the financial framework, while debt-servicing costs would change by about $430 million.4

The additional impact of the alternative scenarios on own-source revenue would be higher in 2025-2026 and would then gradually decline starting the following year, as real GDP growth moves back in line with the baseline scenario forecast.

— As a result, in 2025-2026, a downward or upward change in own-source revenue amounting to approximately $2.1 billion would be expected.

— As of 2027-2028, the alternative scenarios would have very little impact on own-source revenue in comparison to the baseline scenario.

The impact of the alternative scenarios on debt service would gradually increase over the period covered by the financial framework, in line with the increase or decrease in the budgetary deficits.

— For example, if budgetary deficits were to deteriorate due to the temporary decline in economic activity expected under the recession scenario, debt-servicing costs would ultimately rise by $124 million in 2028-2029.

TABLE G.4

Additional impact of the alternative scenarios on the budgetary balance (millions of dollars)
	2024- 2025	2025- 2026	2026- 2027	2027- 2028	2028- 2029	Total
Budgetary balance(1) - Baseline scenario	−10 998	−9 244	−4 198	−3 937	−3 248
Additional impact of the recession scenario
Own-source revenue	−399	−2 023	−517	−71	−14	−3 024
Debt service	−8	−58	−111	−123	−124	−424
Total additional impact	−407	−2 081	−628	−194	−138	−3 448
Adjusted budgetary balance(1),(2)	−11 405	−11 325	−4 826	−4 131	−3 386
Additional impact of the stronger growth scenario
Own-source revenue	374	2 203	462	45	11	3 095
Debt service	8	61	116	126	127	438
Total additional impact	382	2 264	578	171	138	3 533
Adjusted budgetary balance(1),(3)	−10 616	−6 980	−3 620	−3 766	−3 110

Note: Totals may not add due to rounding.

(1) Budgetary balance within the meaning of the Balanced Budget Act.

(2) The budgetary balance projected in the recession scenario excludes the financial impacts of possible government intervention to stimulate the economic recovery.

(3) The budgetary balance projected in the stronger growth scenario excludes the financial impacts of any additional measures that may be announced.

 ___________________________________________

4 Average in absolute value of the impacts of the two alternative scenarios over five years rounded to the nearest multiple of 5.

G.12	Update on Québec’s Economic and Financial Situation

❏ Details of the adjustments by source

The recession and stronger growth scenarios have an impact on own-source revenue and debt-servicing costs.

— Changes in own-source revenue, mainly tax revenue, are closely tied to changes in the main economic indicators.

— Debt-servicing costs are linked to budgetary deficits and interest rates.

In comparison to the baseline scenario, the alternative scenarios would result in a decrease or increase in:

— revenue from personal income tax of approximately $1.1 billion over five years,5 due in particular to the weaker or stronger growth in wages and salaries forecast under these scenarios in 2025;

— revenue from corporate taxes of approximately $690 million over five years,5 due in particular to the decline or stronger growth in the net operating surplus of corporations expected under these scenarios in 2025;

— revenue from consumption taxes of approximately $875 million on average over five years,5 due in particular to the weaker or stronger growth in consumption excluding food expenditures and shelter forecast under these scenarios in 2025;

— debt-servicing costs of approximately $430 million over five years,5 due to changes in budgetary deficits.

TABLE G.5

Additional impact by source - 2025-2026 and total over five years (millions of dollars)
	Recession scenario		Stronger growth scenario
	2025-2026	Total over five years	2025-2026	Total over five years
Own-source revenue
− Personal income tax	−712	−1 099	719	1 073
− Corporate taxes	−398	−647	538	730
− Consumption taxes	−594	−879	603	874
− Other revenue	−319	−399	343	418
Total - Own-source revenue	−2 023	−3 024	2 203	3 095
Debt service	−58	−424	61	438
Total additional impact	−2 081	−3 448	2 264	3 533
Note: Totals may not add due to rounding.

___________________________________________

5 Average in absolute value of the impacts of the two alternative scenarios over five years rounded to the nearest multiple of 5.

Alternative Forecast Scenarios	G.13

❏ A sufficient contingency reserve to limit the effects of a recession

Given the uncertain environment in which Québec's economic activity is taking place, and as a precautionary measure to guard against the various risks that could affect the financial framework, the government is incorporating a contingency reserve totalling $6.8 billion over five years into the latter. This reserve could be used to limit the effects of a temporary decline in economic activity, if it were to occur.

— Under the recession scenario, an additional impact of $3.4 billion over five years would be expected, which is less than the amount planned for the contingency reserve.

— The financial impact of a recession could therefore be managed within the financial framework.

G.14	Update on Québec’s Economic and Financial Situation

3. POTENTIAL IMPACTS ON QUÉBEC'S NET DEBT

Under the baseline scenario in the fall 2024 economic and financial update, Québec's net debt stood at $220.0 billion as at March 31, 2024, or 38.0% of GDP. It will rise to 39.8% of GDP as at March 31, 2026, before gradually declining to 38.6% of GDP as at March 31, 2029. By 2028-2029, the net debt-to-GDP ratio is expected to be lower than its pre-pandemic level, which was 40.9% of GDP as at March 31, 2020.

Under the recession scenario, the net debt-to-GDP ratio would be 1.1 percentage points higher in 2025-2026, bringing it to 40.9%.

— The ratio would then gradually decline to reach 39.1% of GDP as at March 31, 2029, that is, 0.5 percentage points of GDP or $3.4 billion higher than under the baseline scenario.

— Long-term net debt reduction targets would be met in the recession scenario.

Under the stronger growth scenario, the ratio would stand at 38.1% of GDP as at March 31, 2029, or 0.5 percentage points of GDP lower than under the baseline scenario.

CHART G.3

Net debt as at March 31 - Baseline scenario and alternative scenarios
(percentage of GDP)

Alternative Forecast Scenarios	G.15